   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 15, 2002


                                                      REGISTRATION NO. 333-71932
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 5

                                       TO

                                   FORM S-11
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                           NEWCASTLE INVESTMENT CORP.
      (Exact name of registrant as specified in its governing instruments)

                             ---------------------

                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 798-6100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               RANDAL A. NARDONE
                                   SECRETARY
                           NEWCASTLE INVESTMENT CORP.
                       C/O FORTRESS INVESTMENT GROUP LLC
                          1301 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019
                                 (212) 798-6100
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ---------------------

                                   COPIES TO:

            DAVID J. GOLDSCHMIDT                             J. GERARD CUMMINS
  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                    JAMES O'CONNOR
               4 TIMES SQUARE                         SIDLEY AUSTIN BROWN & WOOD LLP
        NEW YORK, NEW YORK 10036-6522                        875 THIRD AVENUE
               (212) 735-3000                            NEW YORK, NEW YORK 10022
                                                              (212) 906-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING, PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2002


PROSPECTUS
                                4,400,000 SHARES

                           NEWCASTLE INVESTMENT CORP.
[NEWCASTLE INVESTMENT CORP. LOGO] COMMON STOCK
                            ------------------------

     This is the initial public offering of Newcastle Investment Corp., formerly Fortress Investment Corp. No public market currently exists for our common stock.

     We currently anticipate the initial public offering price of our common stock to be between $22.00 and $24.00 per share. The shares have been approved for listing on the New York Stock Exchange under the symbol "NCT," subject to notice of issuance.

     We are externally managed by Fortress Investment Group LLC. At September 30, 2001, Fortress Investment Group and its employees owned approximately 16.4% of our equity (25.8% upon exercise of outstanding options). In addition, in connection with this offering, we will grant to our manager an option to purchase an additional 440,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering, which will result in an ownership of approximately 22.3% of our equity upon exercise of all outstanding options. The option shares will not be registered in connection with this offering. We have no ownership interest in Fortress Investment Group. We pay Fortress Investment Group an annual base management fee and may pay an incentive return based on certain performance criteria. Fortress Investment Group also manages and invests in other entities that invest in real estate assets.

     We are organized and conduct our operations to qualify as a real estate investment trust (a REIT) for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter and bylaws contain certain restrictions relating to the ownership and transfer of our common stock, including a 9.8% ownership limit.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF THESE RISKS, INCLUDING, AMONG OTHERS:

     - We are dependent upon our manager and may not find a suitable replacement if our manager terminates the management agreement.

     - Our manager manages and invests in other real estate-related vehicles and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities.

     - Our ability to continue to pay dividends on our common stock at or above historical levels may be dependent upon our ability to generate gains from sales of investments or other sources in the future.

     - We may change our investment strategy without stockholder consent.

     - Many of our investments are illiquid and we may not be able to respond to changes in market conditions.

     - We invest in subordinated securities which have a greater risk of loss than more senior securities.

     - We may leverage up to 90% of the value of our assets.

     - If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates.
                            ------------------------

                                                                             UNDERWRITING
                                                                             DISCOUNTS AND    PROCEEDS
                                                           PRICE TO PUBLIC    COMMISSIONS       TO US
                                                           ---------------   -------------   -----------
Per Share................................................     $                $              $
Total....................................................     $                $              $

                            ------------------------

     We have granted the underwriters a 30-day option to purchase up to 660,000 additional shares to cover any over-allotments.

     Delivery of the shares will be made on or about           , 2002.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

BEAR, STEARNS & CO. INC.                                         LEHMAN BROTHERS
BANC OF AMERICA SECURITIES LLC                        U.S. BANCORP PIPER JAFFRAY
                The date of this prospectus is           , 2002

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER WE NOR THE UNDERWRITERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY COMMON STOCK IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                             ---------------------

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................    1
RISK FACTORS................................................    9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...   20
USE OF PROCEEDS.............................................   21
DISTRIBUTION POLICY.........................................   22
CAPITALIZATION..............................................   26
DILUTION....................................................   27
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION......   28
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   31
NEWCASTLE INVESTMENT CORP. .................................   42
OUR MANAGER AND THE MANAGEMENT AGREEMENT....................   60
MANAGEMENT..................................................   68
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS........   72
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   73
DESCRIPTION OF CAPITAL STOCK................................   74
SHARES ELIGIBLE FOR FUTURE SALE.............................   80
IMPORTANT PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND
  BYLAWS....................................................   82
FEDERAL INCOME TAX CONSIDERATIONS...........................   85
ERISA CONSIDERATIONS........................................  100
UNDERWRITING................................................  103
LEGAL MATTERS...............................................  105
EXPERTS.....................................................  105
WHERE YOU CAN FIND MORE INFORMATION.........................  106
INDEX TO FINANCIAL STATEMENTS...............................  F-1


                             ---------------------

                               PROSPECTUS SUMMARY

     This summary highlights information more fully described elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before buying shares of our common stock. You should read this entire prospectus carefully, including "Risk Factors" and our consolidated financial statements and the related notes included in this prospectus, before deciding to invest in shares of our common stock.

                           NEWCASTLE INVESTMENT CORP.

     We invest in real estate securities and other real estate-related assets. We seek to finance these investments primarily using match-funded financing structures. Match-funded financing structures match assets and liabilities with respect to interest rates and maturities. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments and hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.


     Since our formation in June 1998, we have acquired a diversified portfolio of credit sensitive real estate securities, including commercial and residential mortgage backed securities and unsecured REIT debt, rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade). Mortgage backed securities are interests in or obligations secured by pools of commercial or residential mortgage loans. We also own credit leased real estate in the United States, Canada and Europe. We consider credit leased real estate to be real estate leased to government tenants or corporate tenants with investment grade (BBB or higher) credit ratings. We also have an interest in Fortress Investment Fund LLC, a real estate private equity fund managed by our manager. Our portfolio consists of approximately $1.3 billion of assets at September 30, 2001. For the year ended December 31, 2000, we had revenues of approximately $168 million and net income of approximately $43 million. For the nine months ended September 30, 2001, we had revenues of approximately $142 million and net income of approximately $38 million. Our earnings per common share were $0.59 and $2.16 for 1999 and 2000, respectively, and were $2.21 per share for the nine months ended September 30, 2001.


     The following summarizes our portfolio as of and for the nine months ended September 30, 2001:

[PERCENT OF TOTAL ASSETS PIE CHART]

Real Estate Securities                                                            43
Credit Leased Real Estate                                                         43
Mortgage Loans                                                                     5
Fortress Investment Fund                                                           7
Other                                                                              2

[PERCENT OF TOTAL REVENUE PIE CHART]

Real Estate Securities                                                           29.00
Credit Leased Real Estate                                                        43.00
Mortgage Loans                                                                    4.00
Fortress Investment Fund                                                         23.00
Other                                                                             1.00

     Going forward, we intend to focus primarily on increasing our holdings of credit sensitive real estate securities, although we may continue to invest in credit leased real estate and other real estate related investments, as in our current portfolio. The mortgage backed securities we intend to invest in will generally be junior in right of payment of interest and principal to one or more senior classes, but will benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The REIT debt securities we intend to invest in will reflect comparable credit risk. We believe that these securities offer attractive risk-adjusted returns with long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization transaction, in the case of mortgage backed securities, and the issuer's underlying equity and subordinated debt, in the case of

REIT debt, are designed to bear the first risk of default and loss. We intend to further minimize credit risk through active management of our portfolio.

     Returns on these investments also are sensitive to interest rate volatility. We intend to minimize exposure to interest rate fluctuations through the use of match-funded non-recourse financing structures. In particular, we expect to finance our real estate securities investments through the issuance of debt securities in the form of collateralized bond obligations, known as CBOs, which are obligations issued in multiple classes secured by an underlying portfolio of securities. CBO transactions offer us structural flexibility to buy and sell certain investment positions to manage risk and, subject to certain limitations, to optimize returns. The annual gross return on our retained interest in our first CBO transaction, issued in July 1999, was approximately 20% from inception through September 30, 2001.

     In October 2001, we entered into an agreement with a major investment bank whereby we have the right to purchase up to $400 million of credit sensitive real estate securities. As of January 24, 2002, $229.8 million of $400 million has been accumulated. We intend to issue a CBO in the first half of 2002 in order to match-fund these securities. There is no assurance, however, that the CBO II securitization will be consummated.

OUR INVESTMENT STRATEGY

     The keys to our investment strategy are:

      - to focus on credit sensitive real estate securities, including commercial mortgage backed securities, known as CMBS, and REIT debt securities;

      - to actively manage our investment portfolio to minimize credit risk;

      - to use match-funded non-recourse financing structures, such as CBOs, to minimize exposure to interest rate fluctuations and to take advantage of the structural flexibility offered by CBO transactions to buy and sell investment positions; and

      - to take advantage of our manager's significant existing business relationships, expertise in real estate investing and financing, capital markets, transaction structuring and resolution of distressed assets, our manager's operational and risk management systems and the economies of scale associated with our manager's current business operation.

OUR COMPETITIVE STRENGTHS

ASSET QUALITY AND DIVERSIFICATION

     Our portfolio is diversified by asset type, industry, location and issuer. We expect that diversification will minimize the risk of capital loss, and will also enhance the terms of our financing structures.

     As of September 30, 2001, 92% of the square footage of our credit leased real estate was occupied by tenants having investment grade credit ratings and 60% was occupied by tenants with AAA or, in the case of the General Services Administration of the U.S. Government, implied AAA ratings. Although the GSA is not rated by a rating agency, we consider the GSA to have an implied AAA rating for purposes of determining credit exposure based on the sovereign credit rating of the U.S. Government. In addition, our real estate securities have an overall weighted average credit rating of approximately BB+, and approximately 55% of these securities have an investment grade rating (BBB or higher). For a detailed description of the ratings assigned by Standard and Poor's and Moody's, see "Newcastle Investment Corp. -- Ratings." The credit ratings of our tenants and our real estate securities do not represent a rating of the securities offered in this prospectus.

MATCH-FUNDING DISCIPLINE

     As we have in the past, we intend to "match fund" our assets and liabilities with respect to interest rates and maturities. Our objective is to finance our investments with like-kind debt (i.e., floating-rate assets are financed with floating-rate debt and fixed-rate assets are financed with fixed-rate debt), directly or through the use of hedges such as interest rate swaps, caps and other financial instruments. In addition, we attempt to match the maturities of our investments with the maturities of our financial obligations. This allows us to reduce the impact of changing interest rates on our earnings and net asset value. As of September 30, 2001, a 100 basis point change in short-term interest rates would affect our earnings from our real estate securities, credit leased real estate portfolio and mortgage loans, which represents 93% of our assets based on book value, by no more than $1.6 million per annum.

CREATIVE FINANCING STRATEGIES

     We will seek to enhance returns to stockholders through the use of leverage. As we have in the past, we intend to finance our investments in real estate securities by issuing debt securities, in particular, CBOs, to take advantage of the structural flexibility offered by CBO transactions. Unlike typical securitization structures, the assets underlying the CBOs may be sold, subject to certain limitations, without a corresponding pay-down of the CBO, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable us to actively manage, subject to certain limitations, the pool of assets. We have also employed lease securitizations to finance certain of our credit leased real estate. As we have in the past, we intend to use short term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, prior to implementing optimal match-funded financing.

EXPERIENCED MANAGEMENT

     The principal executives of our manager have an average of more than 17 years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments, providing us with significant expertise in key areas of our business. Over the last six years alone, the founders of our manager have managed the acquisition of over $20 billion of real estate-related assets and the issuance of over $11 billion of real estate securities.

                                  OUR MANAGER

     We are externally managed and advised by Fortress Investment Group LLC. Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. We have no ownership interest in our manager. At September 30, 2001, our manager and its employees owned approximately 16.4% of our equity (25.8% upon exercise of outstanding options). In addition, in connection with this offering, we will grant to our manager an option to purchase an additional 440,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering, which will result in an ownership of approximately 22.3% of our equity upon exercise of all outstanding options. Our manager is entitled to receive an annual base management fee from us and may receive an incentive return based on certain performance criteria.

     Our manager also manages Fortress Investment Fund LLC, an $872.8 million private equity fund established in 1999, which invests in distressed and mispriced real estate-related assets including public and private real estate companies, distressed debt portfolios, and other assets on an opportunistic basis. We have committed to invest $100 million in Fortress Investment Fund, approximately $42 million of which remained callable for new investments at September 30, 2001. We receive a credit against management fees otherwise payable under the management agreement between us and our manager for management fees and any incentive return paid to our manager by Fortress Investment Fund in connection with our investment in Fortress Investment Fund. Fortress Investment Fund generally takes an active role in the management of its investments and, accordingly, certain of our manager's officers, including our chairman and chief executive officer and certain of our other officers, have executive and management roles with various real estate-related companies in Fortress Investment Fund's investment portfolio. Our manager is required to provide a dedicated management team, including a President, Chief Financial Officer and Chief Operating Officer, whose primary responsibility will be to manage us.

     Our manager also manages other real estate-related assets and intends to engage in additional management and investment opportunities and investment vehicles in the future. However, our manager has agreed not to raise or sponsor any new investment vehicle that targets as its primary investment category investment in credit sensitive real estate securities, although these entities are not prohibited from investing in credit sensitive real estate securities. We may invest up to $100 million in the successor to Fortress Investment Fund, if any, subject to approval of our independent directors.

                              SUMMARY RISK FACTORS

     An investment in shares of our common stock involves various material risks. You should consider carefully the risks discussed below and under "Risk Factors" before purchasing our common stock.

     - RELIANCE ON OUTSIDE MANAGER. We have no employees who are not also employees of the manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies.

     - CONFLICTS OF INTEREST. We are subject to potential conflicts of interest arising out of our relationships with our manager. Our chairman and each of our executive officers serve as officers of our manager. Our chairman and chief executive officer and certain of our executive officers also serve as officers and/or directors of other real estate-related companies, some of which may compete with us for investments. Our manager and certain of our officers will devote substantial time to activities outside of our business.

     - SUBSTANTIAL MANAGEMENT FEES ARE PAYABLE REGARDLESS OF PERFORMANCE AND OUR MANAGER'S INCENTIVE RETURN MAY CAUSE US TO MAKE RISKIER INVESTMENTS. We pay our manager substantial base management fees regardless of the performance of our portfolio and an incentive return based on our portfolio's performance, which may lead our manager to place emphasis on the maximization of revenues which could result in increased risk to the value of the invested portfolio. Termination of the management agreement is also difficult and costly.

     - DIVIDEND RISK. A significant percentage of our historical revenues and earnings was derived from gains upon sales of investments. We have included such gains in the calculation of our funds from operations
       (FFO). Our ability to continue to pay dividends on shares of our common stock at or above our historical levels may be dependent upon our ability to generate similar gains in the future.

     - BROAD INVESTMENT DISCRETION. We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus.

     - INVESTMENTS MAY BE ILLIQUID. Real estate and real estate-related assets are generally illiquid and real estate securities purchased in privately negotiated, unregistered transactions have restrictions on their transfer, sale, pledge or other disposition. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

     - COMPETITION. We compete with respect to our acquisition of assets with several other companies, including other REITs, insurance companies and other investors, some of which have greater resources than us and we may not be able to compete successfully for investments.

     - LEVERAGE MAY COMPOUND LOSSES. We leverage our assets, which can compound losses and reduce the cash available for distribution to our stockholders. Our leverage policy permits us to leverage up to 90% of the value of our assets.

     - CREDIT SENSITIVE REAL ESTATE SECURITIES ARE SUBJECT TO LOSSES. We invest in real estate securities rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade.) These securities are subject to the credit risk of the underlying assets. In the event of default of such assets and the exhaustion of any underlying credit support, we may not recover our full investment.

     - INTEREST RATE FLUCTUATIONS MAY CAUSE LOSSES. The yield on our investments in credit leased real estate and real estate securities will be sensitive to changes in prevailing interest rates and changes in prepayment rates, which may result in a mismatch between our asset yields and borrowing rates and consequently reduce or eliminate income derived from our investments.

     - SIGNIFICANT CONCENTRATION OF CREDIT RISK. Approximately 31% and 10%, respectively, of our total revenues during the year ended December 31, 2000 were derived from rental income from two entities: the General Services Administration of the U.S. Government, otherwise known as the GSA, and Bell Canada, both of which lease, under long-term leases, space in properties owned by us. If the credit quality of either of these tenants is downgraded, the value of a significant portion of our assets could decline.

     - HEDGING TRANSACTIONS MAY CAUSE LOSSES. We hedge our interest rate exposure through the use of derivative instruments. Our hedging transactions, which are conducted to limit losses, may actually limit gains and increase our exposure to losses.

     - FAILURE TO QUALIFY AS A REIT WILL RESULT IN INCREASED TAXES AND REDUCE CASH AVAILABLE FOR DISTRIBUTIONS. If we fail to qualify as a REIT, we will be subject to income tax at regular corporate rates, which will reduce the cash available for distribution to our stockholders.

     - RESTRICTIONS IMPOSED BY TAX LAW. The REIT qualification rules impose limitations on the types of investments and activities which we may undertake, including limitations on our use of hedging transactions and derivatives. Such limitations may, in some cases, preclude us from pursuing the most economically beneficial investment alternatives.

     We were incorporated in the State of Maryland in May 1998. Our principal executive offices are located at 1301 Avenue of the Americas, New York, New York 10019. Our telephone number is (212) 798-6100.

                                  THE OFFERING

     The following information assumes that the underwriters do not exercise their over-allotment option to purchase additional shares in this offering.

Common stock we are
offering......................   4,400,000 shares

Common stock to be outstanding
after the offering............   20,888,517 shares

Use of proceeds...............   Proceeds will be used to (i) purchase real
                                 estate securities; (ii) repay our credit facility; and (iii) redeem all of the outstanding shares of our Series A Cumulative
                                 Convertible Preferred Stock. See "Use of
                                 Proceeds."

NYSE symbol...................   NCT

     The number of shares of common stock that will be outstanding after the offering is based on the number of shares outstanding as of December 31, 2001, and excludes 2,091,673 options held by our manager and 440,000 options to be granted to our manager in connection with this offering, representing 10% of the number of shares being offered hereby, subject to adjustment if the underwriters' overallotment option is exercised.

                       RESTRICTIONS ON OWNERSHIP OF STOCK

     Due to limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended, our charter prohibits any stockholder from directly or indirectly owning more than 9.8% of the aggregate value of the outstanding shares of any class or series of our stock, referred to in this prospectus as the stock ownership limit. Notwithstanding the foregoing, our board of directors has exercised its right under our charter to exempt our manager and certain of its affiliates and executive officers from such limitation. Our board of directors has also granted a limited exemption to Wallace R. Weitz & Company, a third party group of affiliated funds, from such limitation. As of September 30, 2001, these funds owned approximately 18% of our common stock, and after giving effect to the sale of the shares in this offering, these funds will own approximately 14.2% of our common stock, assuming no additional purchases.

                              DISTRIBUTION POLICY

     We generally need to distribute at least 90% of our net taxable income each year (subject to certain adjustments) so as to qualify as a REIT under the Internal Revenue Code. We may, under certain circumstances, make a distribution of capital or of assets. Distributions will be made at the discretion of our board of directors.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth certain summary historical consolidated financial information. The historical consolidated financial information set forth below as of December 31, 1999 and 2000 and for the period from May 11, 1998 to December 31, 1998 and for the years ended December 31, 1999 and 2000 have been derived from our audited historical consolidated financial statements. The selected historical financial information set forth below as of September 30, 2001 and for the nine month periods ended September 30, 2000 and 2001 have been derived from our unaudited historical financial statements. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                          NINE MONTHS ENDED           YEAR ENDED
                                                            SEPTEMBER 30,            DECEMBER 31,       MAY 11, 1998 TO
                                                      -------------------------   -------------------    DECEMBER 31,
                                                         2001          2000         2000       1999          1998
                                                      -----------   -----------   --------   --------   ---------------
                                                      (UNAUDITED)   (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Revenues
  Interest and dividend income......................   $ 41,045      $ 48,824     $ 65,389   $ 50,286      $ 19,675
  Rental and escalation income......................     60,904        60,012       80,641     65,352        23,143
  Gain (loss) on settlement of investments..........      9,388         1,126       21,763     (1,526)        2,584
  Equity in earnings (losses) of unconsolidated
    subsidiaries....................................      1,885        (2,163)        (980)    (3,615)          117
  Incentive income..................................     28,846            --           --         --            --
  Other income......................................         47           821        1,006        462           369
                                                       --------      --------     --------   --------      --------
                                                       $142,115      $108,620     $167,819   $110,959      $ 45,888
                                                       --------      --------     --------   --------      --------
Expenses
  Interest expense..................................   $ 47,868      $ 50,236     $ 68,517   $ 46,778      $ 12,693
  Property operating expense........................     22,299        21,570       29,552     23,251         7,027
  Loan servicing and REO expense....................      1,109         2,169        2,325      3,122         1,291
  General and administrative expense................      1,746         2,473        3,988      3,516         2,751
  Management fee....................................      5,943         5,300        6,646      7,407         6,751
  Depreciation and amortization.....................     10,383         9,919       13,183     10,474         4,165
                                                       --------      --------     --------   --------      --------
                                                       $ 89,348      $ 91,667     $124,211   $ 94,548      $ 34,678
                                                       --------      --------     --------   --------      --------
Income before minority interest.....................     52,767        16,953       43,608     16,411        11,210
Minority interest in income of consolidated
  subsidiaries......................................    (14,334)         (519)        (748)    (1,258)         (570)
                                                       --------      --------     --------   --------      --------
Income before extraordinary item....................   $ 38,433      $ 16,434     $ 42,860   $ 15,153      $ 10,640
Extraordinary item -- loss on extinguishment of
  debt..............................................         --            --           --     (2,341)           --
                                                       --------      --------     --------   --------      --------
Income before change in accounting principle........   $ 38,433      $ 16,434     $ 42,860   $ 12,812      $ 10,640
Cumulative effect of change in accounting
  principle -- write off of organizational costs....         --            --           --       (513)           --
                                                       --------      --------     --------   --------      --------
Net income..........................................   $ 38,433      $ 16,434     $ 42,860   $ 12,299      $ 10,640
Preferred dividends and related accretion...........     (1,902)         (981)      (2,084)        --            --
                                                       --------      --------     --------   --------      --------
Income available for common stockholders............   $ 36,531      $ 15,453     $ 40,776   $ 12,299      $ 10,640
                                                       --------      --------     --------   --------      --------
Net income per common share, basic and diluted......   $   2.21      $   0.79     $   2.16   $   0.59      $   0.51
                                                       --------      --------     --------   --------      --------
Income before extraordinary item per common share,
  basic and diluted.................................   $   2.21      $   0.79     $   2.16   $   0.72      $   0.51
                                                       --------      --------     --------   --------      --------
Effect of extraordinary item per common share, basic
  and diluted.......................................   $     --      $     --     $     --   $  (0.11)     $     --
                                                       --------      --------     --------   --------      --------
Effect of change in accounting principle per common
  share, basic and diluted..........................   $     --      $     --     $     --   $  (0.02)     $     --
                                                       --------      --------     --------   --------      --------
Weighted average number of common shares
  outstanding, basic and diluted....................     16,494        19,504       18,892     20,917        20,862
                                                       --------      --------     --------   --------      --------
Dividends per common share(A).......................   $   1.50      $   1.00     $   1.50   $   2.04      $   0.55
                                                       --------      --------     --------   --------      --------

                            SEPTEMBER 30,                        DECEMBER 31,   DECEMBER 31,
                                2001                                 2000           1999
                            -------------                        ------------   ------------
                             (UNAUDITED)
BALANCE SHEET DATA
CBO collateral, net.......   $  546,678                           $  509,729     $  504,669
Operating real estate,
  net.....................   $  529,571                           $  540,539     $  558,849
Cash and cash
  equivalents.............   $   12,127                           $   10,575     $   14,345
Total assets..............   $1,311,849                           $1,331,086     $1,381,600
Debt......................   $  910,795                           $  975,656     $  971,260
Stockholders' equity......   $  335,663                           $  300,655     $  354,673


                                        NINE MONTHS ENDED            YEAR ENDED
                                          SEPTEMBER 30,             DECEMBER 31,        MAY 11, 1998 TO
                                    -------------------------   ---------------------    DECEMBER 31,
                                       2001          2000         2000        1999           1998
                                    -----------   -----------   ---------   ---------   ---------------
                                    (UNAUDITED)   (UNAUDITED)
OTHER DATA
Cash flow provided by (used in):
  Operating activities............   $ 20,855      $ 18,576     $  24,823   $  32,834      $  (7,230)
  Investing activities............   $ 77,655      $ 50,503     $ 151,632   $(683,420)     $(638,844)
  Financing activities............   $(96,958)     $(70,497)    $(180,225)  $ 589,335      $ 721,670
Funds from operations(B)
  (unaudited).....................   $ 36,973      $ 25,095     $  53,523   $  24,707      $  14,337

---------------

(A) 1998 includes a special dividend of $0.04 per share declared in 1999, but pertaining to 1998, in order to distribute 100% of 1998 taxable income.

(B) We believe funds from operations is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Funds from operations, for our purposes, represents net income available for common stockholders (computed in accordance with generally accepted accounting principles), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries. We consider gains and losses on resolution of our loans, securities and mortgage pools to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at funds from operations. In addition, we exclude accrued incentive income from Fortress Investment Fund and include incentive income distributed or distributable from Fortress Investment Fund in accordance with the operating agreement of the Fund since this reflects cash distributed or distributable to us from the Fund while our accrued incentive income is based upon the fair value of the Fund's net assets, which is subject to fluctuation in future periods. Adjustments for unconsolidated subsidiaries are calculated to reflect funds from operations on the same basis. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                          NINE MONTHS ENDED      YEAR ENDED
                                            SEPTEMBER 30,       DECEMBER 31,      MAY 11, 1998 TO
                                          -----------------   -----------------    DECEMBER 31,
                                           2001      2000      2000      1999          1998
                                          -------   -------   -------   -------   ---------------
CALCULATION OF FUNDS FROM OPERATIONS
  (UNAUDITED)
Income available for common
  stockholders..........................  $36,531   $15,453   $40,776   $12,299       $10,640
Extraordinary item -- loss on
  extinguishment of debt................       --        --        --     2,341            --
Real estate depreciation and
  amortization..........................    9,592     9,531    12,621     9,927         3,697
Real estate depreciation and
  amortization -- unconsolidated
  subsidiaries..........................      982       111       126       140            --
Incentive income accrued from Fortress
  Investment Fund(A)....................  (14,423)       --        --        --            --
Equity in incentive return accrued by
  Fortress Investment Fund..............    1,652        --        --        --            --
Distributable incentive income from
  Fortress Investment Fund(B)...........    2,639        --        --        --            --
                                          -------   -------   -------   -------       -------
Funds from Operations (FFO), as
  defined...............................  $36,973   $25,095   $53,523   $24,707       $14,337
                                          =======   =======   =======   =======       =======


---------------


(A)Represents our 50% interest in the incentive income as follows:



Total incentive income............................  $ 28,846
Minority interest -- Manager......................  $(14,423)
                                                    --------
  Our incentive income............................  $ 14,423
                                                    ========



(B)Represents our 50% interest in the distributable incentive income:



Total distributable incentive income...............  $ 5,278
Distributable incentive income due Manager.........  $(2,639)
                                                     -------
  Our distributable incentive income...............  $ 2,639
                                                     =======

                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying shares of our common stock. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under "Cautionary Statement Regarding Forward-Looking Statements."

RISKS RELATING TO OUR MANAGEMENT

WE ARE DEPENDENT ON OUR MANAGER AND MAY NOT FIND A SUITABLE REPLACEMENT IF OUR MANAGER TERMINATES THE MANAGEMENT AGREEMENT.

     We have no employees who are not also employees of the manager. We have no separate facilities and are completely reliant on our manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of the manager's executive officers, whose continued service is not guaranteed.

THERE ARE CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER.

     Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

     Our manager also manages and invests in other real estate-related investment vehicles and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. For example, our manager manages Fortress Investment Fund, which has a substantial investment in Capstead Mortgage Corporation, a publicly traded mortgage REIT. Our chairman and chief executive officer, who is an officer of our manager, also serves as chairman and chief executive officer of Capstead. As a result, he may not be able to devote sufficient time to the management of our business operations. Capstead's portfolio consists primarily of adjustable-rate residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

     Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. The manager is required to seek the approval of the independent members of our board of directors before we engage in a material transaction with another entity managed by our manager. The ability of our manager and its officers and employees to engage in these other business activities will reduce the time our manager spends managing us.

     The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its annual management fee, our manager is entitled to receive an incentive return based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn an incentive return based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive return. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

     Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days' prior notice of any termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase the equity interest that provides its incentive return at a price equal to the amount that would be distributed to our manager if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise continue to pay the incentive return to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

OUR DIRECTORS HAVE APPROVED VERY BROAD INVESTMENT GUIDELINES FOR OUR MANAGER AND DO NOT APPROVE EACH INVESTMENT DECISION MADE BY OUR MANAGER.

     Our manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us.

WE MAY CHANGE OUR INVESTMENT STRATEGY WITHOUT STOCKHOLDER CONSENT.

     We may change our investment strategy at any time without the consent of our stockholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations.

RISKS RELATING TO OUR BUSINESS

WE ARE SUBJECT TO SIGNIFICANT COMPETITION AND WE MAY NOT COMPETE SUCCESSFULLY.

     We are subject to significant competition in seeking investments. We compete with several other companies, including other REITs, insurance companies and other investors, including funds and companies affiliated with our manager. Some of our competitors have greater resources than us and we may not be able to compete successfully for investments.

WE LEVERAGE OUR PORTFOLIO, WHICH MAY ADVERSELY AFFECT OUR RETURN ON OUR INVESTMENTS AND MAY REDUCE INCOME AVAILABLE FOR DISTRIBUTION.

     We leverage our portfolio through borrowings, generally through the use of bank credit facilities, repurchase agreements, mortgage loans on real estate, securitizations, including the issuance of CBOs, and other borrowings. The percentage of leverage varies depending on our ability to obtain credit facilities and the lender's estimate of the stability of the portfolio's cash flow. We currently have a policy limiting the use of leverage up to 90% of the value of our assets. Our return on our investment and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired.

     Our debt service payments reduce the net income available for distributions to stockholders. For the year ended December 31, 2000, our debt service payments were $163.8 million and $66.1 million of principal and interest payments, respectively. For the nine months ended September 30, 2001, our debt service payments were $85.8 million and $44.1 million of principal and interest payments, respectively. Moreover, we may not be able to meet our debt service obligations and, to the extent that we cannot, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

     We may leverage certain of our investments through repurchase agreements. A decrease in the value of the assets may lead to margin calls which we will have to satisfy. We may not have the funds available to satisfy any such margin calls.

THE MORTGAGE LOANS WE INVEST IN AND THE MORTGAGE LOANS UNDERLYING THE MORTGAGE BACKED SECURITIES WE INVEST IN ARE SUBJECT TO DELINQUENCY, FORECLOSURE AND LOSS.

     Commercial mortgage loans are secured by multifamily or commercial property and are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower's ability to repay the loan may be impaired. Net operating income of an income-producing property can be affected by, among other things: tenant mix, success of tenant businesses, property management decisions, property location and condition, competition from comparable types of properties, changes in laws that increase operating expense or limit rents that may be charged, any need to address environmental contamination at the property, the occurrence of any uninsured casualty at the property, changes in national, regional or local economic conditions and/or specific industry segments, declines in regional or local real estate values, declines in regional or local rental or occupancy rates, increases in interest rates, real estate tax rates and other operating expenses, changes in governmental rules, regulations and fiscal policies, including environmental legislation, acts of God, terrorism, social unrest and civil disturbances.

     Residential mortgage loans are secured by single-family residential property and are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property is dependent upon the income or assets of the borrower. A number of factors, including a general economic downturn, acts of God, terrorism, social unrest and civil disturbances, may impair borrowers' abilities to repay their loans.

     In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan, which could have a material adverse effect on our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to such borrower will be deemed to be secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process which could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan.

     Residential mortgage backed securities evidence interests in or are secured by pools of residential mortgage loans and commercial mortgage backed securities evidence interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the mortgage backed securities we invest in are subject to all of the risks of the underlying mortgage loans.

OUR INVESTMENTS IN SUBORDINATED MORTGAGE BACKED SECURITIES ARE SUBJECT TO
LOSSES.

     In general, losses on a mortgage loan included in a securitization will be borne first by the equity holder of the property, then by a cash reserve fund or letter of credit, if any, and then by the "first loss" subordinated security holder. In the event of default and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchase. In addition, if the underlying mortgage portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy interest and principal payments due on the related mortgage backed securities, the securities in which we invest may effectively become the "first loss" position behind the more senior securities, which may result in significant losses to us.

     The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of mortgages underlying mortgage backed securities to make principal and interest payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

OUR INVESTMENTS IN REIT DEBT SECURITIES ARE SUBJECT TO SPECIFIC RISKS RELATING TO THE PARTICULAR REIT ISSUER OF THE SECURITIES AND TO THE GENERAL RISKS OF INVESTING IN SUBORDINATED REAL ESTATE SECURITIES.

     Our investments in REIT debt securities involve special risks. REITs generally are required to substantially invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus. Our investments in REIT debt are subject to the risks described above with respect to mortgage loans and mortgage backed securities and similar risks, including (i) risks of delinquency and foreclosure, and risks of loss in the event thereof, (ii) the dependence upon the successful operation of and net income from real property, (iii) risks generally incident to interests in real property, and (iv) risks that may be presented by the type and use of a particular commercial property.

     REIT debt securities are generally unsecured and may also be subordinated to other obligations of the issuer. We may also invest in REIT debt securities that are rated below investment grade. As a result, REIT debt securities investments are also subject to risks of: (i) limited liquidity in the secondary trading market, (ii) substantial market price volatility resulting from changes in prevailing interest rates, (iii) subordination to the prior claims of banks and other senior lenders to the issuer, (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest premature redemption proceeds in lower yielding assets, (v) the possibility that earnings of the REIT debt security issuer may be insufficient to meet its debt service and (vi) the declining creditworthiness and potential for insolvency of the issuer of such REIT debt securities during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding REIT debt securities and the ability of the issuers thereof to repay principal and interest.

THE B NOTES WE INVEST IN MAY BE SUBJECT TO ADDITIONAL RISKS RELATING TO THE PRIVATELY NEGOTIATED STRUCTURE AND TERMS OF THE TRANSACTION.

     We intend to invest in one or more "B Notes." A "B Note" is a mortgage loan typically (a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same collateral. As a result, if an issuer defaults, there may not be sufficient funds remaining for B Note holders. B Notes reflect similar credit risks to comparably rated commercial mortgage backed securities. However, since each transaction is privately negotiated, B Notes can vary in their structural characteristics and risks. For example, the rights of holders of B Notes to control the process following a borrower default may vary from transaction to transaction. Further, B Notes typically are secured by a single property, and so reflect the risks associated with significant concentration. B Notes also are less liquid than commercial mortgage backed securities.

OUR INSURANCE ON OUR REAL ESTATE AND INSURANCE ON OUR REAL ESTATE COLLATERAL MAY NOT COVER ALL LOSSES.

     There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war, that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property.

ENVIRONMENTAL COMPLIANCE COSTS AND LIABILITIES WITH RESPECT TO OUR REAL ESTATE MAY AFFECT OUR RESULTS OF OPERATIONS.

     Our operating costs may be affected by our obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation with respect to the assets, or loans secured by assets, with environmental problems that materially impair the value of the assets. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate properly, may adversely affect the owner's ability to borrow by using such real property as collateral. Certain environmental laws and common law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released asbestos-containing materials or other hazardous materials. Environmental laws may also impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership and operation of properties, we may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect our results of operations and financial condition.

MANY OF OUR INVESTMENTS MAY BE ILLIQUID.

     Real estate and real estate-related assets are generally illiquid. In addition, the real estate securities that we purchase in connection with privately negotiated transactions are not registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. A majority of the mortgage backed securities and REIT debt securities, and all of the B Notes, that we purchase are purchased in private, unregistered transactions. As a result, the majority of our investments are subject to restrictions on resale or otherwise have no established trading market. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited.

INTEREST RATE FLUCTUATIONS MAY CAUSE LOSSES.

     Our primary interest rate exposures relate to our loans, mortgage pools, mortgage backed securities and variable-rate debt, as well as our interest rate swaps and caps that we primarily utilize for hedging purposes. Changes in interest rates can affect our net interest income, which is the difference between the interest income we earn on our interest-earning investments and the interest expense we incur in financing these investments. Changes in the level of interest rates also can affect our ability to originate and acquire loans and securities, the value of our loans, mortgage pools and mortgage backed securities, and our ability to realize gains from the settlement of such assets.

     In a period of rising interest rates, our interest expense could increase while the interest we earn on our fixed-rate mortgage backed securities would not change. This would adversely affect our profitability.

     Our operating results will depend in large part on differences between the income from our assets, net of credit losses, and our financing costs. We anticipate that, in most cases, for any period during which our assets are not match-funded, the income from such assets will respond more slowly to interest rate fluctuations than the cost of our borrowings. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net income. Increases in these rates will tend to decrease our net income and market value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us.

OUR HEDGING TRANSACTIONS MAY LIMIT OUR GAINS OR RESULT IN LOSSES.

     The use of derivatives to hedge our liabilities carries certain risks, including the risk that losses on a hedge position will reduce the cash available for distribution to stockholders and that such losses may exceed the amount invested in such instruments. Our board of directors has adopted a general policy with respect to the use of derivatives, which generally allows us to use derivatives where appropriate, but does not set forth specific policies and procedures. We use derivative instruments, including forwards, futures, swaps and options, in our risk management strategy to limit the effects of changes in interest rates on our operations. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of derivatives.

WE MAY NOT BE ABLE TO ACQUIRE ELIGIBLE SECURITIES FOR A CBO ISSUANCE, OR MAY NOT BE ABLE TO ISSUE CBO SECURITIES ON ATTRACTIVE TERMS, WHICH MAY REQUIRE US TO SEEK MORE COSTLY FINANCING FOR OUR INVESTMENTS OR TO LIQUIDATE ASSETS.

     We intend to acquire real estate securities and finance them on a non-recourse long-term basis, such as through the issuance of collateralized bond obligations. During the period that we are acquiring these assets, we intend to finance our purchases through relatively short-term credit facilities. We use these warehouse lines of credit to finance the acquisition of real estate securities until a sufficient quantity of securities is accumulated at which time we may refinance these lines through a securitization, such as CBO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that our warehouse facility is available, a sufficient amount of eligible securities to maximize the efficiency of a collateralized bond obligation issuance. In addition, conditions in the capital markets may make the issuance of a collateralized bond obligation less attractive to us when we do have a sufficient pool of collateral. If we are unable to issue a collateralized bond obligation to finance these assets, we may be required to seek such other forms of potentially less attractive financing or otherwise to liquidate the assets.

PREPAYMENT RATES CAN INCREASE, ADVERSELY AFFECTING YIELDS ON OUR INVESTMENTS.

     The value of our assets may be affected by prepayment rates on mortgage loans. Prepayment rates on mortgage loans are influenced by changes in current interest rates and a variety of economic, geographic and other factors beyond our control, and consequently, such prepayment rates cannot be predicted with certainty. In periods of declining mortgage interest rates, prepayments on mortgage loans generally increase. If general interest rates decline as well, the proceeds of such prepayments received during such periods are likely to be reinvested by us in assets yielding less than the yields on the assets that were prepaid. In addition, the market value of the mortgage assets may, because of the risk of prepayment, benefit less than other fixed-income securities from declining interest rates. Conversely, in periods of rising interest rates, prepayments on mortgage loans generally decrease, in which case we would not have the prepayment proceeds available to invest in assets with higher yields. Under certain interest rate and prepayment scenarios we may fail to recoup fully our cost of acquisition of certain investments.

INVESTING IN PRIVATE COMPANIES INVOLVES A HIGH DEGREE OF RISK.

     We have committed to invest $100 million in Fortress Investment Fund, approximately $42 million of which remained callable for new investments at September 30, 2001. Fortress Investment Fund makes loans to and equity investments in private companies. Investments in private businesses involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered very speculative. There is generally no publicly available information about these private companies, and Fortress Investment Fund relies significantly on the diligence of employees of our manager to obtain information in connection with its investment decisions.

OUR INCENTIVE INCOME FROM FORTRESS INVESTMENT FUND IS SUBJECT TO CLAWBACK AND VARIABILITY.

     The managing member of Fortress Investment Fund, which we and our manager jointly own, is entitled to incentive income generally equal to 20% of the Fund's returns. This incentive income is subject to (1) a 10% preferred return payable to investors in the Fund and (2) a clawback provision that requires amounts previously distributed to be returned to the Fund if the amount distributed to each member of the Fund does not meet a 10% preferred return threshold. The clawback provision is in effect through liquidation of the Fund.

The Fund is scheduled to be liquidated on April 28, 2008, subject to two one-year extensions. As a result of our joint ownership of the managing member, we are entitled to 50% of this incentive income and the manager is entitled to the other 50% of this incentive income. We record on a quarterly basis as incentive income the amount that would be due based on the fair value of the assets in the Fund exceeding the required return as if the management arrangement was terminated. As a result, our net income for each quarter will reflect changes in the fair value of the assets in the Fund which may be significant. We accrued $28.8 million of incentive income for the nine months ended September 30, 2001. The manager is entitled to 50% of this incentive income, $14.4 million, which we record as a minority interest in our financial statements. In December 2001, we received $2.64 million of this incentive income. These amounts are subject to the clawback provision described above.


INTERNATIONAL INVESTMENTS ARE SUBJECT TO CURRENCY RATE EXPOSURE AND THE UNCERTAINTY OF FOREIGN LAWS AND MARKETS.

     We, directly and through Fortress Investment Fund, own real estate and mortgage loans secured by real estate located outside of the United States. In addition to all the risks inherent in the investment in real estate generally discussed in this prospectus, these investments are also subject to fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, political and economic instability in certain geographic locations, difficulties in managing international operations, potentially adverse tax consequences, enhanced accounting and control expenses and the burden of complying with a wide variety of foreign laws. A change in foreign currency exchange rates may adversely impact returns on our non-dollar denominated investments. Our principal currency exposures are to the Euro, the UK Pound and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We generally do not directly hedge our foreign currency risk through the use of derivatives, due to, among other things, REIT income qualification issues. However, certain of our subsidiaries and affiliates do attempt to minimize exposure to changes in foreign currency rates through the use of derivatives. A hedge may not be effective in eliminating all of the risks inherent in any particular position. Our profitability may be adversely affected during any period as a result of the use of hedges.

WE MAY BE ADVERSELY AFFECTED BY UNFAVORABLE ECONOMIC CHANGES IN GEOGRAPHIC AREAS WHERE OUR PROPERTIES ARE CONCENTRATED.

     As of September 30, 2001, approximately 7% of our assets by book value relate to a single property located in Burlington, New Jersey, and approximately 7% and 5%, by book value, relate to several properties located in California and Belgium, respectively. Adverse conditions in these areas (including business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, office and industrial properties) may have an adverse effect on the value of our properties. A material decline in the demand and/or the ability of tenants to pay rent for office and industrial space in these geographic areas may result in a material decline in our cash available for distribution.

A SIGNIFICANT PERCENTAGE OF OUR TOTAL REVENUES IS DERIVED FROM TWO ENTITIES. THE DETERIORATION IN CREDIT QUALITY OF EITHER ENTITY WOULD ADVERSELY AFFECT US.

     Approximately 31% and 10%, respectively, of our total revenues during the year ended December 31, 2000 were derived from rental income from two entities: the General Services Administration of the U.S. Government and Bell Canada, both of which lease, under long-term leases, space in properties owned by us. If the credit quality of either of these tenants is downgraded, the value of a significant portion of our assets could decline.

RISKS RELATED TO OUR COMPANY

OUR FAILURE TO QUALIFY AS A REIT WOULD RESULT IN HIGHER TAXES AND REDUCED CASH AVAILABLE FOR STOCKHOLDERS.

     We operate in a manner so as to qualify as a REIT for federal income tax purposes. Although we do not intend to request a ruling from the Internal Revenue Service (the IRS) as to our REIT status, we will receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP with respect to our qualification as a REIT. This opinion will be issued in connection with this offering of common stock. A copy of this opinion is filed as an exhibit to the registration statement of which this prospectus is a part. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Skadden, Arps, Slate, Meagher & Flom LLP will represent only the view of our counsel based on our counsel's review and analysis of existing law and on certain representations as to factual matters and covenants made by us and our manager. Furthermore, both the validity of the opinion and our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational, distribution and stockholder ownership requirements on a continuing basis, the results of which will not be monitored by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to satisfy some of the asset tests depends upon the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. If we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to stockholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our common stock. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. See "Federal Income Tax Considerations" for a discussion of material federal income tax consequences relating to us and our common stock.

REIT DISTRIBUTION REQUIREMENTS COULD ADVERSELY AFFECT OUR LIQUIDITY.

     We generally must distribute annually at least 90% of our net taxable income, excluding any net capital gain, in order for corporate income tax not to apply to earnings that we distribute. We intend to make distributions to our stockholders to comply with the requirements of the Internal Revenue Code. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to meet the 90% distribution requirement of the Internal Revenue Code. Certain of our assets generate substantial mismatches between taxable income and available cash. Such assets include (a) rental real estate and securities that have been financed through financing structures which require some or all of available cash flows to be used to service borrowings,
(b) loans or mortgage backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash, and (c) distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current debt service payments in cash. As a result, the requirement to distribute a substantial portion of our net taxable income could cause us to: (a) sell assets in adverse market conditions, (b) borrow on unfavorable terms or (c) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt in order to comply with REIT requirements.

     Further, amounts distributed will not be available to fund investment activities. We have historically funded our investments, initially, by raising capital in a private equity offering and, subsequently, through borrowings from financial institutions, along with our securitization financings. We expect to continue to finance our investments this way. If we fail to obtain debt or equity capital in the future, it could limit our ability to grow, which could have a material adverse effect on the value of our common stock.

OUR ABILITY TO CONTINUE TO PAY DIVIDENDS AT OR ABOVE HISTORICAL LEVELS MAY BE DEPENDENT ON OUR ABILITY TO GENERATE GAINS UPON SALES OF INVESTMENTS.

     A significant percentage of our historical revenues and earnings was derived from gains upon sales of investments. We have included such gains in the calculation of our funds from operations. Our ability to continue to pay dividends on shares of our common stock at or above our historical levels may be dependent upon our ability to generate similar gains in the future.

MAINTENANCE OF OUR INVESTMENT COMPANY ACT EXEMPTION IMPOSES LIMITS ON OUR OPERATIONS.


     We conduct our operations so as not to become regulated as an investment company under the Investment Company Act of 1940. We believe that there are a number of exemptions under the Investment Company Act that may be applicable to us. For example, Section 3(c)(5)(C) exempts from the definition of "investment company" any person who is "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate." Additionally, Section 3(c)(6) exempts from the definition of "investment company" any company primarily engaged, directly or through majority-owned subsidiaries, in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate. Further, Rule 3a-1 under the Investment Company Act exempts from the definition of "investment company" a company that maintains at least 55 percent of the value of its assets (exclusive of Government securities and cash items) and derives at least 55 percent of its net income after taxes for the past four quarters in securities other than Government securities, securities issued by employees' securities companies, securities issued by certain majority-owned subsidiaries of such company and securities issued by certain companies that are controlled primarily by such company, provided that certain other requirements are met. The assets that we may acquire, therefore, are limited by the provisions of the Investment Company Act and the exemption on which we rely. In addition, we could, among other things, be required either (a) to change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price for our common stock.


ERISA MAY RESTRICT INVESTMENTS BY PLANS IN OUR COMMON STOCK.

     A plan fiduciary considering an investment in our common stock should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the Internal Revenue Code or any substantially similar federal, state or local law and whether an exemption from such prohibited transactions rule is available. See "ERISA Considerations."

THE STOCK OWNERSHIP LIMIT IMPOSED BY THE INTERNAL REVENUE CODE FOR REITS AND OUR CHARTER MAY INHIBIT MARKET ACTIVITY IN OUR STOCK AND MAY RESTRICT OUR BUSINESS COMBINATION OPPORTUNITIES.

     In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year. Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of directors, no person, other than our manager and certain of its affiliates and executive officers, each of which have been exempted by our board, may own more than 9.8% of the aggregate value of the outstanding shares of any class or series of our stock. Our board of directors has also granted a limited exemption to Wallace R. Weitz & Company, a third party group of funds, from such limitation. As of September 30, 2001, these funds owned in the aggregate approximately 18% of our common stock. After this offering, and giving effect to the exercise of all outstanding options held by our manager, these funds will own in the aggregate approximately 14.2% of our common stock, assuming no additional purchases. Our board may not grant such an exemption to any proposed transferee whose ownership of in excess of 9.8% of the value of our outstanding shares would result in the termination of our status as a REIT. These ownership limits could delay or prevent a transaction or a change in our control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

MARYLAND TAKEOVER STATUTES MAY PREVENT A CHANGE OF OUR CONTROL. THIS COULD DEPRESS OUR STOCK PRICE.

     Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

     - any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer, including potential acquisitions that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See "Important Provisions of Maryland Law and of Our Charter and Bylaws -- Business Combinations" and "-- Control Share Acquisitions."

OUR AUTHORIZED BUT UNISSUED PREFERRED STOCK MAY PREVENT A CHANGE IN OUR CONTROL.

     Our charter authorizes us to issue additional authorized but unissued shares of our common stock or preferred stock. In addition, our board of directors may classify or reclassify any unissued shares of preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board may establish a series of preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

OUR STOCKHOLDER RIGHTS PLAN COULD INHIBIT A CHANGE IN OUR CONTROL.

     We have adopted a stockholder rights agreement. Under the terms of the rights agreement, in general, if a person or group acquires more than 15% of the outstanding shares of our common stock, all of our other stockholders will have the right to purchase securities from us at a discount to such securities' fair market value, thus causing substantial dilution to the acquiring person. The rights agreement may have the effect of inhibiting or impeding a change in control not approved by our board of directors and, therefore, could adversely affect our stockholders' ability to realize a premium over the then-prevailing market price for our common stock in connection with such a transaction. In addition, since our board of directors can prevent the rights agreement from operating, in the event our board approves of an acquiring person, the rights agreement gives our board of directors significant discretion over whether a potential acquiror's efforts to acquire a large interest in us will be successful. Because the rights agreement contains provisions that are designed to assure that the executive officers, our manager and its affiliates will never, alone, be considered a group that is an acquiring person, the rights agreement provides the executive officers, our manager and its affiliates with certain advantages under the rights agreement that are not available to other stockholders. See "Description of Capital Stock -- Stockholder Rights Plan."

OUR STAGGERED BOARD AND OTHER PROVISIONS OF OUR CHARTER AND BYLAWS MAY PREVENT A CHANGE IN OUR CONTROL.

     Our board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2002, 2003 and 2004, respectively. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the stockholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our charter and bylaws also contain other provisions that may delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

RISKS RELATED TO THIS OFFERING

YOU WILL EXPERIENCE IMMEDIATE AND SIGNIFICANT DILUTION IN THE BOOK VALUE PER SHARE.

     The initial public offering price of our common stock is substantially higher than the book value per share of our outstanding common stock will be immediately after this offering. If you purchase our common stock in this offering, you will incur immediate dilution of approximately $2.52 in the book value per share of common stock from the price you pay for our common stock in this offering.

THE MARKET PRICE FOR OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE OFFERING PRICE AND OUR STOCK PRICE MAY BE VOLATILE.

     Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price will be determined by negotiations between us and representatives of the underwriters. The price at which the shares of our common stock may sell in the public market after this offering may be lower than the price at which they are sold by the underwriters.

     The stock market in general has recently experienced extreme price fluctuations. Fluctuations in our stock price may not be correlated in a predictable way to our performance or operating results. Our stock price may fluctuate as a result of factors that are beyond our control or unrelated to our operating results.

THE RECENT TERRORIST ATTACKS ON THE UNITED STATES HAVE NEGATIVELY IMPACTED THE U.S. ECONOMY AND OTHER ATTACKS OR THE ANTICIPATION OF SUCH ATTACKS OR THE CONSEQUENCES OF THE MILITARY RESPONSE BY THE U.S. OR ACTS OF WAR MAY ADVERSELY AFFECT THE MARKETS ON WHICH OUR COMMON STOCK WILL TRADE, OUR OPERATIONS AND OUR PROFITABILITY.

     The recent terrorist attacks on The World Trade Center in New York City, the Pentagon in Washington, D.C. and in Pennsylvania, have disrupted the U.S. financial markets and have negatively impacted the U.S. economy in general. Any future terrorist attacks and the anticipation of any such attacks, or the consequences of the military or other response by the U.S. and its allies, may have a further adverse impact on the U.S. financial markets and economy. It is not possible to predict the severity of the effect that such future events would have on the U.S. financial markets and economy.

     It is possible that the economic impact of the terrorist attacks will adversely affect the credit quality of some of our real estate tenants. In addition, insurance on our real estate may be more costly and coverage may be more limited as a result of these events. The instability of the U.S. economy may also reduce the number of suitable investment opportunities available to us and the pace at which those investments are made. In addition, armed hostilities and further acts of terrorism may directly impact our real estate and real estate collateral. These developments subject us to increased risks and, depending on their magnitude, could have a material adverse effect on our business and your investment.

APPROXIMATELY 11,408,793 SHARES OF OUR COMMON STOCK WILL BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET 180 DAYS AFTER THIS OFFERING, AN ADDITIONAL 2,707,750 SHARES OF OUR COMMON STOCK OWNED BY FORTRESS INVESTMENT GROUP, OUR DIRECTORS AND OFFICERS WILL BECOME ELIGIBLE FOR RESALE 365 DAYS AFTER THIS OFFERING AND 2,371,974 SHARES OF OUR COMMON STOCK WILL BE ELIGIBLE FOR RESALE IN THE PUBLIC MARKET IMMEDIATELY UPON COMPLETION OF THIS OFFERING, AND FUTURE SALES OF THESE SHARES MAY CAUSE OUR STOCK PRICE TO DECLINE.

     Sales of substantial amounts of our common stock in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our future ability to raise capital through offerings of our common stock. An aggregate of 20,888,517 shares of common stock will be outstanding after this offering. The shares offered by this prospectus will be freely tradable without restriction or further registration.

     In connection with this offering, Fortress Investment Group, our executive officers and our directors have agreed with Bear Stearns not to sell or transfer any shares of our common stock for 365 days after the date of this prospectus without the consent of Bear Stearns and holders of an aggregate of 11,408,793 shares have agreed with Bear Stearns not to sell or transfer any shares for 180 days after the date of this prospectus without the consent of Bear Stearns. After such respective periods, these shares will become available for sale by their holders. While Bear Stearns may release these shares from the restrictions at any time, this will be done, if at all, only on a case-by-case basis. Bear Stearns does not currently have any intention of consenting to a waiver of these restrictions. Shares that are not subject to any lock-up agreement will be available for sale immediately upon completion of this offering. We cannot predict what effect, if any, market sales of shares held by any stockholder or the availability of these shares for future sale will have on the market price of our common stock. See "Shares Eligible for Future Sale" for a more detailed description of the restrictions on selling shares of our common stock after this offering.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek," "anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "project," "predict," "continue" or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate and bond markets specifically, legislative/regulatory changes (including changes to laws governing the taxation of real estate investment trusts), availability of capital, interest rates and interest rate spreads, generally accepted accounting principles and policies and guidelines applicable to REITs. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this prospectus. The "Risk Factors" and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

     We estimate that the net proceeds to us from the sale of the 4,400,000 shares of common stock will be approximately $92.1 million, or approximately $105.9 million if the underwriters exercise their over-allotment option in full, based upon an assumed public offering price per share of $23.00, after deducting assumed underwriting discounts and estimated offering expenses.

     We intend to use the net proceeds of this offering as follows:

     - to repay the outstanding balance on our credit facility ($40 million of which is outstanding as of January 24, 2002), which bears interest at a rate of LIBOR + 4.25% and matures in July 2003;

     - $20.4 million to redeem all of the outstanding shares of our Series A Cumulative Convertible Preferred Stock; and

     - the balance primarily to purchase real estate securities, as described in this prospectus (a portion of this balance may also be used for general working capital purposes).

     We intend to invest the balance of the net proceeds, pending investment thereof in real estate securities, in short-term, readily marketable, interest-bearing securities.

                              DISTRIBUTION POLICY

     In order for corporate income tax not to apply to the earnings that we distribute, we must distribute to our stockholders an amount at least equal to
(i) 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gain) plus (ii) 90% of the excess of our net income from foreclosure property (as defined in Section 856 of the Internal Revenue Code) over the tax imposed on such income by the Internal Revenue Code less (iii) any excess non-cash income (as determined under the Internal Revenue Code). See "Federal Income Tax Considerations." The actual amount and timing of distributions, however, will be at the discretion of our board of directors and will depend upon our financial condition in addition to the requirements of the Internal Revenue Code.

     Subject to the distribution requirements referred to in the immediately preceding paragraph, we intend, to the extent practicable, to invest substantially all of the principal from repayments, sales and refinancings of our assets in real estate-related assets and other assets. We may, however, under certain circumstances, make a distribution of principal or of assets. Such distributions, if any, will be made at the discretion of our board of directors. Distributions will be made in cash to extent that cash is available for distribution.

     A significant percentage of our historical revenues and earnings was derived from gains upon sales of investments. We have included such gains in the calculation of our funds from operations. Distributions will not be based on funds from operations. Our ability to continue to pay dividends on shares of our common stock at or above our historical levels may be dependent upon our ability to generate similar gains in the future.

     It is anticipated that distributions generally will be taxable as ordinary income to our non-exempt stockholders, although a portion of such distributions may be designated by us as long-term capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their federal income tax status. For a discussion of the federal income tax treatment of distributions by us, see "Federal Income Tax Considerations -- Taxation of Newcastle" and "-- Taxation of Stockholders."

     Subsequent to the offering, we intend to make regular quarterly distributions to the holders of our common stock. The first dividend, for the period commencing at the closing of the offering and ending March 31, 2002, is anticipated to be in an amount approximately equivalent to a quarterly distribution of $0.60 per share (which, if annualized, would equal $2.40 per share), or an annual yield of 10.4%, based upon an assumed public offering price of $23.00 per share. We do not intend to reduce the expected distribution per share if the underwriters' over-allotment option is exercised. We intend to maintain our initial distribution rate through December 31, 2002, unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate, and to review the distribution rate on a quarterly basis. If revenues generated by our investments in future periods decrease materially from current levels, our ability to make expected distributions would be materially adversely affected, which could result in a decrease in the market price of the shares of common stock. The board of directors may vary the percentage of cash available for distribution which is distributed if the actual results of operations, economic conditions or other factors differ from the assumptions used in our estimates.


     The following estimate of cash available for distributions ("CAD") is based upon actual CAD for the 12 months ended September 30, 2001, adjusted to reflect the effect during the 12-month period of the transactions described in the adjustments (A), (B), (C) and (D) to the following table and for completion of the offering and application of the estimated net proceeds therefrom, as described below. We do not believe that any other transactions entered into subsequent to September 30, 2001 would be material to the calculation of CAD. This estimate of CAD is being made solely for the purpose of establishing the distribution policy described above and is not intended to be a projection or forecast of our results of operations or our liquidity. We believe that investment specific borrowings, secured and unsecured lines of credit and operating cash flows after payment of distributions will be adequate for capital contributions, advances and commitments.

     The following table illustrates the adjustments made in order to calculate the Company's Estimated Cash Available for Distribution for the twelve months ended September 30, 2001, which we believe provides the best estimate of our Cash Available for Distribution in 2002 (in thousands, except per share data):



Income available for common stockholders for the year ended
  December 31, 2000.........................................  $ 40,776
Income available for common stockholders for the nine months
  ended September 30, 2001..................................    36,531
Income available for common stockholders for the nine months
  ended September 30, 2000..................................   (15,453)
                                                              --------
Income available for common stockholders for the twelve
  months ended September 30, 2001...........................    61,854
Adjustments:
  Interest on deposit to purchase CBO II Collateral(A)......     3,620
  Reduction in interest on credit facility(B)...............     3,294
  Reduction in preferred dividends(C).......................     3,005
  Incentive return adjustment(D)............................    (7,263)
                                                              --------
Estimated income available for common stockholders for the
  twelve months ended September 30, 2001....................    64,510
FFO reconciling items for the twelve months ended September
  30, 2001:
  Real estate depreciation and amortization for us and our
     interest in unconsolidated subsidiaries................    13,681
  Difference between incentive income accrued and incentive
     income distributed or distributable from Fortress
     Investment Fund........................................   (10,132)
                                                              --------
Estimated FFO for the twelve months ended September 30,
  2001......................................................    68,059
  Straight-lined rent.......................................    (2,126)
  Non-real estate depreciation and amortization.............    (3,126)
  Gain on sale of investments(E)............................   (30,025)
                                                              --------
Estimated net cash provided by operating activities.........    32,782
Estimated adjusted cash flows from investing activities for
  the twelve months ending September 30, 2001:
     Capital expenditures on a normalized basis(F)..........    (1,245)
     Distributions from the Fund in excess of equity in
      earnings from the Fund................................     8,373
     Gain on sale of investments(E).........................    30,025
                                                              --------
Estimated net cash provided by investing activities.........    37,153
Estimated adjusted cash flows from financing activities for
  the twelve months ending September 30, 2001:
     Recurring debt principal payments(G)...................   (16,077)
                                                              --------
Estimated Cash Available for Distribution for the twelve
  months ended September 30, 2001(H)........................  $ 53,858
                                                              ========



                                                   (Notes on the following page)

---------------

(A) Represents net interest income on the approximately $26.7 million deposit to purchase the CBO II Collateral, at an interest rate of approximately 13.6%, as if the deposit had been made as of October 1, 2000. The adjustments do not reflect the CBO II Transaction since no assurance can be given that the transaction will be consummated. The 13.6% interest rate represents actual net returns on the CBO II Collateral purchased as of January 24, 2002, which we are entitled to regardless of whether the transaction is consummated. These returns could change as a result of changes in the market value of the collateral. As of the date of this prospectus, there has been no material decline in the value of the collateral in the aggregate. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Liquidity and Capital Resources."

(B) Represents the elimination of historical interest on our credit facility, and the related hedge, which is intended to be fully repaid with proceeds from the offering (and the hedge terminated).

(C) Represents the elimination of historical preferred dividends on our Series A Cumulative Convertible Preferred Stock, which is intended to be fully redeemed with proceeds from the offering.

(D) During the twelve months ended September 30, 2001, the threshold for the incentive return payable to the manager was satisfied for only a portion of the period. This item reflects incentive return payable to the manager as if the threshold had been met on September 30, 2000 and has been calculated taking into account the shares issued in the offering.

(E) See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Funds From Operations" for a discussion of gain on sale of investments.

(F) Estimated at $0.25 multiplied by the total portfolio gross leasable area at September 30, 2001 of approximately 4,980,000 square feet, which approximates the Company's historical experience for recurring capital expenditures.

(G) Repayments of notes payable ($981) and bonds payable ($40,841) for the twelve months ended September 30, 2001 totaled $41,822 and were comprised of the following:

RECURRING DEBT PAYMENTS
GSA Securitization..........................................  $15,118
GSA Kansas City Mortgage....................................      153
Bell Canada Mortgage........................................      806
                                                              -------
                                                               16,077
                                                              -------
NON-RECURRING DEBT PAYMENTS
Payless Mortgage............................................   25,745
                                                              -------
                                                              $41,822
                                                              =======


     The adjustment to financing activities includes only the recurring debt payments aggregating $16,077 and excludes $25,745 of non-recurring debt payments, which were made in advance of scheduled debt payment dates as a result of asset disposition. For a description of these obligations, see "Newcastle Investment Corp. -- Our Investments" and Note 9 to our audited consolidated financial statements.



(H) Based on the estimated CAD shown above, the payout ratio would be calculated as follows:



Estimated shares outstanding subsequent to the offering.....    20,889
Anticipated annual distribution, subsequent to the offering,
  per share.................................................  $   2.40
Estimated annual distributions..............................  $ 50,134
                                                              ========
Payout ratio................................................      93.1%


     Financing activities such as repayment or refinancing of loans also may affect our assets and liabilities and the amount of cash available for distribution for future periods. We will seek to control the timing and nature of investing and financing activities in order to maximize our return on invested capital.

     Our historical distributions relate to the following periods:

                                                              DISTRIBUTION
                                                               PER SHARE
                                                              ------------
1998:
  Third quarter.............................................     $0.25
  Fourth quarter............................................     $0.30

1999:
  First quarter.............................................     $0.54
  Second quarter............................................     $0.50
  Third quarter.............................................     $0.50
  Fourth quarter............................................     $0.50

2000:
  Second quarter............................................     $0.50
  Third quarter.............................................     $0.50
  Fourth quarter............................................     $0.50

2001:
  First quarter.............................................     $0.50
  Second quarter............................................     $0.50
  Third quarter.............................................     $0.50
  Fourth quarter............................................     $0.50


     The annual yield for the years ended December 31, 1998, 1999, 2000, and 2001 was 5.55%, 10.29%, 7.56% and 10.09%, respectively, and was based upon the average price per share of $19.83 paid by the existing stockholders. See "Dilution."


     It is anticipated that our board of directors will declare a special distribution of $0.30 per share to holders of record of shares of common stock prior to the consummation of the offering. We anticipate paying this dividend so that holders of common stock prior to the offering will receive a full quarterly distribution for the quarter ending March 31, 2002. Purchasers of shares of our common stock in this offering will not be entitled to this special distribution.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization (i) on an actual basis as of September 30, 2001 and (ii) as adjusted to give effect to the sale of 4,400,000 shares of our common stock offered by us in this offering at an assumed initial public offering price of $23.00, after deducting assumed underwriting discounts and estimated offering expenses payable by us and the use of the proceeds as described under "Use of Proceeds."


                                                                 SEPTEMBER 30, 2001
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              ----------    -----------
                                                               (DOLLARS IN THOUSANDS)
Long-term debt..............................................  $  910,795    $  900,795
                                                              ----------    ----------
Series A Cumulative Convertible Preferred Stock, $0.01 par
value: 2,370,516 shares authorized; 1,020,517 shares issued
and outstanding actual; no shares issued and outstanding as
adjusted....................................................      20,410            --
                                                              ----------    ----------
Stockholders' equity:
  Preferred stock, $0.01 par value: 97,629,484 shares
  authorized; no shares issued and outstanding actual; no
  shares issued and outstanding as adjusted.................  $       --    $       --
                                                              ----------    ----------
  Common stock, $0.01 par value: 500,000,000 shares
  authorized; 16,488,517 shares issued and outstanding
  actual; 20,888,517 shares issued and outstanding as
  adjusted..................................................         165           209
                                                              ----------    ----------
  Additional paid-in capital................................     309,356       401,404
                                                              ----------    ----------
  Retained earnings.........................................       4,121         4,121
                                                              ----------    ----------
  Accumulated other comprehensive income....................      22,021        22,021
                                                              ----------    ----------
  Total stockholders' equity................................     335,663       427,755
                                                              ----------    ----------
     Total capitalization...................................  $1,266,868    $1,328,550
                                                              ==========    ==========

                                    DILUTION

     Our book value attributable to common stockholders on September 30, 2001 was approximately $335.7 million, or $20.36 per common share.

     After giving effect to adjustments relating to the offering, our pro forma book value attributable to common stockholders on September 30, 2001 would have been $427.8 million, or $20.48 per common share. The adjustments made to determine pro forma book value per share are the following:

     - increasing total assets to reflect the estimated net proceeds of the offering as described under "Use of Proceeds" at an assumed initial public offering price of $23.00 per share; and

     - adding the number of common shares offered by this prospectus to the number of common shares outstanding.

     The following table illustrates the pro forma increase in book value of $0.12 per common share and the dilution (the difference between the offering price per common share and book value per common share) to new investors:

Initial public offering price per share of common stock.....            $23.00
  Book value per share of common stock prior to the
     offering...............................................   $20.36
  Increase in book value per share of common stock
     attributable to investors in the offering..............     0.12
                                                               ------
Pro forma book value per common share, after the offering...             20.48
                                                                        ------
Dilution to new investors...................................            $ 2.52
                                                                        ======

     The following table shows the difference between existing stockholders as of September 30, 2001 and new investors with respect to the number of shares purchased, the total consideration paid and the average price paid per common share. We have used an assumed initial public offering price of $23.00 per share.

                                          SHARES PURCHASED      TOTAL CONSIDERATION
                                        --------------------   ----------------------   AVERAGE PRICE
                                          NUMBER     PERCENT      AMOUNT      PERCENT     PER SHARE
                                        ----------   -------   ------------   -------   -------------
Existing stockholders.................  16,488,517     78.9%   $326,912,711     76.4%      $19.83
New investors.........................   4,400,000     21.1     101,200,000     23.6%       23.00
                                        ----------    -----    ------------    -----       ------
     Total............................  20,888,517    100.0%   $428,112,711    100.0%
                                        ==========    =====    ============    =====

     In the discussion and tables above, we assume no exercise of outstanding options to purchase shares of our common stock. As of September 30, 2001, there were outstanding options to purchase a total of 2,097,673 shares of common stock at a weighted average exercise price of $20.00 per share. To the extent that option holders exercise their outstanding options, new investors will be further diluted.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The selected historical consolidated financial information set forth below as of December 31, 1999 and 2000 and for the period from May 11, 1998 to December 31, 1998, and for the years ended December 31, 1999 and 2000 have been derived from our audited historical consolidated financial statements. The selected historical financial information set forth below as of September 30, 2001 and for the nine month periods ended September 30, 2000 and 2001 have been derived from our unaudited historical consolidated financial statements. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Historical Consolidated Financial Statements and Notes thereto included herein. Dollar amounts are shown in thousands except for per share data.


                                                          NINE MONTHS ENDED           YEAR ENDED
                                                            SEPTEMBER 30,            DECEMBER 31,       MAY 11, 1998 TO
                                                      -------------------------   -------------------    DECEMBER 31,
                                                         2001          2000         2000       1999          1998
                                                      -----------   -----------   --------   --------   ---------------
                                                      (UNAUDITED)   (UNAUDITED)
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA
Revenues
  Interest and dividend income......................   $ 41,045      $ 48,824     $ 65,389   $ 50,286      $ 19,675
  Rental and escalation income......................     60,904        60,012       80,641     65,352        23,143
  Gain (loss) on settlement of investments..........      9,388         1,126       21,763     (1,526)        2,584
  Equity in earnings (losses) of unconsolidated
    subsidiaries....................................      1,885        (2,163)        (980)    (3,615)          117
  Incentive income..................................     28,846            --           --         --            --
  Other income......................................         47           821        1,006        462           369
                                                       --------      --------     --------   --------      --------
                                                       $142,115      $108,620     $167,819   $110,959      $ 45,888
                                                       --------      --------     --------   --------      --------
Expenses
  Interest expense..................................   $ 47,868      $ 50,236     $ 68,517   $ 46,778      $ 12,693
  Property operating expense........................     22,299        21,570       29,552     23,251         7,027
  Loan servicing and REO expense....................      1,109         2,169        2,325      3,122         1,291
  General and administrative expense................      1,746         2,473        3,988      3,516         2,751
  Management fee....................................      5,943         5,300        6,646      7,407         6,751
  Depreciation and amortization.....................     10,383         9,919       13,183     10,474         4,165
                                                       --------      --------     --------   --------      --------
                                                       $ 89,348      $ 91,667     $124,211   $ 94,548      $ 34,678
                                                       --------      --------     --------   --------      --------
Income before minority interest.....................     52,767        16,953       43,608     16,411        11,210
Minority interest in income of consolidated
  subsidiaries......................................    (14,334)         (519)        (748)    (1,258)         (570)
                                                       --------      --------     --------   --------      --------
Income before extraordinary item....................   $ 38,433      $ 16,434     $ 42,860   $ 15,153      $ 10,640
Extraordinary item -- loss on extinguishment of
  debt..............................................         --            --           --     (2,341)           --
                                                       --------      --------     --------   --------      --------
Income before change in accounting principle........   $ 38,433      $ 16,434     $ 42,860   $ 12,812      $ 10,640
Cumulative effect of change in accounting
  principle -- write off of organizational costs....         --            --           --       (513)           --
                                                       --------      --------     --------   --------      --------
Net income..........................................   $ 38,433      $ 16,434     $ 42,860   $ 12,299      $ 10,640
Preferred dividends and related accretion...........     (1,902)         (981)      (2,084)        --            --
                                                       --------      --------     --------   --------      --------
Income available for common stockholders............   $ 36,531      $ 15,453     $ 40,776   $ 12,299      $ 10,640
                                                       --------      --------     --------   --------      --------
Net income per common share, basic and diluted......   $   2.21      $   0.79     $   2.16   $   0.59      $   0.51
                                                       --------      --------     --------   --------      --------
Income before extraordinary item per common share,
  basic and diluted.................................   $   2.21      $   0.79     $   2.16   $   0.72      $   0.51
                                                       --------      --------     --------   --------      --------
Effect of extraordinary item per common share, basic
  and diluted.......................................   $     --      $     --     $     --   $  (0.11)     $     --
                                                       --------      --------     --------   --------      --------
Effect of change in accounting principle per common
  share, basic and diluted..........................   $     --      $     --     $     --   $  (0.02)     $     --
                                                       --------      --------     --------   --------      --------
Weighted average number of common shares
  outstanding, basic and diluted....................     16,494        19,504       18,892     20,917        20,862
                                                       --------      --------     --------   --------      --------
Dividends per common share(A).......................   $   1.50      $   1.00     $   1.50   $   2.04      $   0.55
                                                       --------      --------     --------   --------      --------

                       SEPTEMBER 30,                           DECEMBER 31,      DECEMBER 31,
                           2001                                    2000              1999
                       -------------                        ------------------   ------------
                        (UNAUDITED)
BALANCE SHEET DATA
CBO collateral,
  net................   $  546,678                              $  509,729        $  504,669
Operating real
  estate, net........   $  529,571                              $  540,539        $  558,849
Cash and cash
  equivalents........   $   12,127                              $   10,575        $   14,345
Total assets.........   $1,311,849                              $1,331,086        $1,381,600
Debt.................   $  910,795                              $  975,656        $  971,260
Stockholders'
  equity.............   $  335,663                              $  300,655        $  354,673


                                        NINE MONTHS ENDED            YEAR ENDED
                                          SEPTEMBER 30,             DECEMBER 31,        MAY 11, 1998 TO
                                    -------------------------   ---------------------    DECEMBER 31,
                                       2001          2000         2000        1999           1998
                                    -----------   -----------   ---------   ---------   ---------------
                                    (UNAUDITED)   (UNAUDITED)
OTHER DATA
Cash flow provided by (used in):
  Operating activities............   $ 20,855      $ 18,576     $  24,823   $  32,834      $  (7,230)
  Investing activities............   $ 77,655      $ 50,503     $ 151,632   $(683,420)     $(638,844)
  Financing activities............   $(96,958)     $(70,497)    $(180,225)  $ 589,335      $ 721,670
Funds from operations(B)
  (unaudited).....................   $ 36,973      $ 25,095     $  53,523   $  24,707      $  14,337

---------------

(A) 1998 includes a special dividend of $0.04 per share declared in 1999, but pertaining to 1998, in order to distribute 100% of 1998 taxable income.

(B) We believe funds from operations is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. Funds from operations, for our purposes, represents net income available for common stockholders (computed in accordance with generally accepted accounting principles), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries. We consider gains and losses on resolution of our loans, securities and mortgage pools to be a normal part of our recurring operations and, therefore, do not exclude such gains and losses when arriving at funds from operations. In addition, we exclude accrued incentive income from Fortress Investment Fund and include incentive income distributed or distributable from Fortress Investment Fund in accordance with the operating agreement of the Fund since this more accurately reflects cash distributed or distributable to us from the Fund, while our accrued incentive income is based upon the fair value of the Fund's net assets, which is subject to fluctuation in future periods. Adjustments for unconsolidated subsidiaries are calculated to reflect funds from operations on the same basis. Funds from operations does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

                                          NINE MONTHS ENDED      YEAR ENDED
                                            SEPTEMBER 30,       DECEMBER 31,      MAY 11, 1998 TO
                                          -----------------   -----------------    DECEMBER 31,
                                           2001      2000      2000      1999          1998
                                          -------   -------   -------   -------   ---------------
CALCULATION OF FUNDS FROM OPERATIONS
  (UNAUDITED)
Income available for common
  stockholders..........................  $36,531   $15,453   $40,776   $12,299       $10,640
Extraordinary item -- loss on
  extinguishment of debt................       --        --        --     2,341            --
Real estate depreciation and
  amortization..........................    9,592     9,531    12,621     9,927         3,697
Real estate depreciation and
  amortization -- unconsolidated
  subsidiaries..........................      982       111       126       140            --
Incentive income accrued from Fortress
  Investment Fund(A)....................  (14,423)       --        --        --            --
Equity in incentive return accrued by
  Fortress Investment Fund..............    1,652        --        --        --            --
Distributable incentive income from
  Fortress Investment Fund(B)...........    2,639        --        --        --            --
                                          -------   -------   -------   -------       -------
Funds from Operations (FFO), as
  defined...............................  $36,973   $25,095   $53,523   $24,707       $14,337
                                          =======   =======   =======   =======       =======


---------------


(A)Represents our 50% interest in the incentive income as follows:



Total incentive income............................  $ 28,846
Minority interest -- Manager......................  $(14,423)
                                                    --------
  Our incentive income............................  $ 14,423
                                                    ========



(B)Represents our 50% interest in the distributable incentive income:



Total distributable incentive income...............  $ 5,278
Distributable incentive income due Manager.........  $(2,639)
                                                     -------
  Our distributable incentive income...............  $ 2,639
                                                     =======

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following should be read in conjunction with our Historical Consolidated Financial Statements and Notes thereto included herein.

GENERAL

     We were incorporated on May 11, 1998 and were initially capitalized through the sale of 50 shares of common stock for $1,000. In June 1998, we completed a private offering for the sale of 20,353,400 shares of common stock. The proceeds of the private offering, net of expenses, were approximately $374.1 million. In July 1998, the initial purchaser in that offering exercised its over-allotment option and purchased an additional 559,001 shares of common stock, resulting in additional proceeds of approximately $10.4 million. The initial purchaser was obligated to sell the common stock only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to accredited investors in accordance with Regulation D under the Securities Act. In addition, in July 1998, certain employees of Fortress Investment Group LLC purchased an aggregate of 4,288 shares of our common stock resulting in additional proceeds of approximately $0.1 million.

     In 2000 and 2001, we repurchased an aggregate of 4,428,222 shares of our common stock for $32.4 million of cash and $46.3 million of newly issued shares of our Series A Cumulative Convertible Preferred Stock (the "Series A Preferred"). The Series A Preferred has a $20 liquidation preference and pays dividends of $2.00 per share for the year ended June 30, 2001, $2.50 per share for the year ending June 30, 2002, and $3.00 per share per annum thereafter. The Series A Preferred is convertible during the period beginning on June 30, 2002 and ending on December 27, 2002 at a price of $17 per common share and can also be redeemed by the holder at the liquidation preference amount at any time after June 30, 2002. We can redeem the Series A Preferred at $20 per share at any time. Approximately $20.4 million of the Series A Preferred remained outstanding at September 30, 2001. We expect to redeem all outstanding shares of Series A Preferred with a portion of the proceeds of this offering.

     We have elected to be taxed as a REIT under the Internal Revenue Code. As such, we will generally not be subject to federal income tax on that portion of our income that is distributed to shareholders if we distribute at least 90% of our REIT taxable income to our shareholders by the due date of our federal income tax return and comply with various other requirements.

     We conduct our business through four primary segments: (1) revenue-producing real estate, primarily credit leased real estate (2) real estate securities, (3) real estate loans, and (4) our investment in Fortress Investment Fund LLC. Revenues attributable to each segment are disclosed below. For a further discussion of our operating segments, please see our audited Historical Consolidated Financial Statements included herein.


                                                                         FORTRESS
                                            REAL ESTATE   REAL ESTATE   INVESTMENT
                              REAL ESTATE   SECURITIES       LOANS         FUND      UNALLOCATED    TOTAL
                              -----------   -----------   -----------   ----------   -----------   --------
                                                             (IN THOUSANDS)
For the nine months ended
  September 30, 2001:
Revenues....................    $61,274       $40,559       $ 5,927      $29,363       $ 3,107     $140,230
Equity in earnings of
  unconsolidated
  subsidiaries..............         --            --            --        3,540        (1,655)       1,885
For the year ended December
  31, 2000:
Revenues....................     81,205        46,221        15,252           --        26,121      168,799
Equity in earnings of
  unconsolidated
  subsidiaries..............         --            --            --        1,044        (2,024)        (980)



     We consolidate the financial results of the managing member of Fortress Investment Fund because we own substantially all of the voting interest in the managing member. As a result, our revenues include all of the incentive income payable to the managing member of the Fund, including the 50% portion payable to the manager, $14.4 million, which we record as a minority interest.


RESULTS OF OPERATIONS

  COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2001 TO THE NINE MONTHS ENDED SEPTEMBER 30, 2000

     Rental and escalation income increased by $0.9 million or 1.5%, from $60.0 million to $60.9 million. This increase is primarily the result of rental and escalation increases on our GSA properties. Escalation income represents contractual increases in rental income to offset increases in expenses or general price increases over a base amount.

     Interest and dividend income decreased by $7.8 million or 15.9%, from $48.8 million to $41.0 million. This decrease is primarily the result of a decrease in interest earned on loan and mortgage pool investments as the result of the settlement of a substantial portion of such investments during 2000 ($6.2 million) as well as a decrease in interest earned on cash balances due to us being more fully invested in 2001.

     Gain on settlement of investments increased by $8.3 million, from $1.1 million to $9.4 million, primarily as a result of $6.4 million of gains on the sale of certain CBO collateral securities as well as gain on the sale of one security which had been obtained in the ICH transaction.

     Equity in earnings (losses) of unconsolidated subsidiaries improved $4.1 million, from a $2.2 million loss to a $1.9 million gain, primarily as a result of the recognition of our share of income from our investment in Fortress Investment Fund LLC.


     Incentive income from such investment of $28.8 million was recorded during the nine months ended September 30, 2001. We record as incentive income the amount that would be due based on the fair value of the assets in the Fund exceeding the required return as if the management arrangement was terminated.



     Minority interest increased by $13.8 million primarily due to the Manager's 50% share of the incentive income of $14.4 million.


     Interest expense decreased by $2.3 million or 4.7%, from $50.2 million to $47.9 million. This decrease is primarily the result of the repayment of debt associated with the settlement of certain of our loan and mortgage pool investments during these periods, as well as the payment of bond principal amortization on the GSA Securitization.

     Property operating expense increased by $0.7 million or 3.4%, from $21.6 million to $22.3 million, primarily as the result of increasing costs associated with our GSA Properties. These costs are offset by increased rent and escalations as described above.

     Loan servicing and REO expense decreased by $1.1 million, from $2.2 million to $1.1 million. This decrease is primarily the result of the settlement of a substantial portion of our remaining mortgage pool investments during 2000 and 2001. REO expense represents expenses related to maintaining foreclosed property and preparing it for sale.

     General and administrative expense decreased by $0.8 million, from $2.5 million to $1.7 million, primarily as a result of decreased costs associated with the decrease in our size following the settlement of investments.

     Management fee expense increased by $0.6 million, from $5.3 million to $5.9 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization increased by $0.5 million or 4.7%, from $9.9 million to $10.4 million, primarily as the result of depreciation on the capital expenditures we made with respect to our real estate assets.

     Preferred dividends and related accretion increased by $0.9 million, from $1.0 million to $1.9 million, as a result of our issuance of the Series A Preferred in June 2000.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 2000 TO THE YEAR ENDED DECEMBER 31, 1999

     Rental and escalation income increased by $15.2 million, from $65.4 million to $80.6 million. This increase was primarily the result of the acquisition of three of our GSA Properties during 1999 ($7.5 million) and the acquisition of our Belgian real estate portfolio in November 1999 ($6.2 million), plus rental increases on other properties.

     Interest and dividend income increased by $15.1 million, from $50.3 million to $65.4 million. This increase was primarily the result of our CBO investments during 1999 ($20.8 million), offset by a decrease in interest earned on mortgage pool investments as the result of the settlement of a substantial portion of such investments during 1999 and 2000 ($4.2 million) as well as a decrease in interest earned on cash balances due to us being more fully invested in 2000.

     Gain (loss) on settlement of investments improved $23.3 million, from a loss of $1.5 million to a gain of $21.8 million, primarily as a result of the gains on the sale of various securities acquired in the ICH transaction in November and December 2000 ($21.3 million), as well as improved net gains on the settlement of a substantial portion of our mortgage pool investments ($4.4 million), offset by a reduction in gains on the sale of CBO collateral subsequent to the securitization of such collateral in July 1999 (after which trading of such securities was reduced substantially) ($2.9 million).

     Equity in earnings (losses) of unconsolidated subsidiaries improved $2.6 million, from a loss of $3.6 million to a loss of $1.0 million, primarily as a result of losses associated with certain joint ventures, including Ascend Residential Holdings, Inc., whose primary business is the acquisition, rehabilitation and sale of single-family residential properties, which were recorded in 1999.

     Interest expense increased by $21.7 million, from $46.8 million to $68.5 million. This increase is primarily the result of interest on the GSA securitization, the CBO securitization, the Belgian mortgage, the Bell Canada mortgage, and the GSA Kansas City mortgage which were funded in 1999 and our credit facility which was entered in July 2000, net of interest on various notes payable which were repaid with the proceeds thereof.

     Property operating expense increased by $6.3 million, from $23.3 million to $29.6 million, primarily as the result of the same factors described under "rental and escalation income" above.

     Loan servicing and REO expense decreased by $0.8 million, from $3.1 million to $2.3 million. This decrease is primarily the result of the settlement of a substantial portion of our mortgage pool investments during 1999 and 2000.

     General and administrative expense increased by $0.5 million, from $3.5 million to $4.0 million, primarily as a result of increased costs associated with us being more fully invested.

     Management fee expense decreased by $0.8 million, from $7.4 million to $6.6 million. The calculation of the management fee is more fully discussed under "Our Manager and The Management Agreement -- Management Fees" in this prospectus.

     Depreciation and amortization increased by $2.7 million, from $10.5 million to $13.2 million, primarily as the result of the same factors described under "rental and escalation income" above.

     Preferred dividends and related accretion increased by $2.1 million as a result of the issuance of the Series A Preferred in June 2000.

  COMPARISON OF THE YEAR ENDED DECEMBER 31, 1999 TO THE PERIOD FROM MAY 11, 1998 (DATE OF FORMATION) TO DECEMBER 31, 1998

     The increases in operating revenues and expenses between 1998 and 1999 reflected in our Historical Consolidated Financial Statements are a result of our formation in May 1998 and the acquisition of a substantial majority of our assets during 1998 and 1999. The equity in losses from unconsolidated subsidiaries in 1999 was primarily a result of losses associated with certain joint ventures, including Ascend Residential Holdings, Inc. The net loss on settlement of investments in 1999 was primarily a result of a $4.4 million loss allowance recorded on our Canadian mortgage pool as compared to the gain in 1998 which was primarily a result of the settlement of a substantial portion of our mortgage pool investments at a gain. The extraordinary item, loss on extinguishment of debt, in 1999 was the result of our repaying two mortgages on our GSA Properties with the proceeds from the GSA Securitization, as more fully described in the Notes to our Historical Consolidated Financial Statements. The loss associated with the cumulative effect of a change in accounting principle in 1999 related to the write-off of certain organizational costs which we had previously capitalized.

     We have material investments in a portfolio of Belgian properties and a portfolio of Canadian properties. These properties are financed utilizing debt instruments denominated in their respective local currencies (the Euro and the Canadian Dollar). The net equity invested in these portfolios, approximately $13.8 million and $25.4 million, respectively, at September 30, 2001, is exposed to foreign currency exchange risk.

LIQUIDITY AND CAPITAL RESOURCES

     Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, and other general business needs. Additionally, to maintain our status as a REIT under the Internal Revenue Code, we must distribute annually at least 90% of our taxable income. Our primary sources of funds for liquidity, subsequent to our private equity offering in June 1998, have consisted of net cash provided by operating activities, borrowings under loans, the issuance of debt securities and the settlement of investments.

     In 1998, we and Fortress Principal Investment Group LLC ("FPIG"), an affiliate of our manager, formed Austin Holdings Corporation ("Austin"). FPIG contributed cash and we contributed our interest in entities that owned certain assets, primarily non-performing loans and foreclosed real estate intended for sale, which we originally acquired as part of a loan pool acquisition. The assets we contributed and any income generated from them, are not well suited to be held by a REIT because of the following reasons. If the assets were treated as inventory held for sale in the ordinary course of business, any gain from the sale of these assets would be subject to a 100% excise tax in the hands of a REIT. By holding these assets indirectly through Austin, a corporate entity, we instead receive dividend income from the corporation, which is not subject to the 100% excise tax, and is treated as qualifying income for purposes of the REIT 95% income test. See "Federal Income Tax Considerations -- Taxation of Newcastle -- Prohibited Transactions" and "-- Income Tests." We hold non-voting preferred stock of Austin. Our preferred stock in Austin represents a 95% economic ownership interest in Austin and has a liquidation preference over the common stockholders. Our interest in Austin is accounted for under the equity method. As of December 31, 2000, we have no outstanding obligations to Austin except as a contingent obligor on Austin's debt as described in Note 13 to our audited financial statements at December 31, 2000. We acquired stock that is non-voting in order to comply with the rule that REITs generally may not hold more than 10% of the voting stock of any corporation. See "Federal Income Tax Considerations -- Taxation of Newcastle -- Asset Tests." FPIG is the holder of all of the common stock, which represents 100% of the vote and 5% of the economic ownership interest in Austin. Austin also owns 100% of the common stock of Ascend Residential Holdings, Inc. ("Ascend"). Ascend's primary business is the acquisition, rehabilitation and sale of single-family residential properties. As of September 30, 2001, our gross investment in Austin is $6.5 million, Austin has no debt outstanding, and Austin is in the process of disposing of its remaining assets.

     Our ability to execute our business strategy, particularly the growth of our investment portfolio, depends to a significant degree on our ability to obtain additional capital.

     We expect to meet our short-term liquidity requirements generally through our cash flow provided by operations, as well as investment specific borrowings and secured or unsecured lines of credit. We consider our ability to generate cash to be adequate and expect it to continue to be adequate to meet operating requirements both in the short- and long-terms.

     We expect to meet our long-term liquidity requirements, specifically the repayment of our debt and our investment funding needs, through additional borrowings, the issuance of debt and/or equity securities and the liquidation or refinancing of our assets at maturity. We believe that the value of these assets is, and will continue to be, sufficient to repay our debt at maturity under either scenario.

     We have committed to contribute approximately $100 million to Fortress Investment Fund LLC, along with other major institutional investors who, together with us and our affiliates, have committed approximately $872.8 million over the three years ending April 28, 2003. Approximately $527.4 million, net, of this amount had been funded through September 30, 2001. The portion of the expenses payable by us in connection with raising this fund, including placement agent fees, printing costs and legal fees, is approximately $9.8 million, of which approximately $4.0 million has been paid through September 30, 2001.

     With respect to our real estate assets, we expect to incur approximately $0.6 million and $6.5 million of tenant improvements in connection with the inception of leases and capital expenditures during the three months ending December 31, 2001 and the year ending December 31, 2002, respectively.

     Our long-term debt existing at September 30, 2001 (gross of $52.4 million of discounts) is expected to mature as follows: $74.2 million during the period from October 1, 2001 through December 31, 2001, $74.7 million in 2002, $25.2 million in 2003, $44.2 million in 2004, $20.7 million in 2005, $22.3 million in 2006, and $701.9 million thereafter. Our debt contains various customary loan covenants.

     In August 1998, we closed on the $234.2 million GSA Mortgage. In March 1999, we closed on the $18.6 million GSA San Diego Mortgage. In May 1999, we repaid these two mortgages with proceeds from the $399.1 million GSA Securitization, of which $363.9 million (gross of discounts) was outstanding on September 30, 2001. The GSA Securitization matures in May 2011 and has a weighted average effective interest rate, including discount and cost amortization, of approximately 7.04%.

     In July 1999, we completed the CBO securitization whereby the CBO collateral was contributed to a consolidated subsidiary of ours which issued $437.5 million of investment grade senior securities and $62.5 million of non-investment grade subordinated securities in a private placement. As a result of the CBO Securitization, the existing short-term repurchase agreement on the CBO collateral was repaid. At September 30, 2001, the subordinated securities were retained by us and the senior securities (all of which are still outstanding), which bore interest at a weighted average effective rate, including discount and cost amortization, of 4.97%, had an expected weighted average life of approximately 6.50 years. Two classes of the senior securities bear floating interest rates. We have obtained an interest rate swap and cap in order to hedge our exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. In addition, in connection with the sale of one class of senior securities, we entered into two interest rate swaps and two interest rate cap agreements that do not qualify for hedge accounting.

     In November 1999, we securitized a US commercial mortgage loan by issuing $55.6 million of bonds that bear interest at a weighted average stated rate, based on LIBOR, of 7.52% as of September 30, 2001, of which $25.1 million were outstanding on such date. The bonds are also secured by a $15.0 million letter of credit, bearing interest at LIBOR + 2.5%, with a maturity date of December 2004, under which no amounts had been drawn as of September 30, 2001.

     In March 1999, we obtained the Bell Canada mortgage secured by the Bell Canada properties, which had an outstanding balance of $31.9 million and bore interest at a fixed rate of 7.25% as of September 30, 2001, and is due in April 2002. In November 1999, we obtained the Belgian mortgage, which had an outstanding balance of $59.6 million and bore interest at 4.50% as of September 30, 2001, and is due in November 2001. In November 1999, we obtained the GSA Kansas City mortgage, which had an outstanding balance of $24.6 million and bore interest at 4.09% as of September 30, 2001, and is due in November 2002. We hedged our exposure to the risk of changes in market interest rates with respect to the Belgian mortgage and the GSA Kansas City mortgage by obtaining interest rate caps.

     In July 2000, we entered into a $40 million revolving credit agreement, which had an outstanding balance of $10.0 million and bore interest at 7.06% as of September 30, 2001, and is due in July 2003. We hedged our exposure to the risk of changes in market interest rates with respect to the credit agreement by obtaining an interest rate swap.

     We utilize repurchase agreements for short-term financings of mortgage pools and of investments prior to securitizations. As of September 30, 2001, we had an aggregate of $10.5 million outstanding on repurchase agreements bearing interest at an average rate of approximately 4.93% with short-term maturities.

     We are in the process of refinancing the Bell Canada mortgage and the GSA Kansas City mortgage.

     In October 2001, we entered into an agreement with a major investment bank whereby we have the right to purchase up to $400 million of commercial mortgage backed securities, unsecured REIT debt and asset backed securities (the "CBO II Collateral"), which are specifically designated for a securitization transaction (the "CBO II Transaction"). As of January 24, 2002, $229.8 million of $400 million has been accumulated, on which we had deposited $26.7 million. Should we choose not to purchase the CBO II Collateral, our liability would be limited to the aggregate market decline in the CBO II Collateral, net of any aggregate gains on swaps entered into by the investment bank, to the extent of our deposit. The balance of the deposit, if any, would then be refunded. To date, there has been no material market decline in the value of the collateral in the aggregate. We plan to finance the purchase of the CBO II Collateral with a securitization. There is no assurance, however, that the CBO II securitization will be consummated.

     In November 2001, we sold the retained subordinated $17.5 million Class E Note (the "Note") issued by Fortress CBO Investments I, Ltd. for approximately $16.2 million. The Note bears interest at a fixed rate of 9.0% and has a stated maturity of June 2038. The sale of the Note represents an issuance of debt and will be recorded as additional CBO Bonds Payable.

     In November 2001, we extended the term on the financing on our Belgian properties through November 2016. The face amount was reduced from $59.6 million to $56.5 million and the new blended rate is EURIBOR (Euro Interbank Offered
Rate) + 1.49%.

     The net cash flow provided by (used in) operating activities decreased from $32.8 million for the year ended December 31, 1999 to $24.8 million for the year ended December 31, 2000 and increased from ($7.2 million) for the period from May 11, 1998 (Date of Formation) through December 31, 1998 to $32.8 million for the year ended December 31, 1999. It increased from $18.6 million for the nine months ended September 30, 2000 to $20.9 million for the nine months ended September 30, 2001. These changes generally resulted from the acquisition and settlement of our investments as described above.

     Investing activities provided (used) $151.6 million, ($683.4 million) and ($638.8 million) during the years ended December 31, 2000 and 1999 and the period from May 11, 1998 (Date of Formation) through December 31, 1998, respectively. They provided $77.7 million and $50.5 million during the nine months ended September 30, 2001 and 2000, respectively. Investing activities consisted primarily of the acquisition and improvement of properties and the investments made in certain loans, mortgage pools, and equity securities, as well as debt instruments used as the CBO collateral, net of proceeds from the settlement of such debt and equity investments (no properties have been sold through September 30, 2001).

     Financing activities provided (used) ($180.2 million), $589.3 million and $721.7 million during the years ended December 31, 2000 and 1999 and the period from May 11, 1998 (Date of Formation) through December 31, 1998, respectively. They used ($97.0 million) and ($70.5 million) during the nine months ended September 30, 2001 and 2000, respectively. The borrowings and debt issuances described above, as well as our private equity offering in June and July 1998 and issuance of the Series A Preferred and certain short-term repurchase agreements and other borrowings, served as the primary sources of cash flow from financing activities. Offsetting uses included the payment of related deferred financing costs (including the purchase of hedging instruments), the payment of dividends and the repayment of debt and repurchase of common shares as described above.

     See the Historical Consolidated Statements of Cash Flows included in our Historical Consolidated Financial Statements included herein for a reconciliation of our cash position for the periods described herein.

INFLATION

     Substantially all of our office leases provide for separate escalations of real estate taxes and operating expenses over a base amount, and/or increases in the base rent based on changes in the Consumer Price Index ("CPI"). We believe that inflationary increases in expenses will generally be offset by the expense reimbursements and contractual rent increases described above.

     We believe that our risk of increases in the market interest rates on our floating rate debt as a result of inflation is substantially offset by our use of hedging instruments as described above.

FUNDS FROM OPERATIONS

     We believe Funds from Operations ("FFO") is one appropriate measure of the performance of real estate companies because it provides investors with an understanding of our ability to incur and service debt and make capital expenditures. FFO, for our purposes, represents net income available for common shareholders (computed in accordance with generally accepted accounting principles ("GAAP")), excluding extraordinary items, plus real estate depreciation and amortization, and after adjustments for unconsolidated subsidiaries. We consider gains and losses on resolution of our loans, securities and mortgage pools to be a normal part of our recurring operations and therefore do not exclude such gains and losses when arriving at FFO. In addition, we exclude accrued incentive income from Fortress Investment Fund and include incentive income distributed or distributable from Fortress Investment Fund in accordance with the operating agreement of the Fund since this reflects cash distributed or distributable to us from the Fund, while our accrued incentive income is based upon the fair value of the Fund's net assets, which is subject to fluctuation in future periods. Adjustments for unconsolidated subsidiaries are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

     Funds from Operations is calculated as follows (unaudited):


                                                                           FOR THE      FOR THE     FOR THE PERIOD
                              FOR THE NINE MONTHS   FOR THE NINE MONTHS   YEAR ENDED   YEAR ENDED    FROM MAY 11,
                              ENDED SEPTEMBER 30,   ENDED SEPTEMBER 30,    DEC. 31,     DEC. 31,       1998 TO
                                     2001                  2000              2000         1999      DEC. 31, 1998
                              -------------------   -------------------   ----------   ----------   --------------
Income available for common
  shareholders..............        $36,531               $15,453          $40,776      $12,299        $10,640
Extraordinary item -- loss
  on extinguishment of
  debt......................             --                    --               --        2,341             --
Real estate depreciation and
  amortization..............          9,592                 9,531           12,621        9,927          3,697
Real estate depreciation and
  amortization -- unconsolidated
  subsidiaries..............            982                   111              126          140             --
Incentive income accrued
  from Fortress Investment
  Fund(A)...................        (14,423)                   --               --           --             --
Equity in incentive return
  accrued by Fortress
  Investment Fund...........          1,652                    --               --           --             --
Distributable incentive
  income from Fortress
  Investment Fund(B)........          2,639                    --               --           --             --
                                    -------               -------          -------      -------        -------
Funds from Operations (FFO),
  as defined................        $36,973               $25,095          $53,523      $24,707        $14,337
                                    =======               =======          =======      =======        =======

---------------


(A)Represents our 50% interest in the incentive income as follows:



Total incentive income............................  $ 28,846
Minority interest -- Manager......................  $(14,423)
                                                    --------
  Our incentive income............................  $ 14,423
                                                    ========



(B)Represents our 50% interest in the distributable incentive income:



Total distributable incentive income...............  $ 5,278
Distributable incentive income due Manager.........  $(2,639)
                                                     -------
  Our distributable incentive income...............  $ 2,639
                                                     =======


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk is the exposure to loss resulting from changes in interest rates, foreign currency exchange rates, commodity prices and equity prices. The primary market risks that we are exposed to are interest rate risk and foreign currency exchange rate risk. Interest rate risk and foreign currency exchange rate risk are highly sensitive to many factors, including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control. All of our market risk sensitive assets, liabilities and related derivative positions are for non-trading purposes only.

  Interest Rate Exposure

     Our primary interest rate exposures relate to our loans, mortgage pools, mortgage backed securities and variable-rate debt, as well as our interest rate swaps and caps. Changes in the general level of interest rates can effect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred in connection with our interest-bearing liabilities. Changes in the level of interest rates also can effect, among other things, our ability to originate and acquire loans and securities, the value of our loans, mortgage pools and mortgage backed securities, and our ability to realize gains from the settlement of such assets. We utilize interest rate swaps, caps and match-funded financings in order to limit the effects of interest rates on our operations. As of September 30, 2001, a 100 basis point change in short-term interest rates would affect our earnings from our real estate securities, credit leased real estate portfolio and mortgage loans, which represents 93% of our assets based on book value, by no more than $1.6 million per annum.

  Currency Rate Exposure

     Our primary foreign currency exchange rate exposures relate to our real estate leases and assets and one of our mortgage pools, as well as a portion of our investment in Fortress Investment Fund LLC. Our principal direct currency exposures are to the Euro and the Canadian Dollar. Changes in the currency rates can adversely impact the fair values and earnings streams of our international holdings. We have attempted to mitigate this impact in part by utilizing local currency-denominated financing on our Belgian and Canadian real estate portfolios to partially hedge, in effect, these assets.

  Fair Values

     For the majority of our financial instruments, principally loans and certain securities, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. We note that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate and currency rate environments as of September 30, 2001 and do no take into consideration the effects of subsequent interest rate or currency rate fluctuations.

     We held the following interest rate risk sensitive instruments at September 30, 2001 (unaudited):

                                       PRINCIPAL      WEIGHTED
                                       BALANCE OR      AVERAGE
                            CARRYING    NOTIONAL      EFFECTIVE      MATURITY
                             AMOUNT      AMOUNT     INTEREST RATE      DATE             OTHER TERMS          FAIR VALUE
                            --------   ----------   -------------   ----------          -----------          ----------
                                                              (DOLLARS IN THOUSANDS)
Assets:
  CBO collateral,
    net(A)................  $546,678    $573,682        8.94%        Various     Various (mixed floating      $546,678
                                                                                 and fixed rates,
                                                                                 amortizing and interest
                                                                                 only)
  Loans receivable,
    net(B)................    50,506      50,506        9.58%         Dec-04     Amortizes principal based      50,506
                                                                                 on collateral payments,
                                                                                 currently paying default
                                                                                 interest rate of LIBOR +
                                                                                 6.0%
  Marketable securities,
    available for
    sale(C)...............     7,077      19,689        7.02%          (C)                  (C)                  7,077
  Mortgage pool
    receivables, net(D)...     4,817      21,132          (D)        Various     Various (mixed floating         5,007
                                                                                 and fixed rates,
                                                                                 amortizing and interest
                                                                                 only)
  Interest rate caps,
    treated as hedges,
    net(E)................     7,018     207,320          N/A          (E)                  (E)                  7,018
Liabilities:
  CBO bonds payable(F)....   426,564     437,500        4.97%         Jul-38     Amortizes principal based     443,564
                                                                                 on collateral payments,
                                                                                 subject to reinvestment
  Other bonds
    payable(F)............   347,596     389,048        7.08%          (F)                  (F)                402,114
  Notes payable(G)........   116,181     116,181        6.20%          (H)                  (H)                116,460
  Repurchase
    agreements(G).........    10,454      10,454        4.93%       Short-term         Interest only            10,454
  Credit facility(G)......    10,000      10,000        7.06%         Jul-03           Interest only            10,000
  Interest rate swaps,
    treated as hedges,
    net(I)................    13,385     258,819          N/A          (I)                  (I)                 13,385
  Non-hedge derivative
    obligations(J)........       716      (J)             N/A          (J)                  (J)                    716

---------------

(A) The fair value of these securities is estimated by obtaining third party independent broker quotations.

(B) It is expected that this loan will be repaid at par in the first quarter of 2002.

(C) These two securities with carrying amounts of $3.9 million and $3.1 million, respectively, mature in November 2007 and June 2008, respectively, and represent subordinate and residual interests in two collateralized mortgage obligations. The fair values of these securities, for which quoted market prices are not readily available, are estimated by means of a price/yield analysis based on our expected disposition strategies for such assets.

(D) Our remaining mortgage pool assets primarily consist of non-accruing, non-performing loans purchased at a discount. The fair value of impaired loans is estimated by means of a discounted cash flow analysis, utilizing expected cash flows and discount rates estimated by our manager to approximate those that a willing buyer and seller might use.

(E) These three agreements have notional balances of $123.7 million, $24.0 million and $59.6 million, respectively, mature in March 2009, November 2002 and November 2001, respectively, and cap 1-month LIBOR at 6.50%, 3-month LIBOR at 6.50% and 12-month EURIBOR at 4.50%, respectively. The fair value of these agreements is estimated by obtaining third party independent broker quotations.

(F) For those bonds bearing floating rates at spreads over market indices, representing approximately $341.1 million of the carrying amount of the CBO Bonds Payable and $25.1 million of the carrying amount of the Other Bonds Payable, we believe that for similar financial instruments with comparable credit risks, the effective rates at September 30, 2001 approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing. Other Bonds Payable consists of two series of bonds with carrying amounts of $322.5 million and $25.1 million, respectively, which mature in May 2011 and December 2004, respectively. The former series amortizes principal and contains a balloon payment. The latter series is expected to be repaid in the first quarter of 2002.

(G) We believe that for similar financial instruments with comparable credit risks, the stated interest rates at September 30, 2001 (all of which are floating rates at spreads over market indices) approximate market rates, with the exception of the Bell Canada Mortgage which bears interest at a fixed rate. Accordingly, the carrying amount outstanding is believed to approximate fair value except with respect to the Bell Canada Mortgage. The Bell Canada Mortgage was valued by discounting expected future payments by a rate calculated by imputing a spread over a market index on the date of borrowing.

(H) The three notes payable have carrying amounts of $31.9 million, $59.6 million and $24.6 million, respectively, and mature in April 2002, November 2001 and November 2002, respectively. The two notes maturing in 2002 are currently making principal amortization payments and have balloon payments at maturity. The note due in 2001 is currently paying interest-only. They are each in the process of being refinanced.

(I) These two agreements have notional balances of $218.8 million and $40.0 million, respectively, mature in July 2005 and July 2003, respectively, and swap 1-month LIBOR for 6.1755% and 6.75%, respectively. The fair value of these agreements is estimated by obtaining third party independent broker quotations.

(J) These are two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million as of September 30, 2001. The maturity date of the purchased swap is July 2009; the maturity date of the sold swap is July 2014, the maturity date of the caps is July 2038. They have been valued by reference to current third party independent broker quotations on similar instruments.

     We held the following currency rate risk sensitive balances at September 30, 2001 (unaudited):

                                                                EFFECT OF A   EFFECT OF A   EFFECT OF A
                                                    CURRENT     5% NEGATIVE   5% NEGATIVE   5% NEGATIVE
                          CARRYING     LOCAL       EXCHANGE      CHANGE IN     CHANGE IN     CHANGE IN
                           AMOUNT     CURRENCY    RATE TO USD    EURO RATE     CAD RATE      GBP RATE
                          --------   ----------   -----------   -----------   -----------   -----------
                                                     (DOLLARS IN THOUSANDS)
ASSETS:
Belgian real estate
  portfolio.............  $70,380       Euro        1.09733       $(3,519)          N/A          N/A
Canadian real estate
  portfolio.............   51,715    Canadian $     1.57920           N/A       $(2,586)         N/A
Italian mortgage loan
  pool..................    2,243       Euro        1.09733          (112)          N/A          N/A
Canadian mortgage loan
  pool..................      335    Canadian $     1.57920           N/A           (17)         N/A
Fortress Investment
  Fund(A)...............   18,255     Various       Various          (267)          N/A        $(646)
Belgian interest rate
  cap...................      472       Euro        1.09733           (24)          N/A          N/A
Belgian other, net......    2,586       Euro        1.09733          (129)          N/A          N/A
Canadian other, net.....    5,610    Canadian $     1.57920           N/A          (281)         N/A
Italian other, net......      327       Euro        1.09733           (16)          N/A          N/A
LIABILITIES:
Belgian Mortgage........   59,639       Euro        1.09733         2,982           N/A          N/A
Bell Canada Mortgage....   31,895    Canadian $     1.57920           N/A         1,595          N/A
                                                                  -------       -------        -----
Total...................                                          $(1,085)      $(1,289)       $(646)
                                                                  =======       =======        =====

---------------

(A) Represents foreign portion only.

USD refers to U.S. dollars; CAD refers to Canadian dollars; and GBP refers to the Great Britain Pound.

                           NEWCASTLE INVESTMENT CORP.

     We invest in real estate securities and other real estate-related assets. We seek to finance these investments primarily using match-funded financing structures. Our objective is to maximize the difference between the yield on our investments and the cost of financing these investments and hedging our positions. We are organized and conduct our operations to qualify as a real estate investment trust for federal income tax purposes.

     Since our formation in June 1998, we have acquired a diversified portfolio of credit sensitive real estate securities, including commercial and residential mortgage backed securities and unsecured REIT debt, rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade). We also own credit leased real estate in the United States, Canada and Europe as well as an interest in Fortress Investment Fund LLC, a real estate private equity fund managed by our manager. Our portfolio consists of approximately $1.3 billion of assets at September 30, 2001.

     The following summarizes our portfolio as of and for the nine months ended September 30, 2001:

[PERCENT OF TOTAL ASSETS PIE CHART]

Real Estate Securities                                                            43
Credit Leased Real Estate                                                         43
Mortgage Loans                                                                     5
Fortress Investment Fund                                                           7
Other                                                                              2

[PERCENT OF TOTAL REVENUE PIE CHART]

Real Estate Securities                                                           29.00
Credit Leased Real Estate                                                        43.00
Mortgage Loans                                                                    4.00
Fortress Investment Fund                                                         23.00
Other                                                                             1.00

     We are externally managed by Fortress Investment Group, subject to the direction and oversight of our board of directors. A majority of our board will be independent. We have chosen to be externally managed by Fortress Investment Group to take advantage of the existing business relationships, operational and risk management systems, expertise and economies of scale associated with our manager's current business operation. At September 30, 2001, Fortress Investment Group and its employees owned approximately 16.4% of our equity (25.8% upon exercise of outstanding options). In addition, in connection with this offering, we will grant to our manager an option to purchase an additional 440,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering which will result in an ownership of approximately 22.3% of our equity upon exercise of all options. We have no ownership interest in Fortress Investment Group. We pay Fortress Investment Group an annual management fee and an incentive return based on certain performance criteria. Fortress Investment Group also manages and invests in other entities that invest in real estate assets.

     We were formed in 1998 by Messrs. Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Erik P. Nygaard. For information regarding each of these individuals, including the positions and offices they hold, see "Our Manager and the Management Agreement -- Officers of Our Manager."

OUR STRATEGY

     Going forward, we intend to focus primarily on increasing our holdings of credit sensitive real estate securities, although we may continue to invest in credit leased real estate and other real estate related investments, as in our current portfolio. The mortgage backed securities we intend to invest in will generally be junior in right of payment of interest and principal to one or more senior classes, but will benefit from the support of one or more subordinate classes of securities or other form of credit support within a securitization transaction. The REIT debt securities we intend to invest in will reflect comparable credit risk. We believe that these securities offer attractive risk-adjusted returns with long-term principal protection under a variety of default and loss scenarios. While the expected yield on these securities is sensitive to the performance of the underlying assets, the more subordinated securities or other features of the securitization transaction, in the case of mortgage backed securities, and the issuer's underlying equity and subordinated debt, in the case of REIT debt, are designed to bear the first risk of default and loss. We intend to further minimize credit risk through active management of our portfolio.

     Returns on these investments also are sensitive to interest rate volatility. We intend to minimize exposure to interest rate fluctuation through the use of match-funded non-recourse financing structures. In particular, we expect to finance our real estate securities investments through the issuance of debt securities in the form of CBOs to take advantage of the structural flexibility offered by CBO transactions to buy and sell certain investment positions to manage risk and, subject to certain limitations, to optimize returns.

     We actively monitor our investment portfolio and the underlying credit quality of our holdings and, where appropriate, reposition our investments to upgrade the credit quality and yield on our investments. We selectively pursue special investment situations where we believe cash flows have been mispriced, including discounted securities purchases in sectors or jurisdictions which have fallen out of favor due to economic pressures, regulatory issues or illiquidity. We will draw on our manager's expertise and significant business relationships with participants in the real estate securities industry to enhance our access to these investments, which may not be broadly marketed.

     We intend to broadly diversify our portfolio by asset type, industry, location and issuer. We expect that diversification will minimize the risk of capital loss, and will also enhance the terms of our financing structures.

     Our investments may be made directly or indirectly, such as in the form of an investment in a vehicle created to hold such assets. We do not intend that our investment in securities of other issuers will require us to register as an "investment company" under the Investment Company Act of 1940, as amended, and we would divest securities before any such registration would be required.

OUR INVESTMENT GUIDELINES

     Our board of directors has adopted general guidelines for our investments and borrowings to the effect that:

     - no investment shall be made which would cause us to fail to qualify as a REIT;

     - no investment shall be made which would cause us to be regulated as an investment company;

     - no more than 20% of our equity, determined as of the date of such investment, shall be invested in any single asset;

     - our leverage shall not exceed 90% of the value of our assets; and

     - we shall not co-invest with the manager or any of its affiliates unless
       (i) our co-investment is otherwise in accordance with these guidelines and (ii) the terms of such co-investment are at least as favorable to us as to the manager or such affiliate (as applicable) making such co-investment.

     These investment guidelines may be changed by our board of directors without the approval of our stockholders.

OUR TARGETED INVESTMENTS

     We intend to invest principally in credit sensitive real estate securities. We may also invest selectively in other real estate-related investments where we believe there are attractive risk-adjusted returns and which may offer potential for capital appreciation.

     COMMERCIAL MORTGAGE BACKED SECURITIES. We intend to invest in commercial mortgage backed securities (CMBS), which are secured by or evidence ownership interests in a single commercial mortgage loan or a pool of mortgage loans secured by commercial properties. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of our CMBS investments to be rated by at least one nationally recognized rating agency. The majority of our investments in CMBS will consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We intend to seek to invest in CMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

     The yield on CMBS depends on the timely payment of interest and principal due on the underlying mortgage loans and defaults by the borrowers on such loans may ultimately result in deficiencies and defaults on the CMBS. In the event of a default, the trustee for the benefit of the holders of CMBS has recourse only to the underlying pool of mortgage loans and, if a loan is in default, to the mortgaged property securing such mortgage loan. After the trustee has exercised all of the rights of a lender under a defaulted mortgage loan and the related mortgaged property has been liquidated, no further remedy will be available. However, holders of relatively senior classes of CMBS will be protected to a certain degree by the structural features of the securitization transaction within which such CMBS were issued, such as the subordination of the relatively more junior classes of the CMBS.

     The credit quality of CMBS depends primarily on the credit quality of the underlying mortgage loans. Among the factors determining credit quality of a mortgage loan are (i) the purpose of the mortgage loan (e.g. refinancing or new purchase), (ii) the principal amount of the mortgage loan relative to the value of the related mortgaged property at origination and at maturity, (iii) the mortgage loan terms (e.g. amortization, balloon amounts, reserves, prepayment terms), (iv) the geographic location of the mortgaged property securing the mortgage loan, and (v) the creditworthiness of tenants occupying the underlying properties.

     In considering whether to acquire a CMBS, we perform due diligence to assess the credit quality of the mortgage loans as discussed above, as well as
(i) the capabilities of the master and special servicer servicing the mortgage loans, (ii) the CMBS structure including subordination levels, (iii) the prepayment and default history of the other mortgage loans previously originated by lenders, (iv) cash flow analyses under various prepayment and interest rate scenarios (including sensitivity analyses), and (v) an analysis of various default scenarios.

     B NOTES. We intend to invest in one or more "B Notes" rated by at least one nationally recognized rating agency. A "B Note" is typically a privately negotiated loan (a) secured by a first mortgage on a single large commercial property or group of related properties and (b) subordinated to an "A Note" secured by the same first mortgage on the same property. The subordination of a B Note is typically evidenced by an inter-creditor agreement with the holder of the related A Note.

     B Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A Note, as the case may be. We will acquire B Notes in negotiated transactions with the originators, as well as in the secondary market.

     The yield on a B Note depends on the timely payment by the borrower of interest and principal. Default by the borrower may, depending on the transaction structure, result in the immediate interruption of current cash flow and may ultimately result in the loss of principal of the B Note. In the event of such a default, the rights of the B Note holders to foreclose on the mortgage collateral are typically subject to the prior right of the holder of the corresponding A Note. As a result, the rights of the holder of a B Note to mitigate losses in the event of a borrower default may be impaired.

     The credit quality of a B Note depends on (i) the borrower under the underlying mortgage, (ii) the value of the underlying collateral and the extent to which it secures the obligation owed to the B Note holder, (iii) the rights under the mortgage loan documents (e.g. personal guarantees, additional collateral, default covenants, remedies), (iv) the B Note holder's rights under an inter-creditor agreement with the A Note holders, (v) the level and stability of cash flow from the property available to service the mortgage debt, and (vi) the availability of capital for refinancing by the borrower if the mortgage loan does not fully amortize.

     We perform extensive due diligence and credit analysis including (i) borrower credit underwriting, (ii) property review (e.g. appraisal, environmental, structural), (iii) mortgage loan and B Note documentation review,
(iv) property cash flow analysis, and (v) analysis of the eligibility of each mortgage loan for inclusion as collateral in a future securitization or appropriateness for other forms of financing or sale.

     REIT DEBT SECURITIES. We intend to invest in investment grade and non-investment grade debt securities issued by other REITs. REIT debt securities are generally unsecured corporate obligations of REITs. We expect the majority of these REIT debt securities to be rated by at least one nationally recognized rating agency. We will seek to invest in REIT debt securities that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire REIT debt from companies representing a variety of property types.

     The credit quality of REIT debt is directly dependent on the financial condition and business outlook of the issuer. Factors determining the financial condition and outlook include (i) portfolio credit quality (e.g. diversity, type of asset and stability of cash flow), (ii) availability of capital, (iii) leverage and leverage trends, (iv) size of portfolio, (v) competition, and (vi) quality of the REIT's management team.

     In analyzing these debt securities, we consider, among other factors, the credit quality factors described above as well as unencumbered and encumbered cash flow coverage, capital structure, refinancing risks, and covenants of the issuer's outstanding debt.

     RESIDENTIAL MORTGAGE SECURITIES. We intend to invest in residential mortgage backed securities (RMBS), which are secured by or evidence ownership interests in pools of mortgage loans secured by single family residential properties. We will invest in securities with credit quality and subordination levels similar to those described above for our CMBS investments.

     We will seek to invest in RMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire RMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.

     Like CMBS, the yield on RMBS depends on the timely payment of interest and principal due on the underlying mortgage loans by the borrowers under such mortgage loans and defaults by such borrowers may ultimately result in deficiencies and defaults on the RMBS. In the event of a default, the trustee for the benefit of the holders of RMBS has rights similar to corresponding rights of a CMBS trustee.

     Like CMBS, the credit quality of RMBS depends on the credit quality of the underlying mortgage loan, which is a function of factors such as (i) the purpose of the mortgage loans (e.g. refinancing or new purchase), (ii) the principal amount of the mortgage loans relative to the value of the related mortgaged properties, (iii) the mortgage loan terms (e.g. amortization), (iv) the geographic location of the properties securing the mortgage loans, and (v) the creditworthiness of the borrowers.

     In considering whether to acquire an RMBS, we will perform due diligence to assess the credit quality of the mortgage loans as discussed above for CMBS, as well as the likelihood of prepayment, which residential borrowers are generally permitted to do without penalty. For RMBS, credit quality may also depend on the extent of any government or agency guarantee of the mortgage loans securing the mortgage loans.

     OTHER REAL ESTATE-RELATED INVESTMENTS. We may also make investments in other types of commercial real estate assets as well as in non-mortgage backed securities. In particular, we may invest in credit leased real property similar to our current credit leased real estate portfolio.

     Although we intend to invest in the investments described above, our business decisions will depend on changing market conditions. As a result, we cannot predict with any certainty the percentage of our assets that will be invested in each category. We may change our investment strategy and policies without a vote of stockholders. We may acquire assets from our manager or its affiliates, including securities issued by our manager or its affiliates. There are no limitations on such transactions, except that they must comply with our general investment guidelines and our management agreement with our manager.

OUR FINANCING STRATEGY

     We will seek to enhance returns to stockholders through the use of leverage. Our financing strategy focuses on the use of non-recourse match-funded financing structures. This means that we seek to match the maturities of our financial obligations with the maturities of our investments to minimize the risk that we have to refinance our liabilities prior to the maturities of our assets, and to reduce the impact of changing interest rates on earnings. In addition, we match fund interest rates with like-kind debt (i.e., fixed-rate assets are financed with fixed-rate debt, and floating-rate assets are financed with floating-rate debt), through the use of hedges such as interest rate swaps, caps, or through a combination of these strategies. This allows us to reduce the impact of changing interest rates on our earnings. In this regard, we intend to utilize securitization structures, particularly collateralized bond obligations, otherwise known as CBOs, as well as other match-funded financing structures. CBOs are multiple class debt securities, or bonds, secured by pools of assets, such as mortgage backed securities, B Notes and REIT debt. Like typical securitization structures, in a CBO (a) the assets are pledged to a trustee for the benefit of the holders of the bonds, (b) one or more classes of the bonds are rated by one or more rating agencies, and (c) one or more classes of the bonds are marketed to a wide variety of fixed income investors, which enables the CBO sponsor to achieve a relatively low cost of long-term financing. Unlike typical securitization structures, the underlying assets may be sold, subject to certain limitations, without a corresponding pay-down of the CBO, provided the proceeds are reinvested in qualifying assets. As a result, CBOs enable the sponsor to actively manage, subject to certain limitations, the pool of assets. We believe that CBO financing structures are an appropriate financing vehicle for our targeted asset classes, because they will enable us to lock in a long-term cost of funds and minimize the risk that we have to refinance our liabilities prior to the maturities of our investments while giving us the flexibility to manage credit risk and, subject to certain limitations, to take advantage of profit opportunities.

     We may also use short term financing, in the form of repurchase agreements, bridge financings and bank warehousing facilities, as an intermediary step prior to the implementation of optimal match-funded financing. We utilize leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates. As of September 30, 2001, a 100 basis point change in short-term interest rates would affect our earnings from our real estate securities, credit leased real estate portfolio and mortgage loans, which represents 93% of our assets based on book value, by no more than $1.6 million per annum.

OUR HEDGING ACTIVITIES

     We intend to enter into hedging transactions to protect our positions from interest rate fluctuations and other changes in market conditions. These transactions may include interest rate swaps, the purchase or sale of interest rate collars, caps or floors, options, mortgage derivatives and other hedging instruments. These instruments may be used to hedge as much of the interest rate risk as our manager determines is in the best interest of our stockholders, given the cost of such hedges and the need to maintain our status as a REIT. Our manager may elect to have us bear a level of interest rate risk that could otherwise be hedged when our manager believes, based on all relevant facts, that bearing such risks is advisable. Our manager has extensive experience in hedging real estate positions with these types of instruments. Our manager engages in hedging for the sole purpose of protecting against interest rate risk and not for the purpose of speculating on changes in interest rates.

OUR INVESTMENTS

     Since our formation in June 1998, we have acquired a diversified portfolio of credit sensitive real estate securities, including commercial mortgage backed securities and unsecured REIT debt rated primarily BBB (the lowest investment grade rating) and BB (one level below investment grade). We also own certain credit leased real estate in the United States, Canada and Europe as well as an approximately 11% interest in Fortress Investment Fund LLC, a real estate private equity fund managed by our manager. As of September 30, 2001, our assets, based on the book value of our operating segments, were 43% in real estate securities, 43% in credit leased real estate, 7% in Fortress Investment Fund, 5% in mortgage loans and 2% in cash and other assets. The following is a description of our investment assets as of September 30, 2001. For an explanation of the ratings assigned by Standard & Poor's and Moody's Investor Services, see "-- Ratings."

  REAL ESTATE SECURITIES

     During the period from April 1999 to August 2001, we acquired the following real estate securities.

     - $317.2 million in commercial mortgage backed securities (CMBS) with an average coupon of 6.63%, an average rating of approximately Ba2 and an average term to maturity of 8.01 years at September 30, 2001. Retail, multifamily and office properties comprise 30%, 23% and 18%, respectively, of the underlying collateral.

     - $256.5 million in unsecured REIT debt securities with an average coupon of 7.45%, an average rating of approximately Ba1 and an average remaining term to maturity of 5.53 years at September 30, 2001. Office, retail, industrial and residential REIT industries comprise 27%, 21%, 18%, 12%, respectively, of the debt.

     We initially financed this purchase through short-term repurchase agreements. To secure long-term financing for these securities, we formed special purpose subsidiaries, Fortress CBO Investments I, Limited and Fortress CBO Investments I Corp. which in July 1999 issued approximately $500 million of collateralized bond obligations (CBOs) secured by the securities in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder.

                                         MOODY'S/S&P                                  EXPECTED
                              CLASS        RATINGS          FACE          COUPON      MATURITY
                            ---------   -------------   ------------   ------------   --------
Senior CBO Securities.....      A         Aaa / AAA     $322,500,000   LIBOR + .65%   July-04
                                B         Aa2 / AA      $ 20,000,000   LIBOR + .80%   July-04
                                C          A2 / NR      $ 62,500,000      7.85%       July-09
                                D         Baa2 / NR     $ 32,500,000      8.60%       July-09
                                                        ------------
          TOTAL ..........                              $437,500,000
                                                        ============
Subordinate CBO
  Securities..............      E            Ba2        $ 17,500,000      9.00%       July-09
                            Preferred        B2         $ 17,500,000      9.00%       July-09
                            Common I                    $ 26,400,000       N/A            N/A
                            Common II                   $  1,100,000       N/A            N/A
                                                        ------------
          TOTAL ..........                              $ 62,500,000
                                                        ============

     $437.5 million of Senior CBO Securities were sold to third parties and $62.5 million of the Subordinated CBO Securities were initially retained by us. The table above sets forth further information with respect to the CBO structure. We act as collateral manager for the CBO and are paid a monthly fee of 0.5% of the principal balance of the CMBS and unsecured REIT debt securities. We have the discretion to buy and sell up to 15% of the outstanding face of the collateral annually, and to sell defaulted and credit risk securities on an unlimited basis. Until 2004, we are obligated to reinvest principal received from the collateral. In 2004, we intend to refinance the Class A and B Senior CBO Securities, provided it would not result in a downgrade of any rated classes of securities. Failure to so refinance on the scheduled date in 2004 will result in an additional allocation of cash flows from certain of the Subordinate CBO Securities to the Class A and B Senior CBO Securities. To better match the collateral cash flow to the debt service on the CBO Securities, we entered into interest rate swap and cap agreements.

     In November 2001, we sold the retained subordinated $17.5 million Class E Subordinate CBO Security, which bears interest at a fixed rate of 9.0% and has a stated maturity of June 2038, for approximately $16.2 million.

  CREDIT LEASED REAL ESTATE

     GSA Properties. During the period from July 1998 to November 1999, we purchased 15 office properties primarily leased to the U.S. General Services Administration. In this prospectus, we refer to these properties as the GSA Properties. We initially financed the 1998 and 1999 acquisitions with approximately $234.2 million and $43.4 million of first mortgage debt, respectively. The properties contain approximately 3.2 million square feet of total net rentable space and the current annual rent is approximately $48.7 million. The leases generally provide for early termination rights in the event of the destruction of the property or other casualty or upon a finding that the landlord discriminated against an employee or applicant for employment. We believe these properties are adequately covered by insurance against potential loss.

     The table below sets forth certain information regarding these properties.

                                 GSA PROPERTIES

                                                               NET
                                                 STATE/     RENTABLE     YEAR    OWNERSHIP
PROPERTY ADDRESS(1)       CITY/SUBMARKET(2)     PROVINCE   SQUARE FEET   BUILT       %           USE               TENANT
-------------------    -----------------------  --------   -----------   -----   ---------   ------------  -----------------------
1325 J Street          Sacramento/CBD            CA           323,456    1989      100%      Office        GSA -- Dpt. of
                                                                                                           Defense
                                                                                                           CA State Gen. Serv.
                                                                                                           GSA Army Corp.
                                                                                                           World of Good Taste
1600 Callowhill        Philadelphia/CBD          PA            93,552    1989      100%      Office        Immigration &
 Street
                                                                                                           Naturalization
                                                                                                           Community College
1433 West Loop         Houston/Galleria          TX           138,000    1996      100%      Office        Realmark
 South                                                                                                     Texas Premier Bank
                                                                                                           DEA
116 Lake View Parkway  Suffolk/Tri-City          VA           278,978    1993      100%      Office        GSA -- USACOM
150 Corporate Drive    Norfolk/Military Circle   VA            53,830    1994      100%      Office        GSA -- FBI
1900 River Road        Burlington/Suburban       NJ         1,048,631    1990      100%      Warehouse     Federal Supply Service
                       Southern NJ                                                           Distribution
                                                                                             Center
16401 E. Centre Tech   Aurora/Suburban           CO           116,500    1998      100%      Office        GSA Tricare Mgt
 PkwyPlace             Denver                                                                              Activities
380 Westminster        Providence/CBD            RI           130,600    1983      100%      Office        GSA
 Street
4820 University        Huntsville/Cummings       AL           117,476    1994      100%      Office        GSA
 Square                Research Park
755 Parfet Street      Lakewood/Union Square     CO            82,845    1993      100%      Office        GSA Dpt. of Interior
                                                                                                           DRG
696 Virginia Road      Concord/CBD               MA           104,527    1998      100%      Office        GSA
8808 Rio San Diego     San Diego/Mission         CA           144,327    1989      100%      Office        North American Mtg
Drive                  Valley                                                                              Veterans Administration
901 N Fifth Street     Kansas City/KS CBD        KS           182,554    1999      100%      Office        EPA/GSA
999 E Street           Washington CBD            DC           162,038    1998      100%      Office        Hard Rock Cafe
                                                                                                           Bureau of Public Debt
                                                                                                           Fed. Election Comm.
901 Locust Street      Kansas City/KS CBD        MO           204,607    1999      100%      Office        FAA
                                                            ---------
Total/Average                                               3,181,921

                        % OF
                        TOTAL      TENANT                                                                 ANNUAL
                       SQUARE        NET        LEASE     LEASE    TENANT                   CURRENT        REAL         LEASE
                       FOOTAGE    RENTABLE      START      EXP     CREDIT     ANNUAL       RENT PER       ESTATE       RENEWAL
PROPERTY ADDRESS(1)    LEASED    SQUARE FEET     DATE      DATE    RATING     RENT(3)     SQUARE FOOT     TAXES        OPTION
-------------------    -------   -----------   --------  --------  ------   -----------   -----------   ----------   -----------
1325 J Street                                                                                           $  670,542
                         0.57%        1,850      2/1/97   1/18/02    AAA    $    49,950     $27.00                      None
                        26.77%       86,596     12/1/90  11/23/01      A    $ 1,922,431     $22.20                      None
                        70.95%      229,502     11/1/90  10/31/10    AAA    $ 3,654,931     $15.93                      None
                         0.90%        2,911      4/1/01   3/31/11    N/R    $   108,384     $37.23                      None
1600 Callowhill                                                                                         $  196,352
 Street
                        81.31%       76,063      1/1/90    4/3/05    AAA    $ 1,628,548     $21.41                      None
                        18.69%       17,489      6/1/97   6/30/02    N/R    $   374,202     $21.40                   2 One Year
1433 West Loop           1.53%        2,117     12/1/98       (4)    N/R    $    12,702     $ 6.00      $  268,266      None
 South                   3.22%        4,443      5/1/97   4/30/07    N/R    $    44,874     $10.10                   2 Five Year
                        93.00%      128,337      6/1/97   5/31/12    AAA    $ 1,693,364     $13.19                   1 Five Year
116 Lake View Parkway     100%      278,978     5/10/93    5/9/13    AAA    $ 4,020,302     $14.41      $  444,492   1 Five Year
150 Corporate Drive       100%       53,830      9/1/94   8/31/09    AAA    $   704,635     $13.09      $   73,171   1 Five Year
1900 River Road           100%    1,048,631    12/31/90   12/1/10    AAA    $ 9,779,113     $ 9.33      $  929,267      None
16401 E. Centre Tech                                                                                    $  364,815
 PkwyPlace                100%      116,500     5/19/98   5/18/18    AAA    $ 1,766,296     $15.16                      None
380 Westminster           100%      130,600     11/1/82   3/31/03    AAA    $ 2,738,682     $20.97      $  481,644   2 Five Year
 Street
4820 University           100%      117,476      9/6/94   10/6/04    AAA    $ 1,564,030     $13.31      $   73,200      None
 Square
755 Parfet Street          70%       58,156      2/1/01   1/31/06    AAA    $   825,032     $14.19      $  157,056      None
                            3%        2,271      1/1/01   1/31/03    N/R    $    31,794     $14.00                      None
696 Virginia Road         100%      104,527     3/12/98   3/11/18    AAA    $ 1,986,013     $19.00      $  180,071      None
8808 Rio San Diego          9%       12,341      2/1/93    1/1/03   BBB-    $   259,161     $21.00      $  233,476   1 Five Year
Drive                      91%      131,986     11/1/98  11/13/13    AAA    $ 3,019,839     $22.88                      None
901 N Fifth Street        100%      182,554     6/15/99   6/14/09    AAA    $ 3,945,972     $21.62      $  750,000   1 Ten Year
999 E Street             9.94%       16,112      8/1/98   7/31/13   BBB+    $   644,480     $40.00      $  554,536   2 Five Year
                        26.73%       43,314     10/1/97   9/30/07    AAA    $ 1,092,512     $25.22                      None
                        63.33%      102,612     10/1/97   9/30/07    AAA    $ 2,650,234     $25.83                      None
901 Locust Street      100.00%      204,607    10/15/99  10/14/09    AAA    $ 4,137,600     $20.22      $  680,004   1 Ten Year
                       ------     ---------                                 -----------                 ----------
Total/Average           99.12%    3,153,803                                 $48,655,081                 $6,056,892

---------------

(1) See Financial Statements, Footnote #2, Investments in Real Estate, for a description of depreciation and estimated lives.
(2) CBD means central business district.
(3) These numbers represent the September 2001 rents annualized.
(4) Tenant may cancel if the service for the building is canceled.

     To more effectively monetize lease cash flows and the anticipated residual value of the GSA properties, we arranged securitized financing matched to the long-term GSA leases. In order to optimize the securitization, we utilized a combination of insurance, reserves, guarantees and a working capital facility to effectively make the GSA leases bondable. In May 1999, we, through a special purpose subsidiary, Government Lease Trust (formed by Fortress GSA Securities
LLC), issued approximately $400 million face amount of securities evidencing interests in mortgage loans secured by 14 of the 15 GSA properties in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder.

     - $223 million of the offering consisted of fully amortizing lease-backed pass-through certificates, referred to in this prospectus as the lease-backed securities, backed by 14 cross-collateralized first lien mortgages on the GSA properties. Interest and principal payments on the lease-backed securities are based on a fixed series of monthly cash flows according to a sinking fund schedule. MBIA, an AAA-rated insurance company, guarantees the timing of the principal and interest payments. These certificates amortize sequentially by class; the Class A-1 certificates, which receive all principal amortization until they are paid in full, had been paid down to approximately $25.6 million at September 30, 2001.

     - $176 million of the offering consisted of commercial mortgage pass-though certificates, referred to in this prospectus as the property certificates, backed by the GSA properties' residual value and lease cash flows in excess of those required to service the lease-backed securities. MBIA guarantees the timing of the interest payments. These certificates do not amortize; proceeds from the sale or refinancing of the GSA properties at maturity will be used to pay down the principal.

     The table below sets forth further information on the certificates.

                                                  MOODY'S / S&P                           EXPECTED
                                          CLASS      RATINGS          FACE       COUPON   MATURITY
                                          -----   -------------   ------------   ------   --------
Lease-backed Certificates...............  A-1       AAA / Aaa     $ 60,739,000   5.86%    April-03
                                          A-2       AAA / Aaa     $ 39,129,000   6.18%      May-05
                                          A-3       AAA / Aaa     $ 43,002,000   6.39%      May-07
                                          A-4       AAA / Aaa     $ 80,375,400   6.48%      May-11
Property Certificates...................  B-1        AA / NR      $105,354,160   4.00%      May-11
                                          B-2        A / NR       $ 27,329,979   4.00%      May-11
                                          B-3       BBB / NR      $ 43,186,589   4.00%      May-11


     We financed the investment in the FAA building in Kansas City, Missouri, which we acquired after the securitization, by entering into a $24.8 million first mortgage loan. The loan, which bears interest at a floating rate equal to one-month LIBOR plus a spread of 1.40% per annum, matures in November 2002. In order to mitigate the interest rate risk related to the financing, we entered into an interest rate cap agreement with an investment bank. Pursuant to the interest rate cap agreement, the hedge counterparty pays us the excess, if any, between the strike rate (6.50%) and the three-month LIBOR rate as of the payment date. The cap has a notional balance of $24 million and matures in November 2002. We are currently negotiating a refinancing of this loan.


     Bell Canada Portfolio. In October 1998, we purchased five office properties in Canada leased primarily to Bell Canada. In this prospectus, we refer to these properties as the Bell Canada Portfolio. The total net rentable area is approximately 1.3 million square feet and the current annual rent is approximately $5.4 million. We believe that these properties are adequately covered by insurance against potential loss.

     We financed the purchase of the Bell Canada portfolio by entering into a $33.0 million first mortgage loan with three Canadian financial institutions. The loan, which bears interest at a fixed rate equal to 7.25% per annum, matures in April 2002. We are currently negotiating a refinancing of this loan.

     The following table sets forth certain information with respect to the Bell Canada Portfolio:

                             BELL CANADA PORTFOLIO

                                                             NET
                                                          RENTABLE
PROPERTY                                        STATE/     SQUARE       YEAR     OWNERSHIP
ADDRESS                   CITY/SUBMARKET(1)    PROVINCE     FEET       BUILT         %           USE
--------                 --------------------  --------   ---------   --------   ---------   ------------
20-40 Norelco Drive, 83   Toronto/North York      ON        624,786    1963/       100%      Industrial/
Signet Drive                                                           1971/                 Distribution
                                                                        1979
2 Fieldway Road          Etobicoke (Toronto)/     ON        177,214    1972/       100%         Office
                              Metro West                              expanded
                                                                        1978
100 Dundas Street             London/CBD          ON        325,764     1980       100%         Office
449 Princess Street          Kingston/CBD         ON         45,691     1981       100%         Office
66 Bay Street South          Hamilton/CBD         ON        118,787     1974       100%         Office
                                                          ---------
Total/Average                                             1,292,242

                                                     % OF      TENANT                                             CURRENT
                                                     TOTAL       NET                                               RENT
                                                    SQUARE    RENTABLE     LEASE    LEASE    TENANT                 PER
PROPERTY                                            FOOTAGE    SQUARE      START     EXP     CREDIT     ANNUAL    SQUARE
ADDRESS                           TENANT            LEASED      FEET       DATE      DATE    RATING    RENT(2)     FOOT
--------                 -------------------------  -------   ---------   -------  --------  ------   ----------  -------
20-40 Norelco Drive, 83  Bell Canada-Office         98.48%      615,274   3/26/98   3/31/07    A      $2,532,473  $ 4.12
Signet Drive             Bell Canada-Cafeteria       0.73%        4,559   3/26/98   3/31/07             $ 28,869  $ 6.33
                         Bell Canada-Storage         0.47%        2,960   3/26/98   3/31/07             $  9,372  $ 3.17
                         Bell Canada-O&Y             0.32%        1,993   3/26/98   3/31/07             $  8,203  $ 4.12
2 Fieldway Road          Bell Canada-Office          94.1%      166,753   3/26/98   3/31/04    A      $  686,357  $ 4.12
                         Bell Canada-Cafeteria       4.25%        7,533   3/26/98   3/31/04             $ 47,701  $ 6.33
                         Bell Canada-Storage         0.91%        1,619   3/26/98   3/31/04             $  5,126  $ 3.17
                         Bell Canada-Mgmt.           0.65%        1,153   3/26/98   3/31/04             $  7,301  $ 6.33
                         Hosnya Elshaarawy           0.09%          156    4/1/01   3/31/06                  691  $ 4.43
100 Dundas Street        Bell Canada-Office         89.24%      290,706   3/26/98   3/31/06    A      $1,196,548  $ 4.12
                         Bell Canada-Cafeteria       3.96%       12,890   3/26/98   3/31/06             $ 40,812  $ 3.17
                         Bell Canada-Storage         0.52%        1,686   3/26/98   3/31/47             $ 21,353  $ 12.66
                         Bell Canada-Mgmt.           0.45%        1,478   3/26/98   3/31/06             $  9,827  $ 6.65
                         ComTech                     0.03%           96     1,989  12/31/05              $   486  $ 5.07
                         MacTel                      0.47%        1,536     1,884   5/31/03             $  7,781  $ 5.07
                         MacTel                      0.21%          673    4/1/01   5/31/03             $  3,409  $ 5.07
                         UUNet                       0.13%          431    6/1/99   5/31/02             $  4,094  $ 9.50
                         Tony & Fay Gardner          0.14%          460    9/1/99   8/31/02             $  2,622  $ 5.70
                         Pointts Limited             0.61%        1,989   8/15/97   7/31/02             $ 18,892  $ 9.50
                         Palmieri's Fine Food Inc.   0.58%        1,884   10/1/00   9/30/10             $ 31,018  $ 16.46
449 Princess Street      Bell Canada-Office         99.41%       45,422   3/26/98   3/31/03    A      $  186,957  $ 4.12
                         Bell Canada-Storage         0.59%          269   3/26/98   3/31/03              $   852  $ 3.17
66 Bay Street South      Bell Canada-Office         92.94%      110,400   3/26/98   3/31/03    A      $  454,407  $ 4.12
                         Bell Canada-Cafeteria       6.42%        7,621   3/26/98   3/31/03             $ 48,259  $ 6.33
                         Bell Canada-Storage         0.41%          492   3/26/98   3/31/03             $  1,558  $ 3.17
                         Bell Canada-Mgmt.           0.23%          274   3/26/98   3/31/03             $  1,128  $ 4.12
                                                     -----    ---------                               ----------
Total/Average                                       99.08%    1,280,307                               $5,356,096


                           ANNUAL
                            REAL       LEASE
PROPERTY                   ESTATE     RENEWAL
ADDRESS                    TAXES       OPTION
--------                 ----------  ----------
20-40 Norelco Drive, 83  $1,068,276  One 5 Year
Signet Drive
2 Fieldway Road          $  592,827  One 5 Year
100 Dundas Street        $1,031,388  One 5 Year
                                     One 5 Year
                                     None
                                     One 2 Year
                                     One 2 Year
                                     One 3 Year
                                     None
                                     One 5 Year
                                     One 5 Year
449 Princess Street      $   58,221  One 5 Year
                                     One 5 Year
66 Bay Street South      $  300,387  One 5 Year
                                     One 5 Year
                                     One 5 Year
                         ----------
Total/Average            $3,051,099

---------------

(1) CBD means central business district.
(2) Certain operating expenses are reimbursed by tenants at rates ranging up to 15% above actual cost.

     LIV Portfolio. In November 1999, we purchased nine office and industrial properties in Belgium leased primarily to government or quasi-governmental entities, referred to in this prospectus the LIV Portfolio. The total net rentable area of the portfolio is approximately 500,000 square feet and the current annual rent is approximately $6.1 million.

     We financed our investment in the LIV Portfolio by entering into a $59.6 million first mortgage loan with a commercial bank in Belgium. The loan, which bore interest at a floating rate equal to EURIBOR plus a spread of 0.80% per annum, matured in November 2001. In order to mitigate the interest rate risk related to the financing, we entered into an interest rate cap agreement with a commercial bank in Belgium. Pursuant to the interest rate cap agreement, the hedge counterparty pays the excess, if any, between the strike rate (4.50%) and the twelve-month EURIBOR rate as of the payment date. The cap had a notional balance of $59.6 million and matured in November 2001.

     In November 2001, we extended the term on the financing on the LIV Portfolio properties through November 2016. The face amount of the loan is $56.5 million and the new blended rate is EURIBOR + 1.49%.

                                 LIV PORTFOLIO

                                                                                 NET
                                                                   STATE/     RENTABLE        YEAR      OWNERSHIP
PROPERTY ADDRESS                                 CITY/SUBMARKET   PROVINCE   SQUARE FEET      BUILT         %          USE
----------------                                ----------------  --------   -----------   -----------  ---------   ---------
54 Gossetlaan                                   Groot-Bijgaarden  Belgium       81,763        1944         100%      Office
325 Leuvensesteenweg                                Zaventum      Belgium       65,175      1974-75/       100%      Office
                                                                                              1990
15-17 Rue Belliard                                  Brussels      Belgium       28,180        1974/        100%      Office
                                                                                           refurbished
                                                                                              1996
159 Dreve Richelle                                  Waterloo      Belgium       46,231        1990         100%      Office
4 Rue de law Science                                Brussels      Belgium       26,651        1952/        100%      Office
                                                                                            renovated
                                                                                              2001
4-6 Rue Belliard                                    Brussels      Belgium       32,206     refurbished     100%      Office
                                                                                             1987/88
5 Hoge Wei                                          Zaventum      Belgium       55,606         --          100%     Warehouse
10 Rue Guimard                                      Brussels      Belgium      119,781        1973/        100%      Office
                                                                                           refurbished
                                                                                              1995
6-14 Avenue Palmerston                              Brussels      Belgium       53,421        1965/        100%      Office
                                                                                            renovated
                                                                                              '90s
                                                                               -------
Total/Average                                                                  509,014

                                                                         % OF
                                                                         TOTAL      TENANT
                                                                        SQUARE        NET        LEASE    LEASE
                                                                        FOOTAGE    RENTABLE      START     EXP       ANNUAL
PROPERTY ADDRESS                                        TENANT          LEASED    SQUARE FEET    DATE      DATE       RENT
----------------                                ----------------------  -------   -----------   -------  --------  ----------
54 Gossetlaan                                   Ascend Communications     9.56%       7,815     12/1/98  11/30/02     $89,086
                                                Wella                    14.96%      12,228      1/1/99  12/31/07    $139,576
                                                Lucent Tech.              6.92%       5,662     10/1/00  11/30/07     $66,172
                                                Media Genix               3.73%       3,046      3/1/00   2/28/08     $34,789
                                                Media Genix              13.85%      11,324      3/1/99   2/28/08    $129,323
                                                United Biscuits          17.60%      14,391      3/1/99   2/28/02    $164,950
                                                United Biscuits           0.43%         355      3/1/99   2/28/02      $1,544
                                                Icon                     11.47%       9,375      2/1/01   4/30/09    $105,901
                                                Icon                     11.47%       9,375      5/1/00   4/30/09    $112,011
                                                Job @                    10.02%       8,191      7/1/00   6/30/09     $89,616
325 Leuvensesteenweg                            Express Road              9.27%       6,039      9/1/91   8/31/02     $30,443
                                                Space Applic. Services    7.27%       4,736     8/15/93   8/14/02     $50,476
                                                K & L                     3.98%       2,594     10/1/97   9/30/06     $22,920
                                                K & L                     0.40%         258      8/1/99   9/30/06      $2,271
                                                Integri                   4.82%       3,143      4/1/98   3/31/07     $29,899
                                                Integri                   7.66%       4,994      4/1/98   3/31/07     $44,062
                                                Integri                   2.44%       1,593      1/1/01   3/31/07     $15,261
                                                EBL                       2.89%       1,884      6/1/99   5/31/08     $19,633
                                                Elsevier                 28.67%      18,686      6/1/99   5/31/08    $164,011
                                                Elsevier                 15.82%      10,312     12/1/99  11/30/08     $21,930
                                                Aprico                    7.27%       4,736      3/1/00   2/28/09     $46,311
                                                Secproof                  1.90%       1,238      1/1/01  12/31/09     $11,691
                                                Quality Infor.            4.57%       2,982      3/1/01   2/28/10     $26,596
15-17 Rue Belliard                              Foratom                   9.43%       2,659      6/1/97   5/31/06     $28,481
                                                Foratom                  10.73%       3,025      6/1/99   5/31/08     $31,526
                                                A.C.E.                   10.73%       3,025      2/1/00   1/31/09     $27,943
                                                AGEA                     10.73%       3,025     10/1/00   9/30/09     $31,106
                                                Czech Trade               4.39%       1,238     12/1/00  11/30/09     $12,340
                                                C.V.N                    10.73%       3,025      9/1/01   8/31/10     $30,154
159 Dreve Richelle                              Credit General            4.66%       2,153     11/1/93  10/31/02     $34,116
                                                Battersby Chung           1.30%         603      7/1/96   6/30/05      $6,542
                                                Battersby Chung           0.40%         183     10/1/00   6/30/05      $1,986
                                                Europay                   1.44%         667      1/1/00  12/30/07      $7,400
                                                Europay                  81.19%      37,534      1/1/99  12/31/07    $416,192
                                                Europay                   8.38%       3,875      4/1/99  12/31/07     $42,968
                                                Lunch Time                2.63%       1,217      5/1/00   4/30/09     $24,662
4 Rue de law Science                            Swedish & Finnish        13.81%       3,681     8/15/95   8/14/04     $51,525
                                                Ass.
                                                Vedior Interim            8.24%       2,196      6/1/96   5/31/05     $19,670
                                                Vedior Interim            2.79%         743     12/1/97   5/31/05      $7,193
                                                Nalad                    16.68%       4,445      1/1/00  12/31/08     $57,053
                                                Nalad                     3.23%         861      1/1/00  12/31/08      $2,229
                                                Etat Belge               13.81%       3,681      4/1/01   3/31/10     $48,289
                                                Etat Belge               13.81%       3,681      4/1/01   3/31/10     $48,289
                                                Etat Belge               13.81%       3,681      4/1/01   3/31/10     $48,289
                                                Etat Belge               13.81%       3,681      4/1/01   3/31/10     $48,289
4-6 Rue Belliard                                Vacant                     100%                                $0
5 Hoge Wei                                      Noortman                   100%      55,606      7/1/00   6/30/09    $243,289
10 Rue Guimard                                  EEC                        100%     119,782     10/1/95   9/30/07  $2,640,117
6-14 Avenue Palmerston                          EEC                        100%      53,421      1/1/99  12/31/01    $806,975
                                                \
                                                                         -----      -------                        ----------
Total/Average                                                            90.89%     462,644                        $6,135,095


                                                               ANNUAL
                                                  CURRENT       REAL
                                                 RENT PER      ESTATE
PROPERTY ADDRESS                                SQUARE FOOT    TAXES
----------------                                -----------   --------
54 Gossetlaan                                     $11.40       $42,342
                                                  $11.41
                                                  $11.69
                                                  $11.42
                                                  $11.42
                                                  $11.46
                                                  $ 4.35
                                                  $11.30
                                                  $11.95
                                                  $10.94
325 Leuvensesteenweg                              $ 5.04       $24,669
                                                  $10.66
                                                  $ 8.84
                                                  $ 8.80
                                                  $ 9.51
                                                  $ 8.82
                                                  $ 9.58
                                                  $10.42
                                                  $ 8.78
                                                  $ 2.13
                                                  $ 9.78
                                                  $ 9.44
                                                  $ 8.92
15-17 Rue Belliard                                $10.71       $60,111
                                                  $10.42
                                                  $ 9.24
                                                  $10.28
                                                  $ 9.97
                                                  $ 9.97
159 Dreve Richelle                                $15.85       $62,442
                                                  $10.86
                                                  $10.85
                                                  $11.09
                                                  $11.09
                                                  $11.09
                                                  $20.26
4 Rue de law Science                              $14.00       $50,834
                                                  $ 8.96
                                                  $ 9.68
                                                  $12.84
                                                  $ 2.59
                                                  $13.12
                                                  $13.12
                                                  $13.12
                                                  $13.12
4-6 Rue Belliard                                               $68,706
5 Hoge Wei                                        $ 4.38       $13,395
10 Rue Guimard                                    $22.04      $333,614
6-14 Avenue Palmerston                            $15.11       $43,175
                                                              --------
Total/Average                                                 $699,288

RATINGS

     The following are the explanations of the ratings provided by Standard and Poor's and Moody's. Ratings of BBB and Baa and above are considered investment grade.

STANDARD AND POOR'S RATINGS:

     AAA: The highest rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

     AA: Differs from the highest rated obligations only in small degree. The obligor's capacity to meet its financial commitment on the obligation is very strong.

     A: Somewhat more susceptible to the adverse effects of changes in circumstances and economic conditions than obligations in higher rated categories. However, the obligor's capacity to meet its financial commitment on the obligation is still strong.

     BBB: Exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation.

     BB: Less vulnerable to nonpayment than other speculative issues. However, it faces major ongoing uncertainties or explore to adverse business, financial, or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation.

     PLUS (+) OR MINUS (-): Shows relative standing within the major rating categories.

MOODY'S RATINGS:

     Aaa: Bonds which are rated Aaa are judged to be of the best quality. They carry the smallest degree of investment risk and are generally referred to as "gilt edged." Interest payments are protected by a large or by an exceptionally stable margin and principal is secure. While the various protective elements are likely to change, such changes as can be visualized are most unlikely to impair the fundamentally strong position of such issues.

     Aa: Bonds which are rated Aa are judged to be of high quality by all standards. Together with the Aaa group they comprise what are generally known as high-grade bonds. They are rated lower than the best bonds because margins of protection may not be as large as in Aaa securities or fluctuation of protective elements may be of greater amplitude or there may be other elements present which make the long-term risk appear somewhat larger than the Aaa securities.

     A: Bonds which are rated A possess many favorable investment attributes and are to be considered as upper-medium-grade obligations. Factors giving security to principal and interest are considered adequate, but elements may be present which suggest a susceptibility to impairment some time in the future.

     Baa: Bonds which are rated Baa are considered as medium-grade obligations (i.e., they are neither highly protected nor poorly secured). Interest payments and principal security appear adequate for the present but certain protective elements may be lacking or may be characteristically unreliable over any great length of time. Such bonds lack outstanding investment characteristics and in fact have speculative characteristics as well.

     Ba: Bonds which are rated Ba are judged to have speculative elements; their future cannot be considered as well-assured. Often the protection of interest and principal payments may be very moderate, and thereby not well safeguarded during both good and bad times over the future. Uncertainty of position characterizes bonds in this class.

     B: Bonds which are rated B generally lack characteristics of the desirable investment. Assurance of interest and principal payments or of maintenance of other terms of the contract over any long period of time may be small.

     Moody's applies numerical modifiers 1, 2, and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranging; and the modifier 3 indicates a ranking in the lower end of that generic rating category.

     The following schedule represents the leases expiring over the next 10 years for each of these portfolios.

SCHEDULE OF LEASE EXPIRATIONS

                            GSA PROPERTIES PORTFOLIO

                                                                                          % OF GROSS ANNUAL
                                 NUMBER OF TENANTS   SQUARE FEET OF     ANNUAL RENT OF     RENT REPRESENTED
YEAR                              LEASE EXPIRING     EXPIRING LEASES   EXPIRING LEASES    BY EXPIRING LEASES
----                             -----------------   ---------------   ----------------   ------------------
2001...........................          1                 86,596        $ 1,922,431             3.95%
2002...........................          2                 19,339        $   424,152             0.87%
2003...........................          3                145,212        $ 3,029,637             6.23%
2004...........................          1                117,476        $ 1,564,030             3.22%
2005...........................          1                 76,063        $ 1,628,548             3.35%
2006...........................          1                 58,156        $   825,032             1.70%
2007...........................          3                150,369        $ 3,787,620             7.79%
2008...........................          0                      0        $         0             0.00%
2009...........................          3                440,991        $ 8,788,207            18.07%
2010...........................          2              1,278,133        $13,434,044            27.62%
2011...........................          1                  2,911        $   108,384             0.22%
2012...........................          1                128,337        $ 1,693,364             3.48%
2013...........................          3                427,076        $ 7,684,621            15.80%
2014...........................          0                      0        $         0             0.00%
2015...........................          0                      0        $         0             0.00%
2016...........................          0                      0        $         0             0.00%
2017...........................          0                      0        $         0             0.00%
2018...........................          2                221,027        $ 3,752,309             7.71%

                             BELL CANADA PORTFOLIO

                                                                                          % OF GROSS ANNUAL
                                 NUMBER OF TENANTS   SQUARE FEET OF     ANNUAL RENT OF     RENT REPRESENTED
YEAR                              LEASE EXPIRING     EXPIRING LEASES   EXPIRING LEASES*   BY EXPIRING LEASES
----                             -----------------   ---------------   ----------------   ------------------
2002...........................          3                 2,880          $   25,608             0.48%
2003...........................          4               166,687          $  704,351            13.15%
2004...........................          1               177,058          $  746,485            13.94%
2005...........................          1                    96          $      486             0.01%
2006...........................          2               305,230          $1,247,879            23.30%
2007...........................          1               624,786          $2,578,917            48.15%
2008...........................          0                     0          $        0             0.00%
2009...........................          0                     0          $        0             0.00%
2010...........................          1                 1,884          $   31,018             0.58%
2047...........................          1                 1,686          $   21,353             0.40%

---------------
* Monetary amount is in U.S. dollars based on a Canadian dollar to U.S. dollar exchange rate of 1.5792 as of September 30, 2001.

                                 LIV PORTFOLIO

                                                                                          % OF GROSS ANNUAL
                                 NUMBER OF TENANTS   SQUARE FEET OF     ANNUAL RENT OF     RENT REPRESENTED
YEAR                              LEASE EXPIRING     EXPIRING LEASES   EXPIRING LEASES*   BY EXPIRING LEASES
----                             -----------------   ---------------   ----------------   ------------------
2001...........................          1                53,421          $  806,975            13.15%
2002...........................          5                35,489          $  370,615             6.04%
2003...........................          0                     0          $        0             0.00%
2004...........................          1                 3,681          $   51,525             0.84%
2005...........................          2                 3,724          $   35,391             0.58%
2006...........................          2                 5,511          $   53,672             0.87%
2007...........................          5               189,477          $3,401,647            55.45%
2008...........................          5                53,583          $  460,494             7.51%
2009...........................          9                97,026          $  704,870            11.49%
2010...........................          3                20,731          $  249,906             4.07%

---------------
* Monetary amount is in U.S. dollars based on Euro to U.S. dollars exchange rate of 1.0973 as of September 30, 2001.

  FORTRESS INVESTMENT FUND LLC

     We have committed to contribute $100 million to Fortress Investment Fund, an $872.8 million private equity fund established in 1999 that invests in distressed and mispriced real estate-related assets, including private and public real estate companies, distressed debt portfolios and other assets on an opportunistic basis. As of September 30, 2001, we have contributed approximately $58 million of our total commitment. Certain employees of the manager and Fortress Investment Fund have been given the opportunity to purchase up to 10% of our commitment to Fortress Investment Fund, financed in part by us. See "Certain Relationships and Related Party Transactions." Equity commitments are generally callable until April 28, 2003, and are callable beyond that date under certain limited circumstances. Fortress Investment Fund is required to be liquidated, with capital returned to investors, no later than April 2010.


     The Fund is managed by the manager pursuant to the managing member's operating agreement and a management agreement between the manager and the managing member. In accordance with those documents, (a) the manager is entitled to 100% of the management fee payable by the Fund, (b) the manager is entitled to 50% of the incentive return payable by the Fund (described in more detail below), (c) we are entitled to 50% of the incentive return payable by the Fund and (d) we are entitled to receive 100% of the investment returns attributable to the capital invested in the Fund by the managing member.



     The incentive return payable by the Fund to the managing member is generally equal to 20% of the Fund's returns, subject to a 10% preferred return payable to the Fund's investors. The incentive return is subject to clawback under certain circumstances, as described below.



     We consolidate the financial results of the managing member because we own substantially all of the voting interest in the managing member. As a result, our financial statements reflect all of the incentive income payable to the managing member, including the 50% portion payable to the manager. Our September 30, 2001 consolidated statement of income includes $28.8 million of incentive income and $14.4 million of minority interest for the amount payable to the manager, based on the fair value of the assets in the Fund at September 30, 2001. In December 2001, we and the manager each received $2.64 million of such incentive return, which is subject to the clawback provision. Fair value of the assets in the Fund are calculated on a quarterly basis. See Note 3 of the Notes to Consolidated Financial Statements for September 30, 2001 for a discussion of this incentive return. These amounts are subject to a clawback provision that requires amounts previously distributed as incentive return to be returned to the Fund in such liquidation of the Fund, if the amounts distributed to each member of the Fund do not meet a 10% preferred return to investors. The incentive return is payable on an asset-by-asset basis, as realized. Accordingly, an incentive return may be paid to the managing member in connection with a particular Fund investment if and when such investment generates proceeds to the Fund in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If upon liquidation of the Fund the aggregate amount paid to the managing member as incentive return exceeds the amount actually due to the managing member (that is, amounts that should instead have been paid to investors) after taking into account aggregate return to investors, the excess is required to be returned by the managing member (that is, "clawed back") to the Fund. This clawback provision is in effect through liquidation of the Fund. The Fund is scheduled to be liquidated on April 28, 2008, subject to two one-year extensions. We receive a credit against management fees otherwise payable under the management agreement between us and our manager for management fees and any incentive return paid to our manager by Fortress Investment Fund in connection with our investment in Fortress Investment Fund.

     Fortress Investment Fund and its affiliates typically invest with joint venture partners, including other private equity funds and investment banks, that can provide particular expertise for the transaction (such as specific asset management or knowledge of local economy). As of September 30, 2001, Fortress Investment Fund had acquired $599 million of real estate-related assets. Fortress Investment Fund's assets include a 50.5% ownership interest in a private senior independent living company; a 42.5% ownership interest in a private property company created by Fortress Investment Fund to acquire and manage over 20 million square feet of real estate in the United Kingdom leased to various departments of the United Kingdom government and to another investment grade United Kingdom entity; a 51.0% ownership interest in a portfolio of discount outlet shopping malls and $148.0 million in loans to a discount outlet mall owner and operator; a 50.0% ownership interest in a mortgage loan servicing company in Italy; a 33.6% ownership interest in Capstead Mortgage Corporation, a publicly traded mortgage REIT (which has been reduced to 26.3% as of the date hereof); as well as certain other assets. Fortress Investment Fund generally takes an active role in the management of its investments. As a result, certain of our officers and certain officers of our manager are involved in these investments on a daily basis.

  MORTGAGE LOANS

     We own several portfolios of mortgage loans acquired during the period from August 1998 to July 1999 from various sellers, including life insurance companies, banks and other owners. The loans are secured primarily by commercial properties in the U.S. As of September 30, 2001, the aggregate book value of our mortgage loan portfolio is approximately $55 million.

     As of September 30, 2001, the outstanding principal balance of our largest loan (the "Payless Mortgage") is approximately $51 million. The loan has an interest rate of LIBOR + 4.00% and is secured by a first lien on 91 retail stores and 3 distribution centers with an appraised value of approximately $175 million. The properties securing this loan are owned and operated by a building materials retailer now in liquidation. We sold a senior interest in this loan through the issuance of mortgage pass-through certificates in November 1999; as of September 30, 2001, our retained junior interest has an unpaid principal balance of approximately $28 million and a coupon of LIBOR + 3.91% in addition to an interest only strip on the $23 million senior interest. Our retained interest is rated Baa3 and is financed through a $9 million repurchase agreement with a coupon of LIBOR + 2.00%. We expect the loan, our retained interest and our financing to be fully repaid in the first quarter of 2002.

POLICIES WITH RESPECT TO CERTAIN OTHER ACTIVITIES

     If our board of directors determines that additional funding is required, we may raise such funds through additional equity offerings, debt financing, retention of cash flow (subject to provisions in the Internal Revenue Code concerning taxability of undistributed REIT taxable income) or a combination of these methods.

     In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration it deems appropriate, including in exchange for property.

     Borrowings may be in the form of bank borrowings, secured or unsecured, and publicly or privately placed debt instruments, purchase money obligations to the sellers of assets, long-term, tax-exempt bonds or other publicly or privately placed debt instruments, financing from banks, institutional investors or other lenders, securitizations, including CBOs, any of which indebtedness may be unsecured or may be secured by mortgages or other interests in the asset. Such indebtedness may be recourse to all or any part of our assets or may be limited to the particular asset to which the indebtedness relates.

     We have authority to offer our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise reacquire our shares or any other securities and may engage in such activities in the future. Similarly, we may offer additional interests in our operating partnership that are exchangeable into common shares or, at our option, cash, in exchange for property. We also may make loans to our subsidiaries.

     Subject to the percentage of ownership limitations and gross income and asset tests necessary for REIT qualification, we may invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities.

     We may engage in the purchase and sale of investments. We do not underwrite the securities of other issuers.

     Our officers and directors may change any of these policies without a vote of our stockholders.

COMPETITION

     We are subject to significant competition in seeking investments. We compete with several other companies for investments, including other REITs, insurance companies and other investors. Some of our competitors have greater resources than we do and we may not be able to compete successfully for investments.

COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990

     Our properties are required to meet federal requirements related to access and use by disabled persons as a result of the Americans with Disabilities Act of 1990. In addition, a number of additional federal, state and local laws may require modifications to any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons. Noncompliance with these laws or regulations could result in the imposition of fines or an award of damages to private litigants. Additional legislation could impose additional financial obligations or restrictions with respect to access by disabled persons. If required changes involve greater expenditures than we currently anticipate, or if the changes must be made on a more accelerated basis, our ability to make expected distributions could be adversely affected.

COMPLIANCE WITH FEDERAL, STATE AND LOCAL ENVIRONMENTAL LAWS

     Our properties are subject to various federal, state and local environmental laws, ordinances and regulations. Under these laws, ordinances and regulations, a current or previous owner of real estate (including, in certain circumstances, a secured lender that succeeds to ownership or control of a property) may become liable for the costs of removal or remediation of certain hazardous or toxic substances or petroleum product releases at, on, under or in its property. These laws typically impose cleanup responsibility and liability without regard to whether the owner or control party knew of or was responsible for the release or presence of the hazardous or toxic substances. The costs of investigation, remediation or removal of these substances may be substantial and could exceed the value of the property. An owner or control party of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site. Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners of real properties for personal injuries associated with asbestos-containing materials. Our operating costs and values of these assets may be adversely affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation, and our income and ability to make distributions to our stockholders could be affected adversely by the existence of an environmental liability with respect to our properties. We will endeavor to ensure our properties will be in compliance in all material respects with all Federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                    OUR MANAGER AND THE MANAGEMENT AGREEMENT

FORTRESS INVESTMENT GROUP LLC

     Our manager, Fortress Investment Group, was founded in 1998 by Messrs. Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone and Erik P. Nygaard.

     Our manager employs 15 professionals and has offices in New York, London and Rome. Our manager's principal executives have an average of more than 17 years of experience in the fields of real estate investing and finance, private equity investment, capital markets, transaction structuring and risk management with respect to both dollar and non-dollar denominated investments. Over the last six years alone, the founders of our manager have managed the acquisition of over $20 billion of real estate-related assets and the issuance of over $11 billion of real estate securities. At September 30, 2001, our manager and its employees owned approximately 16.4% of our equity (25.8% upon exercise of outstanding options). In addition, in connection with this offering, we will grant to our manager an option to purchase an additional 440,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering, which will result in an ownership of approximately 22.3% of our equity upon exercise of all options. These option shares will not be registered in connection with this offering. Our manager is entitled to receive an annual management fee from us and an incentive return based on certain performance criteria.

     The executive offices of Fortress Investment Group are located at 1301 Avenue of the Americas, New York, New York 10019 and the telephone number of its executive offices is (212) 798-6100.

OFFICERS OF OUR MANAGER

     The following table sets forth certain information with respect to the senior officers of our manager. Our executive officers are also the senior officers of our manager.

NAME                                                  AGE         POSITION WITH OUR MANAGER
----                                                  ---         -------------------------
Wesley R. Edens.....................................  40    Chief Executive Officer
Robert I. Kauffman..................................  38    President
Randal A. Nardone...................................  46    Chief Operating Officer
Erik P. Nygaard.....................................  42    Chief Information Officer
Gregory F. Hughes...................................  38    Chief Financial Officer and Treasurer

     WESLEY R. EDENS has been our Chief Executive Officer and the Chairman of our board of directors since inception. Mr. Edens co-founded our manager with Messrs. Kauffman, Nardone and Nygaard and is its Chief Executive Officer. Mr. Edens was a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Edens was a partner and Managing Director of BlackRock Financial Management, Inc. In addition, Mr. Edens was formerly a partner and Managing Director of Lehman Brothers, where he was head of the Non-Agency Mortgage Trading Desk. Mr. Edens received a B.S. degree in Business Administration from Oregon State University. Mr. Edens has been Chief Executive Officer, President and Chairman of the board of directors of Capstead Mortgage Corporation since April 2000.

     ROBERT I. KAUFFMAN was our President from inception to December 2001 and a member of our board of directors from inception to January 2001. Mr. Kauffman has been President of our manager since inception. Mr. Kauffman was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Kauffman was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Kauffman was an Executive Director of Lehman Brothers International in London from December 1992. Mr. Kauffman received a B.S. degree in Business Administration from Northeastern University.

     RANDAL A. NARDONE was our Chief Operating Officer from inception to January 2002 and has been our Secretary since inception. Mr. Nardone has been Chief Operating Officer of our manager since inception. Mr. Nardone was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland in 1997, Mr. Nardone was a principal of BlackRock Financial Management, Inc. Prior to joining BlackRock, Mr. Nardone was a partner and a member of the executive committee at the law firm of Thacher Proffitt & Wood. Mr. Nardone joined Thacher Proffitt & Wood in 1980 and became head of its structured finance group in 1993. Mr. Nardone received a B.A. degree in English and Biology from the University of Connecticut and a J.D. degree from the Boston University School of Law.

     ERIK P. NYGAARD has been our Chief Information Officer since our inception and Chief Information Officer of our manager since inception. Mr. Nygaard was previously a Managing Director of Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Nygaard was a principal of BlackRock Financial Management, Inc. From April 1990 to July 1994, Mr. Nygaard was a Director at Nomura Securities International. Mr. Nygaard received a B.S. degree in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

     GREGORY F. HUGHES has been our Chief Financial Officer and the Chief Financial Officer of our manager since August 1999. From 1997 to 1999, Mr. Hughes was the Chief Financial Officer for Wellsford Real Properties, Inc., a real estate merchant banking firm. From 1993 to 1997, Mr. Hughes served as the Chief Financial Officer for Wellsford Residential Property Trust, a real estate investment trust. In 1992, Mr. Hughes was the Controller for Jones Lang Wooton Realty Advisors. From 1985 to 1991, Mr. Hughes was a manager with Kenneth Leventhal & Company, a public accounting firm specializing in real estate and financial services. Mr. Hughes is a Certified Public Accountant. Mr. Hughes received a B.S. degree in Accounting from the University of Maryland.

  OTHER KEY PROFESSIONALS OF OUR MANAGER

     KENNETH M. RIIS has been our President and a Managing Director of our manager since December 2001. From November 1996 to December 2001, Mr. Riis was an independent consultant for our manager as well as other financial companies. From 1989 to 1996, Mr. Riis was head of the real estate finance trading group and principal at Donaldson, Lufkin & Jenrette. Mr. Riis received a B.S. degree in Finance and Business Management from San Jose State University.

     JONATHAN ASHLEY has been our Chief Operating Officer since January 2002 and a Managing Director of our manager since inception. Mr. Ashley previously worked for Union Bank of Switzerland from May 1997 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Ashley worked for an affiliate of BlackRock Financial Management, Inc. from April 1996 to May 1997. Prior to joining BlackRock, Mr. Ashley worked at Morgan Stanley, Inc. in its Real Estate Investment Banking Group. Prior to joining Morgan Stanley, Mr. Ashley was in the Structured Finance Group at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Ashley received a B.A. degree in History from Tufts University and a J.D. degree from the University of Pennsylvania Law School.

     WILLIAM DONIGER joined our manager in May 1998 as a Managing Director. He previously worked for Union Bank of Switzerland from January 1998 to May 1998. Prior to joining Union Bank of Switzerland, Mr. Doniger worked for an affiliate of BlackRock Financial Management, Inc. from January 1996 through December 1997. Prior to that, Mr. Doniger was in the structured finance group of the law firm of Thacher Proffitt & Wood. Mr. Doniger graduated from Princeton University with an A.B. degree in History and received a J.D. degree from American University.

     ALLISON THRUSH joined our manager in March 2001 as Director of Investor Relations. From 1996 to 2001, Ms. Thrush was with The New York State Common Retirement Fund, most recently as Senior Investment Officer. Ms. Thrush received a B.S. degree in Economics from the University of California, Berkeley, and an M.P.P. degree from Harvard University's Kennedy School of Government.

THE MANAGEMENT AGREEMENT


     We are party to a management agreement with Fortress Investment Group,
dated as of June 10, 1998, and amended and restated as of February   , 2002
pursuant to which Fortress Investment Group, our manager, provides for the day-to-day management of our operations.


     The management agreement requires our manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our manager's management is under the direction of our board of directors. The manager is responsible for
(i) the purchase and sale of real estate securities and other real estate-related assets, (ii) management of our real estate, including arranging for purchases, sales, leases, maintenance and insurance, (iii) the purchase, sale and servicing of mortgages for us, and (iv) investment advisory services. Our manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

          (i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations for the approval of our board of directors;

          (ii) investigating, analyzing and selecting possible investment opportunities;

          (iii) conducting negotiations with real estate brokers, sellers and purchasers and their agents and representatives, investment bankers and owners of privately and publicly held real estate companies;

          (iv) engaging and supervising, on our behalf and at our expense, independent contractors which provide real estate brokerage, investment banking and leasing services, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

          (v) negotiating on our behalf for the sale, exchange or other disposition of any of our investments;

          (vi) coordinating and managing operations of any joint venture or co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

          (vii) coordinating and supervising, on our behalf and at our expense, all property managers, leasing agents and developers for the administration, leasing, management and/or development of any of our investments;

          (viii) providing executive and administrative personnel, office space and office services required in rendering services to us;

          (ix) administering our day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

          (x) communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

          (xi) counseling us in connection with policy decisions to be made by our board of directors;

          (xii) evaluating and recommending to our board of directors modifications to the hedging strategies in effect and engaging in overall hedging strategies, engaging in hedging activities on our behalf, consistent with our status as a REIT and with the investment guidelines;

          (xiii) counseling us regarding the maintenance of our status as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

          (xiv) counseling us regarding the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

          (xv) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate securities and other real estate-related assets;

          (xvi) representing and making recommendations to us in connection with the purchase and finance and commitment to purchase and finance of mortgage loans (including on a portfolio basis), real estate, real estate securities and other real estate-related assets, and the sale and commitment to sell such assets;

          (xvii) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

          (xviii) investing or reinvesting any money of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

          (xix) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

          (xx) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

          (xxi) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act;

          (xxii) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

          (xxiii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

          (xxiv) using commercially reasonable efforts to cause expenses incurred by or on behalf of us to be reasonable or customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

          (xxv) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our manager shall deem appropriate under the particular circumstances; and

          (xxvi) using commercially reasonable efforts to cause us to comply with all applicable laws.

     Pursuant to the management agreement, our manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our manager, its directors and its officers will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary's stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our manager, its directors and its officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. Our manager carries errors and omissions and other customary insurance.

     Pursuant to the terms of the management agreement, the manager is required to provide a dedicated management team, including a President, Chief Financial Officer and Chief Operating Officer, to provide the management services to be provided by the manager to us, the members of which team shall have as their primary responsibility the management of us and shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time. Our manager has appointed a President (Kenneth M. Riis) and Chief Operating Officer (Jonathan Ashley) to be so dedicated.

     The management agreement provides for automatic one-year extensions from
and after February   , 2003. Our independent directors review our manager's
performance annually and the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon unsatisfactory performance that is materially detrimental to us or a determination by our independent directors that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided with 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by our manager during the twelve-month period preceding such termination which may make it more difficult for us to terminate the management agreement. Following any termination of the management agreement, we shall be entitled to purchase the portion of our manager's incentive return at a price equal to the amount that would be distributed to our manager if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise continue to pay the incentive return to our manager. In addition, if we do not elect to so purchase our manager's incentive return, our manager will have the right to require us to purchase the same at the price discussed above. In addition, the management agreement may be terminated by us at any time for cause, which is defined as fraud, misappropriation of funds, willful violation of the management agreement, or gross negligence, without payment of the termination fee. Our manager may at any time assign certain duties under the management agreement to any affiliate of our manager provided that certain officers of the manager also jointly manage and supervise the day-to-day business and operations of such affiliate and provided, further, that our manager shall be fully responsible to us for all errors or omissions of such assignee.

MANAGEMENT FEES

     We do not maintain an office or employ full-time personnel. Instead we rely on the facilities and resources of our manager to conduct our operations. Expense reimbursements to our manager are made monthly. The management fee and any other expenses are payable on the first business day of each calendar month.

     Below is a summary of the fees and other amounts due from us to our manager since our inception.

                                     MAY-DECEMBER                                   NINE MONTHS ENDED
                                         1998             1999           2000       SEPTEMBER 30, 2001
                                   ----------------   ------------   ------------   ------------------
Management Fee...................      $6.0 million   $5.6 million   $5.1 million      $3.6 million
Reimbursement of Expenses........      $1.2 million   $1.8 million   $1.6 million      $0.7 million
Management Incentive Return......                --             --             --      $1.7 million
Manager options..................  2,091,673 shares             --             --                --

     Management Fee. We pay our manager an annual management fee equal to 1.5% of our total equity, as defined in the management agreement. Our manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

     Reimbursement of Expenses. Because our manager's employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our manager is paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm's-length basis; and provided, further that such costs shall not be reimbursed in excess of $500,000 per annum. In addition, our manager will be reimbursed for any expenses incurred in contracting with third parties, including affiliates of our manager, for the special servicing of our assets.

     We also pay all operating expenses, except those specifically required to be borne by our manager under the management agreement. Our manager is responsible for all costs incident to the performance of its duties under the management agreement, including compensation of our manager's employees, rent for facilities and other "overhead" expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our stockholders, costs incurred by employees of our manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent.

     Management Incentive Return. Our manager is entitled to receive an annual incentive return. The purpose of the incentive return is to provide an additional incentive for our manager to achieve targeted levels of funds from operations (including gains and losses) and to increase our stockholder value. This incentive return, which is calculated on a cumulative, but not compounding, basis is an amount equal to the product of:

(A) 25% of the dollar amount by which

    (1)(a) the funds from operations before the incentive return per share of common stock, plus (b) gains (or losses) from debt restructuring and gains (or losses) from sales of property and other assets per share of common stock, exceed

    (2) an amount equal to (a) the weighted average of the price per share of common stock sold in the original issuance and sale of our shares in 1998 and the prices per share of our common stock in any subsequent offerings by us (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum multiplied by

(B) the weighted average number of shares of common stock outstanding.

"Funds from operations," as defined by the National Association of Real Estate Investment Trusts (NAREIT), means net income (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Funds from operations does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or ability to make distributions.

     Upon any termination of the management agreement by either party, we shall be entitled to purchase the incentive return from our manager for a cash purchase price equal to the amount that would be distributed to our manager if all of our assets were sold for cash at their then current fair market value (taking into account, among other things, expected future performance of the underlying investments) or otherwise continue to pay the incentive return to our manager. In addition, if we do not elect to so purchase our manager's incentive return, our manager will have the right to require us to purchase the same at the price described above. In either case, such fair market value shall be determined by independent appraisal to be conducted by a nationally recognized appraisal firm mutually agreed upon by us and our manager.

     Our board of directors may request that our manager accept all or a portion of its incentive return in shares of our common stock, and our manager may elect, in its discretion, to accept such payment in the form of shares, subject to limitations that may be imposed by the rules of the New York Stock Exchange or otherwise.

     Manager Options. Pursuant to our stock option plan, in 1998, we granted our manager options representing the right to acquire 2,091,673 shares of our common stock, which represented 10% of the total number of shares we issued and sold in connection with our initial private equity offering in 1998, at an exercise price per share of common stock equal to $20.00, subject to anti-dilution adjustment. All of these options are currently exercisable. In addition, in connection with this offering, we will grant to our manager options representing the right to acquire 10% of the number of shares offered and sold in this offering at an exercise price per share equal to the initial public offering price per share of the shares in this offering. The options are exercisable as to 1/30 of the shares subject to the option on the first day of each of the 30 calendar months following the date of grant. The manager options provide a means of performance-based compensation in order to provide an additional incentive for our manager to enhance the value of our common stock.

CONFLICTS OF INTEREST IN OUR RELATIONSHIP WITH OUR MANAGER

     Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

     Our manager also manages and invests in other real estate-related investment vehicles and our chairman and chief executive officer and some of our other officers also serve as officers and/or directors of these other entities. For example, our manager manages Fortress Investment Fund, which has a substantial investment in Capstead Mortgage Corporation, a publicly traded mortgage REIT. Our chairman and chief executive officer, who is an officer of our manager, also serves as chairman and chief executive officer of Capstead. Capstead's portfolio consists primarily of adjustable-rate and short-maturity assets, including residential mortgage backed securities issued by Fannie Mae, Freddie Mac and Ginnie Mae. However, Capstead has a broader investment mandate, which could lead to a future conflict. Certain investments appropriate for us may also be appropriate for one or more of these other investment vehicles and our manager may decide to make a particular investment through another investment vehicle rather than through us. Our manager also intends to engage in additional real estate-related management and investment opportunities in the future which may also compete with us for investments.

     Our management agreement with our manager generally does not limit or restrict our manager from engaging in any business or managing any other vehicle that invests generally in real estate securities. However, the terms of the management agreement prohibit our manager and any entity controlled by or under common control with our manager from raising or sponsoring any new investment fund, company or vehicle whose investment policies, guidelines or plan targets as its primary investment category investment in credit sensitive real estate securities, but no such fund, company or vehicle shall be prohibited from investing in credit sensitive real estate securities. Our manager is also required to seek the approval of our independent directors before we engage in a material transaction with another unrelated entity managed by our manager. The ability of our manager and its officers and employees to engage in these other business activities will reduce the time our manager spends managing us.

     The management compensation structure that we have agreed to with our manager may cause our manager to invest in high risk investments. In addition to its management fee, our manager may receive an incentive return based in part upon our achievement of targeted levels of funds from operations. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on funds from operations may lead our manager to place undue emphasis on the maximization of funds from operations at the expense of other criteria, such as preservation of capital, in order to achieve a higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

     Termination of the management agreement with our manager is difficult and costly. The management agreement may only be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance by our manager that is materially detrimental to us or (2) a determination that the compensation to our manager is not fair, subject to our manager's right to prevent such a compensation termination by accepting a mutually acceptable reduction of fees. Our manager will be provided 60 days' prior notice of any such termination and will be paid a termination fee equal to the amount of the management fee earned by the manager during the twelve-month period preceding such termination. In addition, following any termination of the management agreement, the manager may require us to purchase its incentive return at a price equal to the amount that would be distributed to our manager if our assets were sold for their fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments) or otherwise continue to pay the incentive return to our manager. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our manager without cause.

     Our manager is authorized to follow very broad investment guidelines. Our directors periodically review our investment guidelines and our investment portfolio. However, our board does not review each proposed investment. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our manager. Furthermore, transactions entered into by our manager may be difficult or impossible to unwind by the time they are reviewed by the directors. Our manager has great latitude within the broad guidelines of the investment guidelines in determining the types of assets it may decide are proper investments for us.

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

                                   MANAGEMENT

OUR DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about our current directors and executive officers.

NAME                                        AGE                POSITION WITH US
----                                        ---                ----------------
Wesley R. Edens...........................  40    Chief Executive Officer and Chairman of
                                                  the Board of Directors (Class III)
Mark H. Burton............................  42    Independent Director (Class II)
David J. Grain............................  39    Independent Director (Class III)
Stuart A. McFarland.......................  54    Independent Director (Class I)
Kenneth M. Riis...........................  42    President
Jonathan Ashley...........................  35    Chief Operating Officer
Gregory F. Hughes.........................  38    Chief Financial Officer and Treasurer
Erik P. Nygaard...........................  42    Chief Information Officer
Randal A. Nardone.........................  46    Secretary

     Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2002, 2003 and 2004, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. All officers serve at the discretion of our board of directors. We expect to have at least a 5 person board of directors. We will have two qualified audit committee members in place within three months of the consummation of this offering and a third qualified member in place within twelve months of the consummation of this offering. Our Bylaws provide that a majority of the entire board of directors may establish, increase or decrease the number of directors, provided that the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law, which is one, nor more than 15.

     Information for each of our independent directors is set forth below. For biographical information on Messrs. Edens, Riis, Ashley, Hughes, Nygaard and Nardone see "Our Manager and the Management Agreement."

     MARK H. BURTON has been our director since May 1998. Mr. Burton is a Managing Director and Co-Head of the Financial Institutions Group at Lehman Brothers. This group has primary coverage responsibility for Investment Banking clients in the Bank, Savings and Loan, Consumer and Commercial Finance, Insurance, Brokerage and Asset Management businesses. Mr. Burton is the senior banker for many of the Firm's priority bank, savings and loan and finance company relationships. Mr. Burton, a graduate of Dartmouth College, joined Lehman Brothers in 1981 and became a Managing Director in 1990. During his twenty years with the Firm, his responsibilities have included a broad array of disciplines critical to appropriately serving his client base; structured finance/asset securitization, mergers and acquisitions, corporate finance and real estate finance/principal transactions.

     DAVID J. GRAIN has been our director since January 2002. Mr. Grain currently serves as Senior Vice President for AT&T Broadband's Northeast Region. He is the senior executive responsible for providing cable television, high speed internet, and digital telephone service to AT&T Broadband's New England Region. Prior to joining AT&T in June 2000, Mr. Grain was a Principal at the New York investment banking firm of Morgan Stanley from 1992 to June 2000. Mr. Grain is currently a member of the Board of Directors of New England Cable News, Fox Sports New England, the New England Cable Television Association and the Greater Boston Chamber of Commerce. Mr. Grain is also a Director and member of the Investment Committee of the Pension Reserves Investment Management (PRIM) Board of Massachusetts and is a Trustee of the AT&T Foundation. Mr. Grain earned a B.A. degree in English from the College of the Holy Cross and an M.B.A. degree from the Amos Tuck School at Dartmouth College.

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

     STUART A. MCFARLAND has been our director since May 1998. Mr. McFarland is President and Chief Executive Officer of Pedestal Inc., a internet secondary mortgage trading exchange for the trading of spot and pooled mortgage loans. Prior to joining Pedestal, Mr. McFarland was a Managing Partner of Federal City Capital Advisors, LLC, a strategic advisory and corporate financial services firm located in Washington, D.C. Before this, he was Executive Vice President and General Manager of GE Capital Mortgage Services and President and CEO of GE Capital Asset Management Corporation from 1990 to 1995 where he ran GE Capital's mortgage business. Prior to GE Capital, he was President and CEO of Skyline Financial Services Corp., where he was the U.S. Bankruptcy Court appointed asset manager for the EPIC Bankruptcy. GE Capital acquired Skyline at the completion of the Bankruptcy Plan. Before joining Skyline, Mr. McFarland was President and CEO of National Permanent Federal Savings Bank in Washington, D.C. and, at the request of the Federal Home Loan Bank Board, stabilized the situation at the institution, which had significant financial and real estate problems until it was sold in 1986 to Citicorp. Prior to this, Mr. McFarland was Executive Vice President and Chief Financial Officer with the Federal National Mortgage Association (Fannie Mae). At Fannie Mae, he developed and introduced the Fannie Mae mortgage-backed securities program and reorganized its asset and liability acquisition and distribution systems. He was also President and Director of Ticor Mortgage Insurance Company in Los Angeles, California. He joined Ticor in 1972 and left in 1981 to join Fannie Mae. Ticor was the nation's second largest provider of mortgage guaranty insurance. Mr. McFarland has testified before several committees of the U.S. Senate and House of Representatives on mortgage and real estate finance and securitization as well as related financial issues. He currently serves as a Director and Member of the Executive Committee of the Center for Housing Policy, is a Trustee of the National Building Museum and a Member of the Board of Trustees of the Greater Washington Research Center. Mr. McFarland attended Lafayette College in Easton, Pennsylvania, where he earned an A.B. degree in Government and Law in 1970.

     We pay an annual director's fee to each independent director equal to $20,000, with no additional fee to be paid for the first four meetings of our board of directors each year. After the first four meetings, each independent director will be paid a fee of $1,000 for each additional meeting of our board of directors attended in person by such independent director. All members of our board of directors are reimbursed for their costs and expenses in attending all meetings of our board of directors. In addition, an annual fee of $1,000 will be paid to the chair of any committee of our board of directors. Affiliated directors, however, will not be separately compensated by us. Fees to the independent directors may be made by issuance of common stock, based on the value of such common stock at the date of issuance, rather than in cash.

     In addition, the option plan provides for the automatic grant of 2,000 options to each of our independent directors on the first business day after each annual meeting of our board of directors each year during which the option plan is effective. These options will have an exercise price equal to 100% of the fair market value of our common stock on the date of grant, subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events.

     Our charter provides that, except during a period not to exceed 60 days in the case of a vacancy, the majority of the members of our board of directors will at all times be independent directors.

EXECUTIVE COMPENSATION

     Because our management agreement provides that our manager will assume principal responsibility for managing our affairs, our officers, in their capacities as such, will not receive compensation from us. However, in their capacities as officers or employees of our manager, or its affiliates, they will devote such portion of their time to our affairs as is required for the performance of the duties of our manager under the management agreement. Our manager has informed us that, because the services performed by its officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our named executive officers by the manager that relates solely to their services to us. For the year ended December 31, 2000, pursuant to the management agreement, we paid our manager a management fee of $5.1 million and reimbursed it for $1.6 million in expenses. See "Our Manager and the Management Agreement -- Management Fees" and "Management -- Stock Options."

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

STOCK OPTIONS

     We have adopted the Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan, referred to in this prospectus as the option plan, to provide incentives to attract and retain the highest qualified directors, officers, employees, advisors, consultants and other personnel. The option plan is currently administered by our full board of directors. We expect to create a committee, a majority of whose members will be independent directors, which will administer our option plan subsequent to the offering. The maximum number of shares of our common stock reserved and available for issuance under the option plan is that number of shares equal to 15% of the aggregate value of our outstanding equity interests and those of Fortress Partners, L.P., our subsidiary, but in no event more than 6,000,000 shares.

  Stock Options

     The option plan permits the granting of options to purchase common stock that do not qualify as incentive stock options under section 422 of the Internal Revenue Code ("Non-Qualified Options"). The option exercise price of each option will be determined by the committee and may be less than 100% of the fair market value of our common stock subject to such option on the date of grant.

     The terms of each option will be fixed by the committee. The committee will determine at what time or times each option may be exercised and, subject to the provisions of the option plan, the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the committee. Upon exercise of options, the option exercise price must be paid in full either in cash or by certified or bank check or other instrument acceptable to the committee or, if the committee so permits, by delivery of shares of common stock already owned by the optionee or delivery of a promissory note. The exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

     At the discretion of the committee, stock options granted under the option plan may include a "re-load" feature pursuant to which an optionee exercising an option by the delivery of shares of common stock would automatically be granted an additional stock option (with an exercise price equal to the fair market value of the common stock on the date the additional stock option is granted) to purchase that number of shares of common stock equal to the number delivered to exercise the original stock option. The purpose of this feature is to enable participants to exercise options using previously owned shares of common stock while continuing to maintain their previous level of equity ownership in us.

     The committee may also grant stock appreciation rights, restricted stock, performance awards, tandem awards and other stock and non-stock-based awards under the option plan. These awards will be subject to such conditions and restrictions as the committee may determine, which may include the achievement of certain performance goals or continued employment with us through a specific period.

  Stock Option Grants

     Pursuant to the option plan, in 1998, we granted to our manager options, representing the right to acquire 2,091,673 shares of common stock, representing 10% of the shares of our common stock outstanding immediately upon the closing of our sale of common stock in 1998. The manager options expire in June 2008. In addition, in connection with this offering, we will grant to our manager an option to purchase an additional 440,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at an exercise price equal to the offering price of the shares in this offering. Pursuant to the option plan, 2,000 options were granted to each of our three independent directors in 1998. These options have an exercise price per share of $20.00, subject to adjustment as necessary to preserve the value of these options in connection with the occurrence of certain events, including capital dividends and capital distributions made by us. In addition, the option plan provides for the automatic grant of 2,000 options to each of our independent directors on the first business day after each annual meeting of our board of directors for each year during which the option plan is effective. These options will have an exercise price equal to 100% of the fair market value of our common stock on the date of grant, subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

     Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while our director and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of ours and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of ours or a predecessor of ours.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Our chairman and chief executive officer and each of our executive officers also serve as officers of our manager. As a result, the management agreement was not negotiated at arm's-length and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. In addition, we have committed to invest $100 million to Fortress Investment Fund, which is managed by our manager. As a result, our commitment and the terms of our subscription were not negotiated at arm's-length. See "Our Manager and the Management Agreement -- Conflicts of Interest in Our Relationship with Our Manager."


     The Fund is managed by the manager pursuant to the managing member's operating agreement and a management agreement between the manager and the managing member. In accordance with those documents, (a) the manager is entitled to 100% of the management fee payable by the Fund, (b) the manager is entitled to 50% of the incentive return payable by the Fund, (c) we are entitled to 50% of the incentive return payable by the Fund and (d) we are entitled to receive 100% of the investment returns attributable to the capital invested in the Fund by the managing member.


     In January 2001, we adopted a co-investment program whereby certain employees of the manager and Fortress Investment Fund were given the opportunity to invest in the Fund, by purchasing part of our investment commitment to the Fund. We have set aside $10 million of our $100 million commitment to the Fund for this program, of which $6.9 million has been allocated as of September 30, 2001. We financed approximately 80% of each employee's investment on a non-recourse basis. These loans are secured by each such employee's interest in the Fund. The purpose of this program is to align the interests of the employees with those of the Fund's investors, including us, and to enable our manager and the Fund to retain such employees and provide them with appropriate incentives and rewards for their performance. Certain of the employees of the manager are our officers and/or provide management services to us. No employees of the Fund are also our officers or provide management services to us.

     We have not entered into any other transactions in which any other director or officer or stockholder of ours or of our manager had any material interest.

     Mark Burton, one of our directors, is Managing Director and Co-Head of the Financial Institutions Group at Lehman Brothers, one of the underwriters of this offering.

     Fortress Investment Holdings LLC is the sole member of Fortress Investment Group LLC, our manager. For the year ended December 31, 2000, pursuant to the management agreement, we paid our manager a management fee of $5.1 million and reimbursed it for $1.6 million in expenses. The beneficial owners of Fortress Investment Holdings are Messrs. Edens, Kauffman, Nardone, Nygaard and Hughes. Fortress Principal Investment Holdings LLC is the beneficial owner of 16.4% of our common stock (12.9% after the offering), in each case assuming no exercise of the manager options. The beneficial owners of Fortress Principal Investment Holdings are the same as the holders of Fortress Investment Holdings (Messrs. Edens, Kauffman, Nardone, Nygaard and Hughes).

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of January 31, 2002, the total number of shares of our common stock beneficially owned, and the percent so owned, by (i) each person known by us to own more than 5% of our common stock, (ii) each of our directors and executive officers and (iii) all directors and executive officers as a group.

                                                                     AMOUNT AND NATURE
                                                                 OF BENEFICIAL OWNERSHIP(1)
                                                      ------------------------------------------------
                                                                        PERCENT
                                                       NUMBER           BEFORE             PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                  OF SHARES       OFFERING(5)       AFTER OFFERING
------------------------------------                  ---------     ---------------     --------------
Fortress Principal Investment Holdings LLC(2)(3)....  4,791,862(4)       25.8%               21.0%(9)
Wesley R. Edens(2)..................................  4,791,862(7)       25.8%               21.0%(9)
Kenneth M. Riis(2)..................................         --             --                  --
Gregory F. Hughes(2)................................  4,791,862(7)       25.8%               21.0%(9)
Randal A. Nardone(2)................................  4,791,862(7)       25.8%               21.0%(9)
Erik P. Nygaard(2)..................................  4,791,862(7)       25.8%               21.0%(9)
Jonathan Ashley(2)..................................      7,561         *                   *
Wallace R. Weitz & Company(6).......................  2,975,142          18.0%               14.2%
Mark H. Burton(2)...................................      2,000(8)      *                   *
David J. Grain(2)...................................         --             --                  --
Stuart A. McFarland(2)..............................      2,000(8)      *                   *
All directors and executive officers as a group
  (nine persons)....................................  4,803,423          25.8%               21.0%

---------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

(2) The address of Fortress Principal Investment Holdings LLC and all officers and directors listed above are in care of Newcastle Investment Corp., 1301 Avenue of the Americas, New York, NY 10019.

(3) The beneficial owners of Fortress Principal Investment Holdings LLC are Messrs. Edens, Kauffman, Nardone, Nygaard and Hughes. Fortress Investment Holdings LLC is the sole member of the manager. The beneficial owners of Fortress Investment Holdings LLC are also Messrs. Edens, Kauffman, Nardone, Nygaard and Hughes.

(4) Includes 2,091,673 shares underlying manager options. See
    "Management -- Stock Options" for a description of the manager options.

(5) Percentage amount assumes the exercise by such persons of all options to acquire shares of common stock and no exercise by any other person.

(6) The address for Wallace R. Weitz & Company ("Weitz") is 1125 South 103(rd) Street, Omaha, NE 68124. The beneficial owners are Weitz Partners III, Weitz Value Fund, Weitz Partners Value and Weitz Hickory Fund.

(7) All shares are held by Fortress Principal Investment Holdings LLC or Fortress Principal Investment Group LLC, in which Messrs. Edens, Kauffman, Nardone, Nygaard and Hughes own all of the beneficial interests.

(8) Consists of shares underlying stock options.

(9) Percentage amount assumes the exercise of the 2,091,673 manager options granted in 1998 and an additional 29,333 shares which represents the number of shares of the total 440,000 options granted that are exercisable within 60 days of the date hereof.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the terms of our stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

GENERAL

     Our charter provides that we may issue up to 500,000,000 shares of common stock, $.01 par value per share, and up to 100,000,000 shares of preferred stock, $.01 par value per share, of which 1,000,000 have been classified as Series A Junior Participating Preferred Stock and 2,370,516 shares of Cumulative Convertible Preferred Stock, Series A. Upon completion of this offering, and application of the proceeds as described under "Use of Proceeds," 20,888,517 shares of common stock, and no shares of Cumulative Convertible Preferred Stock will be issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

COMMON STOCK

     All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

     Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

     Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of stock, all shares of common stock will have equal dividend, liquidation and other rights.

     Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides that these matters may be approved by a majority of all of the votes entitled to be cast on the matter, except for the amendment of certain charter provisions relating to the independent directors.

SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK

     Some of the proceeds from this offering will be used to repurchase all outstanding shares of our Series A Cumulative Convertible Preferred Stock. The Series A Preferred has a $20 liquidation preference and pays dividends of $2.00 per share for the year ended June 30, 2001, $2.50 per share for the year ending June 30, 2002, and $3.00 per share per annum thereafter. The Series A Preferred is convertible during the period beginning on June 30, 2002 and ending on December 27, 2002 at a price of $17 per common share and can also be redeemed by the holder at the liquidation preference amount at any time after June 30, 2002. We can redeem the Series A Preferred at $20 per share at any time.

POWER TO RECLASSIFY SHARES OF OUR STOCK

     Our charter authorizes our board of directors to classify and reclassify any unissued shares of our preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock (other than the Series A Cumulative Convertible Preferred Stock, which we plan to redeem with proceeds from this offering) are presently outstanding and we have no present plans to issue any preferred stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

     We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.

STOCKHOLDER RIGHTS PLAN

     Our board of directors has adopted a stockholder rights agreement. The adoption of the stockholder rights agreement could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, us or a large block of our common stock.

     Pursuant to the terms of the stockholder rights agreement, our board of directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record at the close of business on the first closing date of the original issuance and sale of shares of our common stock in 1998. In addition, one preferred stock purchase right will automatically attach to each share of common stock issued between the record date and the distribution date. Each preferred stock purchase right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share, each a rights unit, of Series A Junior Participating Preferred Stock, par value $0.01 per share, the Series A Preferred Stock, at a purchase price of $80 per rights unit, the purchase price, subject to adjustment. Each share offered hereby will be entitled to a preferred stock purchase right when distributed.

     Initially, the preferred stock purchase rights are not exercisable and are attached to and transfer and trade with, the outstanding shares of common stock. The preferred stock purchase rights will separate from the common stock and will become exercisable upon the earliest of (i) the close of business on the tenth business day following the first public announcement that an acquiring person has acquired beneficial ownership of 15% or more of the sum of the outstanding shares of common stock, subject to certain exceptions, the date of said announcement being referred to as the stock acquisition date, or (ii) the close of business on the tenth business day (or such later date as our board of directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming an acquiring person, the earlier of such dates being the distribution date. For these purposes, a person will not be deemed to beneficially own shares of common stock which may be issued in exchange for rights units. The stockholder rights agreement contains provisions that are designed to ensure that the manager and its affiliates will never, alone, be considered a group that is an acquiring person.

     Until the distribution date (or earlier redemption, exchange or expiration of rights), (a) the rights will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates, (b) new common stock certificates issued after the record date will contain a notation incorporating the stockholder rights agreement by reference, and (c) the surrender for transfer of any certificates for common stock outstanding will also constitute the transfer of the rights associated with common stock represented by such certificate.

     The rights are not exercisable until the distribution date and will expire ten years after the issuance thereof, on June 4, 2008, unless such date is extended or the rights are earlier redeemed or exchanged by us as described below.

     As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the rights. Except as otherwise determined by our board of directors, only shares of common stock issued prior to the distribution date will be issued with rights.

     In the event that a person becomes an acquiring person, except pursuant to an offer for all outstanding shares of common stock which the independent directors determine to be fair to, not inadequate and to otherwise be in our best interests and the best interest of our stockholders, after receiving advice from one or more investment banking firms, a qualified offer, each holder of a right will thereafter have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of rights units associated with each right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by any acquiring person will be null and void. However, rights are not exercisable following the occurrence of the event set forth above until such time as the rights are no longer redeemable by us as set forth below.

     In the event that, at any time following the stock acquisition date, (i) we engage in a merger or other business combination transaction in which we are not the surviving corporation (other than with an entity which acquired the shares pursuant to a qualified offer), (ii) we engage in a merger or other business combination transaction in which we are the surviving corporation and our common stock changed or exchanged, or (iii) 50% or more of our assets, cash flow or earning power is sold or transferred, each holder of a right (except rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "triggering events."

     At any time after a person becomes an acquiring person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding common stock, our board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of preferred stock (or of a share of a class or series of our preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     We may redeem the rights in whole, but not in part, at a price of $0.01 per right (payable in cash, common stock or other consideration deemed appropriate by our board of directors) at any time until the earlier of (i) the close of business on the tenth business day after the stock acquisition date, or (ii) the expiration date of the rights agreement. Immediately upon the action of our board of directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

     The rights agreement may be amended by our board of directors in its sole discretion at any time prior to the distribution date. After the distribution date, subject to certain limitations set forth in the rights agreement, our board of directors may amend the rights agreement only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders (excluding the interests of an acquiring person or its associates or affiliates). The foregoing notwithstanding, no amendment may be made at such time as the rights are not redeemable.

     Until a right is exercised, the holder thereof, as such, will have no rights as our stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for common stock, other securities of ours, other consideration or for common stock of an acquiring company or in the event of the redemption of the rights as set forth above.

     A copy of the rights agreement is available from us upon written request. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

DIVIDEND REINVESTMENT PLAN

     We may implement a dividend reinvestment plan whereby stockholders may automatically reinvest their dividends in our common stock. Details about any such plan would be sent to our stockholders following adoption thereof by our board of directors.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, New York, New York.

TRANSFER RESTRICTIONS

     Our charter contains restrictions on the number of shares of our stock that a person may own. No person may acquire or hold, directly or indirectly, in excess of 9.8% of the value of the outstanding shares of any class or series of our stock.

     Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

     Our board of directors, in its sole discretion, may exempt a person from these limits. However, our board may not exempt any person whose ownership of our outstanding stock would result in our being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our board for exemption, a person also must not own, directly or indirectly, an interest in our tenant (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of our board that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the trust. The above ownership limits do not apply to the common stock owned, directly or indirectly, by Fortress Principal Investment Group LLC, Fortress Principal Investment Holdings LLC, Fortress Investment Group LLC, and certain of their officers. Our board of directors has also granted a limited exemption to a third party group of affiliated funds from such limitation. Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel in order to determine or ensure our status as a REIT.

     Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust ("Trust") for the exclusive benefit of one or more charitable beneficiaries ("Charitable

Beneficiary"), and the proposed transferee ("Transferee") will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote.

     Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

     In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

     Our charter further provides that, prior to the date the common stock qualifies as a class of "publicly offered securities" (within the meaning of Department of Labor Regulation Section 2510.3-101(b)(2)), (a) no Plan investor may acquire shares of our stock without our prior written consent; and (b) any transfers to Plan investors that would increase the aggregate Plan investors, ownership of shares of our stock to a level that meets or exceeds 25% or more of the value of any class of our stock will be void ab initio. If any transfer of shares of our stock to Plan investors occurs which, if effective, would result in Plan investors beneficially or constructively owning, in the aggregate, shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock, the beneficial or constructive ownership of which otherwise would cause such Plan investors to violate such limitations shall be automatically transferred to the Trust (as defined above) to be held, subject to certain adjustments, in accordance with the provisions detailed above.

     All certificates representing shares of our stock will bear a legend referring to the restrictions described above.

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

     Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

     These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for our common stock. Future sales in the public markets of substantial amounts of common stock could adversely affect the market prices prevailing from time to time for the common stock. It could also impair our ability to raise capital through future sales of equity securities.

     After completion of this offering, we will have 20,888,517 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options held by Fortress Investment Group. All of the 4,400,000 shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except for any of the shares that are acquired by affiliates as that term is defined in Rule 144 under the Securities Act.

     The 13,780,767 shares of common stock which are not held by affiliates, all of which have been held for more than two years, are eligible for sale under Rule 144(k) immediately upon consummation of this offering, subject to the lock-up provisions described below.

     The 2,707,750 shares of common stock held by Fortress Investment Group and our officers and directors are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, which is summarized below.

     The following table illustrates the shares eligible for sale in the public market, excluding the shares being sold in this offering, assuming Bear Stearns does not release any portion of the shares subject to lock-up agreements described below and under "Underwriting."

                         NUMBER OF SHARES                                  DATE
                         ----------------                                  ----
                 2,371,974........................  Upon the date of this prospectus.
                11,408,793........................  Upon the date of this prospectus, subject to the
                                                    180-day lock up provisions described below.
                 2,707,750........................  Upon the date of this prospectus, subject to volume and manner of sale limitations under Rule 144 and
                                                    subject to the 365-day lock up provisions described
                                                    below.

     In connection with this offering, we will grant to our manager an option to purchase an additional 440,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering, which will result in an ownership of approximately 22.3% of our equity upon exercise of all options. The option shares are not registered in connection with this offering.

LOCK-UP

     We have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of Bear Stearns, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 180 days from the date of this prospectus. Fortress Investment Group, our executive officers and our directors have agreed under lock-up agreements with Bear Stearns that, without the prior written consent of Bear Stearns, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock (collectively, "Transfer") for a period ending 365 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements. In addition, holders of an aggregate of 11,408,793 shares of our outstanding common stock have agreed under lock-up agreements with Bear Stearns that, without the prior written consent of Bear Stearns, they will not Transfer any shares of common stock for a period ending 180 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up

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

agreements. Shares that are not subject to any lock-up agreement will be available for sale immediately upon completion of this offering.

RULE 144

     In general, Rule 144 provides that a person who is not an affiliate and has not been an affiliate in the prior 90 days who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three month period a number of shares that does not exceed the greater of:

     - 1% of the total number of shares of common stock then outstanding; or

     - the average weekly trading volume of the common stock on the New York Stock Exchange during the four calendar weeks preceding the filing of notice on Form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

     Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner which was not an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately on completion of this offering.

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

                    IMPORTANT PROVISIONS OF MARYLAND LAW AND
                           OF OUR CHARTER AND BYLAWS

     The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the Maryland General Corporation Law, our charter and our bylaws. We have filed our charter and bylaws as exhibits to this registration statement.

CLASSIFICATION OF OUR BOARD OF DIRECTORS

     Our bylaws provide that the number of our directors may be established by our board of directors but may not be fewer than the minimum required by the MGCL (which is currently one) nor more than fifteen. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority of the entire board of directors. Our charter provides that a majority of our directors must be independent directors.

     Pursuant to our charter, the board of directors is divided into three classes of directors. The current terms of the Class I, Class II and Class III directors will expire in 2002, 2003 and 2004, respectively. Directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. We believe that classification of the board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

     The classified board provision could have the effect of making the replacement of incumbent directors more time-consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change the control of us, even though the tender offer or change in control might be in the best interest of our stockholders.

REMOVAL OF DIRECTORS

     Our charter provides that a director may be removed only for cause (as defined in the charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. This provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

BUSINESS COMBINATIONS

     Under Maryland law, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

     - any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

     - an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

     A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a

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transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

     After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

     - 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

     - two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

     These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has exempted any business combinations
(a) between us and Fortress Investment Group LLC or any of its affiliates and
(b) between us and any interested stockholder, provided that any such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such interested stockholder). Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of them. As a result, such parties may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

     Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     - one-tenth or more but less than one-third,

     - one-third or more but less than a majority, or

     - a majority or more of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

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

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

     Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future.

AMENDMENT TO OUR CHARTER

     Our charter, including its provisions on classification of our board of directors and removal of directors, may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter except that amendments to the provisions relating to the independent directors must be approved by either (a) the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter or (b) 85% of the board of directors.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

     Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by our board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of our bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors, or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

     The business combination provisions and, if the applicable provision in our bylaws is rescinded, the control share acquisition provisions of Maryland law, the provisions of our charter on classification of our board of directors and removal of directors and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change in the control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

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

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences relating to the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading "Federal Income Tax Considerations", references to Newcastle mean only Newcastle Investment Corp. and not its subsidiaries, except as otherwise indicated. This summary is based upon the Internal Revenue Code of 1986, as amended (the Internal Revenue Code), the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Newcastle and its subsidiaries and affiliated entities will be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

     - financial institutions;

     - insurance companies;

     - broker-dealers;

     - regulated investment companies;

     - holders who receive Newcastle common stock through the exercise of employee stock options or otherwise as compensation;

     - persons holding Newcastle common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

     - tax-exempt organizations; and

     - foreign investors.

This summary assumes that investors will hold their common stock of ours as capital assets, which generally means as property held for investment.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF NEWCASTLE COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING NEWCASTLE COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF NEWCASTLE COMMON STOCK.

TAXATION OF NEWCASTLE

     Newcastle elected to be taxed as a REIT commencing with its initial taxable year ended December 31, 1998. Newcastle believes that it was organized and has operated in such a manner as to qualify for taxation as a REIT, and intends to continue to operate in such a manner.

     The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our election to be taxed as a REIT. It is the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, beginning with its initial taxable year ended December 31, 1998, Newcastle was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and that its actual method of operation has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. A copy of this opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of Newcastle, and is conditioned upon representations and covenants made by the management of Newcastle regarding its assets and the past, present and future conduct of its business operations. While Newcastle intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of Newcastle, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or Newcastle that Newcastle will so qualify for any particular year. The opinion will be expressed as of the date issued, and will not cover subsequent periods. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise Newcastle or the holders of Newcastle common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

     Qualification and taxation as a REIT depends on the ability of Newcastle to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. In addition, Newcastle's ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for federal income tax purposes of certain affiliated entities, including affiliates that have made elections to be taxed as REITs, the status of which may not have been reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Newcastle's ability to qualify as a REIT also requires that it satisfies certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by Newcastle. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of Newcastle's operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

  TAXATION OF REITS IN GENERAL

     As indicated above, qualification and taxation as a REIT depends upon the ability of Newcastle to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "-- Requirements for Qualification -- General." While Newcastle intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See "-- Failure to Qualify."

     Provided that Newcastle qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "Taxation of Stockholders."

     If Newcastle qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

     - Newcastle will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

     - Newcastle may be subject to the "alternative minimum tax" on its items of tax preference, including any deductions of net operating losses.

     - If Newcastle has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% excise tax. See "-- Prohibited Transactions", and "-- Foreclosure Property", below.

     - If Newcastle elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property", it may thereby avoid the 100% excise tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

     - If Newcastle should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (a) the greater of the amount by which Newcastle fails the 75% or the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect the profitability of Newcastle.

     - If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

     - Newcastle may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "-- Requirements for Qualification -- General."

     - A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

     - If Newcastle acquires assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code), in a transaction in which the adjusted tax basis of the assets in the hands of Newcastle is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, under Temporary Treasury Regulations the subchapter C corporation would generally be required to recognize any net built-in gain that would have been realized if it had liquidated on the day before the date of the transfer (i.e., as if it had sold its assets in a taxable transaction). The regulations provide, however, that in lieu of taxation of the transferor subchapter C corporation as described immediately above, a REIT that acquires the assets may elect to be subject to tax at the highest corporate income tax rate then applicable if it subsequently recognizes the built-in gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

     - Certain of Newcastle's subsidiaries are subchapter C corporations, the earnings of which are subject to federal corporate income tax.

     In addition, Newcastle and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. Newcastle could also be subject to tax in situations and on transactions not presently contemplated.

  REQUIREMENTS FOR QUALIFICATION -- GENERAL

     The Internal Revenue Code defines a REIT as a corporation, trust or association:

        (1) that is managed by one or more trustees or directors;

        (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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        (3) which would be taxable as a domestic corporation but for the special
            Internal Revenue Code provisions applicable to REITs;

        (4) that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

        (5) the beneficial ownership of which is held by 100 or more persons;

        (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities); and

        (7) which meets other tests described below, including with respect to the nature of its income and assets.

     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Newcastle's charter provides restrictions regarding transfers of its shares, which are intended to assist Newcastle in satisfying the share ownership requirements described in conditions (5) and (6) above.

     To monitor compliance with the share ownership requirements, Newcastle is generally required to maintain records regarding the actual ownership of its shares. To do so, Newcastle must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by Newcastle. A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of Newcastle. Failure by Newcastle to comply with these record keeping requirements could subject it to monetary penalties. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Newcastle satisfies this requirement.

  EFFECT OF SUBSIDIARY ENTITIES

     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Newcastle's proportionate share of the assets and items of income of its subsidiary partnerships are treated as assets and items of income of Newcastle for purposes of applying the REIT requirements described below. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "Tax Aspects of Investments in Affiliated Entities -- Partnerships."

     Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary", that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" as described below, that is wholly-owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Newcastle has several qualified REIT subsidiaries. Other entities wholly-owned by Newcastle, including single member limited liability companies, are also generally disregarded as a separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with subsidiary partnerships of Newcastle, are sometimes referred to in this prospectus as "pass-through subsidiaries."

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     In the event that a disregarded subsidiary of Newcastle ceases to be wholly-owned -- for example, if any equity interest in the subsidiary is acquired by a person other than Newcastle or another disregarded subsidiary of Newcastle - the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Newcastle's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See
"-- Asset Tests" and "-- Income Tests."

     Taxable Subsidiaries. Effective in 2001, a REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly-owned, to treat the subsidiary corporation as a taxable REIT subsidiary ("TRS"). The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by Newcastle and its subsidiaries in the aggregate, and Newcastle's ability to make distributions to its stockholders.

     A parent REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the parent REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

  INCOME TESTS

     In order to maintain qualification as a REIT, Newcastle annually must satisfy two gross income requirements. First, at least 75% of Newcastle's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions", must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of Newcastle's gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

     Rents received by Newcastle will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which the REIT derives no revenue. Newcastle and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Newcastle and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, Newcastle is permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT

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income requirements. Also, rental income will qualify as rents from real property only to the extent that Newcastle does not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

     To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT.

     To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

     Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If Newcastle receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that Newcastle acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and Newcastle's income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

     Newcastle may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by Newcastle from a REIT will be qualifying income in Newcastle's hands for purposes of both the 95% and 75% income tests.

     If Newcastle fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if the failure of Newcastle to meet these tests was due to reasonable cause and not due to willful neglect, Newcastle attaches to its tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether Newcastle would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Newcastle, Newcastle will not qualify as a REIT. As discussed above under "-- Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which Newcastle fails to satisfy the particular gross income test.

  ASSET TESTS

     Newcastle, at the close of each calendar quarter, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of Newcastle must be represented by some combination of "real estate assets", cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some kinds of mortgage backed securities and mortgage loans. Newcastle has held and currently holds stock of subsidiary entities that have made elections to be taxed as REITs. If any of these entities were to fail to qualify as a REIT, it would then be treated as a taxable corporation, which could adversely affect Newcastle's compliance with the REIT 75% asset test, or with the

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other REIT qualification requirements described in this prospectus. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

     The second asset test is that the value of any one issuer's securities owned by Newcastle may not exceed 5% of the value of Newcastle's total assets. Third, Newcastle may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to "straight debt" having specified characteristics.

     Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's total assets.

     Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for "straight debt". Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, non-mortgage debt held by Newcastle that is issued by another REIT may not so qualify.

     Interests held by Newcastle in a real estate mortgage investment conduit, or "REMIC," are generally treated as qualifying real estate assets tests, and income derived by Newcastle from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of Newcastle interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests.

     Newcastle believes that its holdings of securities and other assets have complied and will continue to comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. No independent appraisals have been obtained, however, to support Newcastle conclusions as to the value of its total assets, or the value of any particular security or securities. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Accordingly, there can be no assurance that the IRS will not contend that Newcastle interests in its subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset requirements.

  ANNUAL DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, Newcastle is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

     (a)  the sum of

        (1) 90% of the "REIT taxable income" of Newcastle (computed without regard to the deduction for dividends paid and net capital gains of Newcastle), and

        (2) 90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

     (b)  the sum of specified items of noncash income.

     These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Newcastle timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by Newcastle, they must not be "preferential dividends". A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in Newcastle organizational documents.

     To the extent that Newcastle distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. Newcastle may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case,

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Newcastle could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax paid by Newcastle. Stockholders of Newcastle would then increase the adjusted basis of their Newcastle common stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

     To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "-- Taxation of Stockholders -- Taxation of Taxable Domestic Stockholders -- Distributions."

     If Newcastle should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Newcastle would be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. Newcastle believes that it has made, and intends to make, timely distributions so that it is not subject to the 4% excise tax.

     It is possible that Newcastle, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by Newcastle for federal income tax purposes. See, for example, the discussion below of excess inclusion income under "-- Taxable Mortgage Pools." Other sources of non-cash taxable income include real estate and securities that have been financed through securitization structures, such as the GSA properties and the CBO structure (as described above under "Newcastle Investment Corp. -- Our Investments"), which require some or all of available cash flows to be used to service borrowings, loans or mortgage backed securities we hold that have been issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

     Newcastle may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in Newcastle's deduction for dividends paid for the earlier year. In this case, Newcastle may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, Newcastle will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  FAILURE TO QUALIFY

     If Newcastle fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Newcastle would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which Newcastle is not a REIT would not be deductible by Newcastle, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless Newcastle is entitled to relief under specific statutory provisions, Newcastle would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Newcastle would be entitled to this statutory relief.

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  PROHIBITED TRANSACTIONS

     Net income derived from a prohibited transaction is subject to a 100% excise tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. Newcastle intends to conduct its operations so that no asset owned by Newcastle or its pass-through subsidiaries will be held for sale to customers, and that a sale of any such asset will not be in the ordinary course of Newcastle's business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the particular facts and circumstances. No assurance can be given that any property sold by Newcastle will not be treated as property held for sale to customers, or that Newcastle can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment.

  FORECLOSURE PROPERTY

     Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. Newcastle does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if Newcastle does receive any such income, it intends to make an election to treat the related property as foreclosure property.

  FOREIGN INVESTMENTS

     Newcastle and its subsidiaries currently hold and may acquire additional investments and, accordingly pay taxes, in foreign countries. Taxes paid by Newcastle in foreign jurisdictions may not be passed-through to, or used by, its stockholders as a foreign tax credit or otherwise. Newcastle's foreign investments may also generate foreign currency gains and losses. Foreign currency gains are treated as income that does not qualify under the 95% or 75% income tests, unless certain technical requirements are met. No assurance can be given that these technical requirements will be met in the case of any foreign currency gains recognized by Newcastle directly or through pass-through subsidiaries.

  DERIVATIVES AND HEDGING TRANSACTIONS

     Newcastle and its subsidiaries have, from time to time, and may in the future enter into hedging transactions with respect to interest rate exposure on one or more of their assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that Newcastle or a pass-through subsidiary enters into such a contract to hedge interest rate risk on indebtedness incurred to acquire or carry real estate assets, any periodic income from the instrument, or gain from the disposition of it, would be qualifying income for purposes of the REIT 95% gross income test, but not for the 75% gross income test. To the extent that Newcastle hedges with other types of financial instruments or in other situations (for example, hedges against fluctuations in the value of foreign currencies), the resultant income will be treated as income that does not qualify under the 95% or 75% income tests unless certain technical requirements are met. Newcastle intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT. Newcastle may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which

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may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that Newcastle's hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT income tests, and will not adversely affect Newcastle's ability to satisfy the REIT qualification requirements.

  TAXABLE MORTGAGE POOLS

     An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP. Newcastle currently holds an interest in a TMP, and its future financing and securitization arrangements may give rise to other TMPs, with the consequences as described in the next paragraph.

     Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of Stockholders as described below. A portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income". This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. See "-- Annual Distribution Requirements". Moreover, the REIT's excess inclusion income would be allocated among its stockholders. A stockholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See "Taxation of Stockholders". To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors.

     If a subsidiary partnership of Newcastle were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter Newcastle's REIT income and asset test calculations, and could adversely affect its compliance with those requirements. Newcastle believes that none of its subsidiary partnerships are or will become TMPs, and intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

TAX ASPECTS OF INVESTMENTS IN AFFILIATED ENTITIES

  PARTNERSHIPS

     General. A substantial portion of Newcastle's investments are held through entities, including Fortress Partners, LP (the "Operating Partnership"), that are classified as partnerships for federal income tax

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purposes. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. Newcastle will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Newcastle will include its proportionate share of assets held by subsidiary partnerships. See "Taxation of Newcastle -- Effect of Subsidiary Entities -- Ownership of Partnership Interests."

     Entity Classification. The investment by Newcastle in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of Newcastle's subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See "Taxation of Newcastle -- Taxable Mortgage Pools". If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of Newcastle and items of gross income of Newcastle would change and could preclude Newcastle from satisfying the REIT asset tests or the gross income tests as discussed in "Taxation of Newcastle -- Asset Tests" and "-- Income Tests," and in turn could prevent Newcastle from qualifying as a REIT. See "Taxation of Newcastle -- Failure to Qualify," above, for a discussion of the effect of the failure of Newcastle to meet these tests for a taxable year. In addition, any change in the status of any of Newcastle's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case Newcastle could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

     Tax Allocations with Respect to Partnership Properties. Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

     To the extent that any subsidiary partnership of Newcastle acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by Newcastle to the Operating Partnership or to other subsidiary partnerships of the cash proceeds received in offerings of its stock, including the stock offering contemplated in this prospectus. As a result, partners, including Newcastle, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause Newcastle to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect Newcastle's ability to comply with the REIT distribution requirements discussed above.

  FORTRESS INVESTMENT FUND

     One of Newcastle's significant investments is in Fortress Investment Fund LLC, which has a subsidiary that elects to be taxed as a regulated investment company, or RIC. In general, RICs are passive investment vehicles that hold primarily stocks and other securities, and that generate primarily dividend, interest, capital gain and similar types of income. RICs, like REITs, are subject to numerous operational and organizational requirements, and, provided that these requirements are satisfied, RICs, like REITs, are generally eligible for a deduction for dividends paid and therefore effectively pay little if any federal income tax.

     Newcastle believes that the Fortress Investment Fund's subsidiary has been operated and organized so as to qualify as a RIC. No ruling from the IRS, or opinion of counsel, will be obtained, however, as to the subsidiary's status as a RIC. Accordingly, no assurance can be given that it qualifies, or will continue to qualify, as a RIC. If the subsidiary were to fail to qualify as a RIC, its income would be subject to federal income tax at regular corporate tax rates, which could adversely affect its ability to make distributions to its direct and indirect owners, including Newcastle.

TAXATION OF STOCKHOLDERS

  TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

     Distributions. Provided that Newcastle qualifies as a REIT, distributions made to its taxable domestic stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. Distributions that are designated as capital gain dividends will be taxed to stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of Newcastle for the taxable year, without regard to the period for which the stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by Newcastle, to the extent that Newcastle elects the application of provisions of the Internal Revenue Code that treat stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains. Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are individuals, to the extent of previously claimed depreciation deductions.

     Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Newcastle in October, November or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Newcastle and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by Newcastle before the end of January of the following calendar year.

     To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "Taxation of Newcastle -- Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of stockholders to the extent that the REIT has current or accumulated earnings and profits.

     If excess inclusion income from a taxable mortgage pool is allocated to any Newcastle stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See "Taxation of Newcastle -- Taxable Mortgage Pools."

     Dispositions of Newcastle Stock. In general, capital gains recognized by individuals and other non-corporate stockholders upon the sale or disposition of shares of Newcastle stock will be subject to a maximum federal income tax rate of 20% if the Newcastle stock is held for more than 12 months, and will be taxed at ordinary income rates of up to 39.6% if the Newcastle stock is held for 12 months or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of Newcastle stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Newcastle stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Newcastle that are required to be treated by the stockholder as long-term capital gain.

  TAXATION OF FOREIGN STOCKHOLDERS

     The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of Newcastle stock applicable to non-U.S. holders of Newcastle stock. A "non-U.S. holder" is any person other than:

     (a) a citizen or resident of the United States,

     (b) a corporation or partnership created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia,

     (c) an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source, or

     (d) a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust. The discussion is based on current law and is for general information only. The discussion addresses only selective and not all aspects of United States federal income and estate taxation.

     Ordinary Dividends. The portion of dividends received by non-U.S. holders payable out of the earnings and profits of Newcastle which are not attributable to capital gains of Newcastle and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will be subject to U.S. withholding tax at the rate of 30%, unless reduced by treaty. Reduced treaty rates are not available to the extent that income is excess inclusion income allocated to the foreign stockholder. See "Taxation of Newcastle -- Taxable Mortgage Pools".

     In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Newcastle common stock. In cases where the dividend income from a non-U.S. holder's investment in Newcastle stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

     Non-Dividend Distributions. Unless Newcastle stock constitutes a U.S. real property interest (a "USRPI"), distributions by Newcastle which are not dividends out of the earnings and profits of Newcastle will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of Newcastle's current and accumulated earnings and profits. If Newcastle stock constitutes a USRPI, as described below, distributions by Newcastle in excess of the sum of its earnings and profits plus the stockholder's basis in its Newcastle stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of Newcastle's earnings and profits.
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

     Capital Gain Dividends. Under FIRPTA, a distribution made by Newcastle to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs held by Newcastle directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Newcastle will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation.

     Dispositions of Newcastle Stock. Unless Newcastle stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of Newcastle's assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

     Even if the foregoing test is not met, Newcastle stock nonetheless will not constitute a USRPI if Newcastle is a "domestically-controlled REIT." A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. holders. Newcastle believes that it is, and it expects to continue to be, a domestically-controlled REIT and, therefore, the sale of Newcastle stock should not be subject to taxation under FIRPTA. Because Newcastle common stock will be publicly traded, however, no assurance can be given that Newcastle will be a domestically-controlled REIT.

     In the event that Newcastle does not constitute a domestically-controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the stock is "regularly traded," as defined by applicable Treasury Department regulations, on an established securities market, and (b) the selling non-U.S. holder held 5% or less of Newcastle's outstanding stock at all times during a specified testing period.

     If gain on the sale of stock of Newcastle were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

     Gain from the sale of Newcastle stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in the Newcastle stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

     Estate Tax. Newcastle stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

  TAXATION OF TAX-EXEMPT STOCKHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Newcastle common stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e. where the acquisition

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

or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Newcastle common stock is not otherwise used in an unrelated trade or business, distributions from Newcastle and income from the sale of the Newcastle common stock should not give rise to UBTI to a tax-exempt stockholder. To the extent, however, that Newcastle (or a part of Newcastle, or a disregarded subsidiary of Newcastle) is a TMP, or if Newcastle holds residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be subject to tax as UBTI. See "Taxation of Newcastle -- Taxable Mortgage Pools".

     Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from Newcastle as UBTI.

     In certain circumstances, a pension trust that owns more than 10% of Newcastle's stock could required to treat a percentage of the dividends from Newcastle as UBTI, if Newcastle is a "pension-held REIT". Newcastle will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of Newcastle's stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of Newcastle's stock, collectively owns more than 50% of the such stock. The restrictions on ownership and transfer of Newcastle's stock as discussed above should prevent a tax-exempt entity from owning more than 10% of the value of Newcastle's stock, or Newcastle from becoming a pension-held REIT.

     TAX-EXEMPT STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN NEWCASTLE.

OTHER TAX CONSIDERATIONS

  DIVIDEND REINVESTMENT PLAN

     To the extent that a stockholder receives shares of Newcastle stock pursuant to a dividend reinvestment plan, the federal income tax treatment of the stockholder and Newcastle will generally be the same as if the distribution had been made in cash. See "Taxation of Stockholders" and "Taxation of Newcastle -- Annual Distribution Requirements."

  LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in Newcastle.

  STATE, LOCAL AND FOREIGN TAXES

     Newcastle and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. Newcastle owns properties located in a number of jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. The state, local or foreign tax treatment of Newcastle and its stockholders may not conform to the federal income tax treatment discussed above. While Newcastle does not currently pay a significant amount of foreign income taxes, it does pay foreign property taxes, and subsequent dispositions of foreign property or future operations involving, or investments in, foreign property may give rise to additional foreign income or other tax liability. Consequently, prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in Newcastle common stock.

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

                              ERISA CONSIDERATIONS

     A plan fiduciary considering an investment in the securities should consider, among other things, whether such an investment might constitute or give rise to a prohibited transaction under ERISA, the tax Internal Revenue Code or any substantially similar federal, state or local law. ERISA and the Internal Revenue Code impose restrictions on:

     - employee benefit plans as defined in Section 3(3) of ERISA,

     - plans described in Section 4975(e)(1) of the Internal Revenue Code, including retirement accounts and Keogh Plans,

     - entities whose underlying assets include plan assets by reason of a plan's investment in such entities, and

     - persons who have certain specified relationships to a plan described as "parties in interest" under ERISA and "disqualified persons" under the tax code.

REGULATION UNDER ERISA AND THE TAX CODE

     ERISA imposes certain duties on persons who are fiduciaries of a plan. Under ERISA, any person who exercises any authority or control over the management or disposition of a plan's assets is considered to be a fiduciary of that plan. Both ERISA and the tax code prohibit certain transactions involving "plan assets" between a plan and parties in interest or disqualified persons. Violations of these rules may result in the imposition of an excise tax or penalty

     The term "plan assets" is not defined by ERISA or the tax code. However, a plan's assets may be deemed to include an interest in the underlying assets of an entity if the plan acquires an "equity interest" in such an entity such as the shares. In that event, the operations of such an entity could result in a prohibited transaction under ERISA and the tax code.

REGULATION ISSUED BY THE DEPARTMENT OF LABOR

     The Department of Labor issued a regulation that provides exceptions to this rule. Under this regulation, if a plan acquires a "publicly-offered security," the issuer of the security is not deemed to hold plan assets. A publicly-offered security is a security that:

     - is freely transferable,

     - is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

     - is either:

        (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

        (ii) sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

THE SHARES OF COMMON STOCK AS "PUBLICLY-OFFERED SECURITIES"

     It is anticipated that the shares of common stock being offered here will meet the criteria of publicly-offered securities. Although no assurances can be given, the Underwriters expect that:

     - there will be no restrictions imposed on the transfer of interests in the shares of common stock,

     - shares of common stock will be held by at least 100 independent investors at the conclusion of the offering, and

     - the shares of common stock will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and then will be timely registered under the Exchange Act.

OTHER EXCEPTIONS IN THE REGULATIONS

     In addition, the regulation provides another exception for Plan investments in a "venture capital operating company" or a "real estate operating company." To be a "venture capital operating company," an entity must have at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in "venture capital investments," which are defined as companies in the business of selling goods or services (other than the investment of capital) with respect to which the entity has or obtains management rights. To be a "real estate operating company," an entity must have at least 50% of its assets (other than short term investments pending long-term commitment or distribution to investors), valued at cost, invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in the management and development. We believe that we constitute either a "venture capital operating company" or a "real estate operating company" for purposes of the regulations.

EXEMPTIONS TO PROHIBITED TRANSACTIONS

     If the shares of common stock fail to meet the criteria of publicly-offered securities, or we fail to be a venture capital operating company or a real estate operating company, our assets may be deemed to include assets of plans that are stockholders. In that event, transactions involving our assets and parties in interest or disqualified persons with respect to such plans might be prohibited under ERISA and the tax code unless a statutory or administrative exemption exist and the plan satisfies all conditions for such exemptive relief.

     There are five class exemptions issued by the Department of Labor that could apply in the event of a prohibited transaction. These Department of Labor Prohibited Transaction Class Exemptions apply to:

     - plan asset transactions determined by independent qualified professional asset managers (PTE 84-14),

     - certain transactions involving bank collective investment funds (PTE 91-38),

     - certain transactions involving insurance company pooled separate accounts (PTE 90-1),

     - certain transactions involving insurance company general accounts (PTE 95-60), and

     - plan asset transactions determined by in-house asset manager (PTE 96-23).

     However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.

SPECIAL CONSIDERATIONS FOR INSURANCE COMPANIES

     An insurance company considering an investment should consider whether it's general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company's general account may be deemed to be plan assets under certain circumstances In that event, the insurance company might be treated as a party in interest under such plans. However, PTE 95-60 may exempt some or all of the transactions that could occur as the result of the acquisition of the common stock by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact with respect to their purchase of the common stock.

     In addition, the Small Business Job Protection Act of 1996 added a new
Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the tax code. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 (the "General Account Regulations") with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. As a result of these regulations, assets of an insurance company general account will not be treated as "plan assets" for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998 and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.

GENERAL INVESTMENT CONSIDERATIONS

     Prospective fiduciaries of a plan considering the purchase of common stock should consult with their legal advisors concerning the impact of ERISA and the tax code and the potential consequences of making an investment in the certificates with respect to their specific circumstances. Each plan fiduciary should take into account, among other considerations:

     - whether the fiduciary has the authority to make the investment,

     - the composition of the plan's portfolio with respect to diversification by type of asset,

     - the plan's funding objectives,

     - the tax effects of the investment,

     - whether the assets of the trust which are represented by such interests would be considered plan assets, and

     - whether, under the general fiduciary standards of investment prudence and diversification an investment in certificates of any series is appropriate for the plan taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

     Certain employee benefit plans, such as governmental plans and certain church plans are not subject to the provisions of Title I of ERISA and Section 4975 of the tax code. Accordingly, assets of such plans may be invested in the common stock without regard to the ERISA considerations described here, subject to the provisions of any other applicable federal and state law. It should be noted that any such plan that is qualified and exempt from taxation under the tax code is subject to the prohibited transaction rules set forth in the tax code.

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

                                  UNDERWRITING

     We intend to offer the shares of common stock being sold in this offering through the underwriters. Bear, Stearns & Co. Inc., Lehman Brothers Inc., Banc of America Securities LLC and U.S. Bancorp Piper Jaffray Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions described in a underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the number of shares listed opposite their names below.

                      UNDERWRITER                        NUMBER OF SHARES
                      -----------                        ----------------
Bear, Stearns & Co. Inc. ..............................
Lehman Brothers Inc. ..................................
Banc of America Securities LLC.........................
U.S. Bancorp Piper Jaffray Inc. .......................
                                                            ---------
     Total.............................................     4,400,000
                                                            =========

     The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If any underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

     We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

     The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The underwriters have reserved for sale, at the initial public offering price, up to 100,000 shares of common stock for our officers and directors, officers and employees of the manager and their families, and other persons associated with us who express an interest in purchasing these shares of common stock in this offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same terms as the other shares offered in this offering.

COMMISSIONS AND DISCOUNTS

     The representatives have advised us that the underwriters initially propose to offer the shares to the public at the initial public offering price on the cover page of this prospectus and to dealers at that price less a concession not
in excess of $       per share. The underwriters may allow, and the dealers may
reallow, a discount not in excess of $       per share to other dealers. After
this offering, the public offering price, concession and discount may be changed.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of the overallotment option.

                                                  PER SHARE   WITHOUT OPTION   WITH OPTION
                                                  ---------   --------------   -----------
Public offering price...........................
Underwriting discount...........................
Proceeds, before expenses, to us................

     The expenses of the offering, not including the underwriting discount, are estimated at $2.0 million and are payable by us.

OVERALLOTMENT OPTION

     We have granted an option to the underwriters to purchase up to 660,000 additional shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter's initial amount reflected in the above table.

NO SALES OF SIMILAR SECURITIES

     We have agreed that, subject to specified exceptions (including issuances of shares of common stock in connection with acquisitions), without the consent of Bear Stearns, we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of our common stock for a period of 180 days from the date of this prospectus. Fortress Investment Group, our executive officers and our directors have agreed under lock-up agreements with Bear Stearns that, without the prior written consent of Bear Stearns, they will not, directly or indirectly, offer for sale, sell, pledge, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of our common stock, or otherwise dispose of any shares of our common stock or any securities that may be converted into or exchanged for any shares of common stock (collectively, "Transfer") for a period ending 365 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements and as described under the heading "Shares Eligible For Future Sale -- Lock-up" in this prospectus. In addition, holders of an aggregate of 11,408,793 shares of our outstanding common stock have agreed under lock-up agreements with Bear Stearns that, without the prior written consent of Bear Stearns, they will not Transfer any shares of common stock for a period ending 180 days after the date of this prospectus or pursuant to an earlier release as provided in the lock-up agreements and as described under the heading "Shares Eligible For Future Sale -- Lock-up" in this prospectus.

     In connection with this offering, we will grant to our manager an option to purchase an additional 440,000 shares of our common stock, representing 10% of the number of shares being offered hereby, and subject to adjustment if the underwriters' over-allotment option is exercised, at the offering price of our shares in this offering, which will result in an ownership of approximately 22.3% of our equity upon exercise of all options. The option shares are not registered in connection with this offering.

NEW YORK STOCK EXCHANGE LISTING

     The shares have been approved for listing on the New York Stock Exchange under the symbol "NCT," subject to notice of issuance. In order to meet the requirements for listing on the NYSE, the underwriters have undertaken that the shares will be sold to ensure that the NYSE distribution standards are met.

     Prior to this offering, there has been no public market for the shares of our common stock. The initial public offering price has been negotiated between the representatives and us. The material factors considered in determining the initial public offering price of our common stock, in addition to prevailing market conditions, were:

     - our historical performance and capital structure;

     - estimates of our business potential and earning prospects;

     - an overall assessment of our management; and

     - the above factors in relation to market valuation of companies in related businesses.

     An active trading market for the shares may not develop. It is also possible that after the offering, the shares of our common stock will not trade in the public market at or above the initial public offering price.

     The underwriters do not expect to sell more than 5% of the shares of our common stock in the aggregate to accounts over which they exercise discretionary authority.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

     Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in our common stock in connection with this offering that is, if they sell more shares than are listed on the cover of this prospectus, the representatives may reduce that short position by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the overallotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of those purchases.

     The representatives may also impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase shares in the open market to reduce the underwriters' short position or to stabilize the price of those shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares. The imposition of a penalty bid may also affect the price of the shares in that it discourages resales of those shares.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

OTHER RELATIONSHIPS

     Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received customary fees and commissions for these transactions. Mark Burton, a director of ours, is a Managing Director and Co-Head of the Financial Institutions Group at Lehman Brothers. Bear Stearns Private Equity Opportunity Fund II, LP has committed to invest $10 million in Fortress Investment Fund.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Piper Marbury Rudnick & Wolfe LLP, Baltimore, Maryland and for the underwriters by Sidley Austin Brown & Wood LLP, New York, New York. Sidley Austin Brown & Wood LLP has represented us in the past and continues to represent us on a regular basis on a variety of matters unrelated to this offering.

                                    EXPERTS

     The consolidated financial statements of Newcastle Investment Corp. (formerly Fortress Investment Corp.) and subsidiaries at December 31, 2000 and 1999, and for each of the two years in the period ended December 31, 2000, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and for the period from May 11, 1998 (Date of Formation) to December 31, 1998, and for the period ended December 31, 1998, by Deloitte & Touche LLP, independent auditors, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement, of which this prospectus is a part, on Form S-11 with the Securities and Exchange Commission (the "Commission") relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and financial statements included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements or documents. You may read and copy the registration statement, the related exhibits and other material we file with the Commission at the Commission's public reference room in Washington, D.C. at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Commission also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the Commission. The website address is http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us as follows: Newcastle Investment Corp., c/o Fortress Investment Group, 1301 Avenue of the Americas, New York, NY 10019,
Attention: Secretary or (212) 798-6100.

     Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the Securities Exchange Act of 1934, will file reports, proxy and information statements and other information with the Commission. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We will report our financial statements on a year ended December 31. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS
                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Report of Independent Auditors..............................   F-3
Consolidated Balance Sheets at December 31, 2000 and 1999...   F-4
Consolidated Statements of Income For The Years Ended
  December 31, 2000 and 1999 and the Period from May 11,
  1998 (Date of Formation) to December 31, 1998.............   F-5
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock For The Years Ended December
  31, 2000 and 1999 and the Period from May 11, 1998 (Date
  of Formation) to December 31, 1998........................   F-6
Consolidated Statements of Cash Flows For The Years Ended
  December 31, 2000 and 1999 and the Period from May 11,
  1998 (Date of Formation) to December 31, 1998.............   F-7
Notes to Consolidated Financial Statements December 31,
  2000, 1999 and 1998.......................................   F-9
Consolidated Balance Sheets at September 30, 2001
  (unaudited) and December 31, 2000.........................  F-33
Consolidated Statements of Income for the Nine Months Ended
  September 30, 2001 and 2000 (unaudited)...................  F-34
Consolidated Statements of Stockholders' Equity and
  Redeemable Preferred Stock for the Nine Months Ended
  September 30, 2001 and 2000 (unaudited)...................  F-35
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 2001 and 2000 (unaudited).............  F-36
Notes to Consolidated Financial Statements for the Nine
  Months Ended September 30, 2001 and 2000 (unaudited)......  F-37

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Fortress Investment Corp.
New York, NY

     We have audited the accompanying consolidated statements of income, stockholders' equity and cash flows of Fortress Investment Corp. and subsidiaries (the "Company") for the period from May 11, 1998 (Date of Formation) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period from May 11, 1998 (Date of Formation) through December 31, 1998 in conformity with generally accepted accounting principles.

                                          DELOITTE & TOUCHE LLP

New York, New York
February 19, 1999
(March 5, 1999, with respect to Note 16)

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of Newcastle Investment Corp.

     We have audited the accompanying consolidated balance sheets of Newcastle Investment Corp. (formerly Fortress Investment Corp.) and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and redeemable preferred stock, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements of the Company for the initial fiscal period ended December 31, 1998, were audited by other auditors whose report dated February 19, 1999, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 2000 and 1999 consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

     As discussed in Note 2 to the consolidated financial statements, in 1999, the Company adopted Statement of Position 98-5, "Reporting on Costs of Start-up Activities" which required the expensing of unamortized organization costs.

                                          ERNST & YOUNG LLP

New York, New York
March 2, 2001

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DEC. 31, 2000   DEC. 31, 1999
                                                              -------------   -------------
                                                              (DOLLAR AMOUNTS IN THOUSANDS)
                                          ASSETS
  Operating real estate, net -- Note 4......................   $  540,539      $  558,849
  CBO collateral, net -- Note 5.............................      509,729         504,669
  Loans receivable, net -- Note 3...........................       76,448         101,618
  Marketable securities, available for sale.................       40,491          69,710
  Mortgage pools receivable, net -- Note 3..................       30,509          51,096
  Deferred costs, net.......................................       23,541          28,237
  Investments in unconsolidated subsidiaries................       63,427          17,970
  Cash and cash equivalents.................................       10,575          14,345
  Restricted cash...........................................       12,453          13,364
  Receivables and other assets..............................       23,702          21,742
                                                               ----------      ----------
                                                               $1,331,414      $1,381,600
                                                               ==========      ==========

    LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
LIABILITIES
  CBO bonds payable -- Note 10..............................   $  424,972      $  422,756
  Other bonds payable -- Note 10............................      380,663         395,979
  Notes payable -- Note 9...................................      120,727         126,693
  Repurchase agreements -- Note 8...........................       16,294          25,832
  Credit facility -- Note 9.................................       33,000              --
  Deferred hedging liabilities..............................       14,399          19,860
  Dividends payable.........................................          149          10,458
  Due to manager -- Note 12.................................          328             558
  Accrued expenses and other liabilities....................       12,134          15,864
                                                               ----------      ----------
                                                                1,002,666       1,018,000
                                                               ----------      ----------
Commitments and contingencies -- Note 13

MINORITY INTEREST...........................................        7,926           8,927
Redeemable preferred stock, par value $.01 per share,
  100,000,000 shares authorized; 1,020,517 shares issued and
  outstanding at December 31, 2000..........................       20,167              --
STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 500,000,000 shares
     authorized; 16,499,765 and 20,916,739 shares issued and
     outstanding at December 31, 2000 and 1999,
     respectively...........................................          165             209
  Additional paid-in capital................................      309,551         388,045
  Dividends in excess of earnings...........................       (7,666)        (31,236)
  Accumulated other comprehensive income (loss).............       (1,395)         (2,345)
                                                               ----------      ----------
                                                                  300,655         354,673
                                                               ----------      ----------
                                                               $1,331,414      $1,381,600
                                                               ==========      ==========

                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                           PERIOD FROM
                                                                                           MAY 11, 1998
                                                                                             (DATE OF
                                                          YEAR ENDED       YEAR ENDED     FORMATION) TO
                                                        DEC. 31, 2000    DEC. 31, 1999    DEC. 31, 1998
                                                        --------------   --------------   --------------
                                                        (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Rental and escalation income........................   $    80,641      $    65,352      $    23,143
  Interest and dividend income........................        65,389           50,286           19,675
  Gain (loss) on settlement of investments............        21,763           (1,526)           2,584
  Equity in earnings (losses) of unconsolidated
     subsidiaries.....................................          (980)          (3,615)             117
  Other income........................................         1,006              462              369
                                                         -----------      -----------      -----------
                                                             167,819          110,959           45,888
                                                         -----------      -----------      -----------
EXPENSES:
  Interest expense....................................        68,517           46,778           12,693
  Property operating expense..........................        29,552           23,251            7,027
  Loan servicing and REO expense......................         2,325            3,122            1,291
  General and administrative expense..................         3,988            3,516            2,751
  Management fee -- Note 12...........................         6,646            7,407            6,751
  Depreciation and amortization.......................        13,183           10,474            4,165
                                                         -----------      -----------      -----------
                                                             124,211           94,548           34,678
                                                         -----------      -----------      -----------
INCOME BEFORE MINORITY INTEREST.......................        43,608           16,411           11,210
Minority interest in income of consolidated
  subsidiaries........................................          (748)          (1,258)            (570)
                                                         -----------      -----------      -----------
INCOME BEFORE EXTRAORDINARY ITEM......................        42,860           15,153           10,640
Extraordinary item-loss on extinguishment of
  debt -- Note 9......................................            --           (2,341)              --
                                                         -----------      -----------      -----------
INCOME BEFORE CHANGE IN ACCOUNTING PRINCIPLE..........        42,860           12,812           10,640
Cumulative effect of change in accounting
  principle-write off of organizational costs.........            --             (513)              --
                                                         -----------      -----------      -----------
NET INCOME............................................        42,860           12,299           10,640
                                                         -----------      -----------      -----------
Preferred dividends and related accretion.............        (2,084)              --               --
                                                         -----------      -----------      -----------
INCOME AVAILABLE FOR COMMON SHAREHOLDERS..............   $    40,776      $    12,299      $    10,640
                                                         ===========      ===========      ===========
NET INCOME PER COMMON SHARE, BASIC AND DILUTED........   $      2.16      $      0.59      $      0.51
                                                         ===========      ===========      ===========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING,
  BASIC AND DILUTED...................................    18,892,232       20,916,739       20,862,000
                                                         ===========      ===========      ===========
Income before extraordinary item per common share,
  basic and diluted...................................   $      2.16      $      0.72      $      0.51
                                                         ===========      ===========      ===========
Effect of extraordinary item per common share, basic
  and diluted.........................................   $        --      $     (0.11)     $        --
                                                         ===========      ===========      ===========
Effect of change in accounting principle per common
  share, basic and diluted............................   $        --      $     (0.02)     $        --
                                                         ===========      ===========      ===========

                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         AND REDEEMABLE PREFERRED STOCK
               FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 AND
     THE PERIOD FROM MAY 11, 1998 (DATE OF FORMATION) TO DECEMBER 31, 1998

                            REDEEMABLE PREFERRED                                                          ACCUM.
                                    STOCK               COMMON STOCK                       DIVIDENDS IN    OTHER        TOTAL
                            ---------------------   ---------------------    ADDITIONAL     EXCESS OF      COMP.    STOCKHOLDERS'
                              SHARES      AMOUNT      SHARES      AMOUNT    PAID IN CAP.     EARNINGS     INCOME       EQUITY
                            ----------   --------   ----------   --------   ------------   ------------   -------   -------------
                                                                   (AMOUNTS IN THOUSANDS)
Stockholders'
  equity -- May 11, 1998
  (date of formation).....          --   $     --           --   $     --     $     --       $     --     $    --     $     --
Initial capital
  contribution -- June 4,
  1998....................          --         --           50         --            1             --          --            1
Net proceeds from private
  offering of common
  stock...................          --         --   20,353,400        203      373,944             --          --      374,147
Value of stock options
  granted to Manager......          --         --           --         --        3,600             --          --        3,600
Additional common stock
  issued..................          --         --      563,289          6       10,500             --          --       10,506
Dividends declared........          --         --           --         --           --        (11,504)         --      (11,504)
Comprehensive income:
  Net income for the
    period
    May 11, 1998
    (date of formation) to
    December 31, 1998.....          --         --           --         --           --         10,640          --       10,640
  Unrealized loss on
    securities............          --         --           --         --           --             --      (2,235)      (2,235)
  Foreign currency
    translation...........          --         --           --         --           --             --        (231)        (231)
                                                                                                                      --------
  Total comprehensive
    income................                                                                                               8,174
                            ----------   --------   ----------   --------     --------       --------     -------     --------
Stockholders' equity --
  December 31, 1998.......          --   $     --   20,916,739   $    209     $388,045       $   (864)    $(2,466)    $384,924
                            ----------   --------   ----------   --------     --------       --------     -------     --------
Dividends declared........          --         --           --         --           --        (42,671)         --      (42,671)
Comprehensive income:
  Net income..............          --         --           --         --           --         12,299          --       12,299
  Unrealized loss on
    securities:
    reclassification
    adjustment............          --         --           --         --           --             --       1,886        1,886
  Unrealized loss on
    securities............          --         --           --         --           --             --      (1,981)      (1,981)
  Foreign currency
    translation...........          --         --           --         --           --             --         216          216
                                                                                                                      --------
  Total comprehensive
    income................                                                                                              12,420
                            ----------   --------   ----------   --------     --------       --------     -------     --------
Stockholders' equity --
  December 31, 1999.......          --   $     --   20,916,739   $    209     $388,045       $(31,236)    $(2,345)    $354,673
                            ----------   --------   ----------   --------     --------       --------     -------     --------
Redemption of common
  shares..................          --         --   (2,210,540)       (22)     (32,204)            --          --      (32,226)
Exchange of redeemable
  preferred stock for
  common shares...........   2,370,516     46,312   (2,206,434)       (22)     (46,290)            --          --      (46,312)
Redemption of redeemable
  preferred stock.........  (1,349,999)   (26,999)          --         --           --             --          --           --
Dividends declared........          --         --           --         --           --        (18,436)         --      (18,436)
Accretion of redeemable
  preferred stock.........          --        854           --         --           --           (854)         --         (854)
Comprehensive income:
  Net income..............          --         --           --         --           --         42,860          --       42,860
  Unrealized loss on
    securities:
    reclassification
    adjustment............          --         --           --         --           --             --         509          509
  Unrealized gain on
    securities............          --         --           --         --           --             --       2,828        2,828
  Foreign currency
    translation:
    reclassification
    adjustment............          --         --           --         --           --             --         257          257
  Foreign currency
    translation...........          --         --           --         --           --             --      (2,644)      (2,644)
                                                                                                                      --------
  Total comprehensive
    income................                                                                                              43,810
                            ----------   --------   ----------   --------     --------       --------     -------     --------
Stockholders' equity --
  December 31, 2000.......   1,020,517   $ 20,167   16,499,765   $    165     $309,551       $ (7,666)    $(1,395)    $300,655
                            ==========   ========   ==========   ========     ========       ========     =======     ========

                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          PERIOD FROM
                                                                                         MAY 11, 1998
                                                                                           (DATE OF
                                                          YEAR ENDED      YEAR ENDED     FORMATION) TO
                                                         DEC. 31, 2000   DEC. 31, 1999   DEC. 31, 1998
                                                         -------------   -------------   -------------
                                                                    (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...........................................    $  42,860       $  12,299       $  10,640
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization.....................       13,183          10,474           4,165
     Accretion of discount and other amortization......       (2,739)         (2,193)         (2,673)
     Equity in (earnings) loss of unconsolidated
       subsidiaries....................................          980           3,615            (117)
     Minority interest.................................          748           1,258             570
     Deferred rent.....................................       (2,544)         (2,763)           (787)
     (Gain)/loss on settlement of investments..........      (21,763)          1,526          (2,584)
     Write off of organizational costs.................           --             513              --
     Loss on extinguishment of debt....................           --           2,341              --
  Change in:
     Restricted cash...................................          537           8,373         (21,737)
     Receivables and other assets......................         (627)         (3,474)         (9,137)
     Accrued expenses and other liabilities............       (5,582)          2,090          12,647
     Due to manager....................................         (230)         (1,225)          1,783
                                                           ---------       ---------       ---------
          Net cash provided by (used in) operating
            activities:................................       24,823          32,834          (7,230)
                                                           ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and improvement of operating real estate....       (1,520)       (172,522)       (386,770)
  Acquisitions of and advances on loans................      (33,770)        (86,217)       (424,440)
  Purchase of foreclosed real estate...................           --              --         (10,869)
  Repayments of loan principal.........................       62,891          66,610         131,867
  Proceeds from settlement of loans and foreclosed real
     estate............................................       22,239          87,782          40,536
  Contributions to unconsolidated subsidiaries.........      (57,042)        (39,457)             --
  Distributions from unconsolidated subsidiaries.......       11,170          29,845          35,777
  Deposits on acquisition of real estate...............           --              --         (12,958)
  Purchase of CBO collateral...........................      (10,799)       (543,141)             --
  Proceeds from sale of CBO collateral.................       10,543          43,410              --
  Payment of deferred transaction costs................       (1,319)         (5,126)             --
  Settlement of foreign exchange future contracts......         (137)         (3,184)           (231)
  Purchase of marketable securities....................      (29,935)        (67,399)        (12,422)
  Proceeds from sale of marketable securities..........      179,311           5,979             666
                                                           ---------       ---------       ---------
          Net cash provided by (used in) investing
            activities: ...............................      151,632        (683,420)       (638,844)
                                                           ---------       ---------       ---------

                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                                                                                          PERIOD FROM
                                                                                          MAY 11,1998
                                                                                           (DATE OF
                                                          YEAR ENDED      YEAR ENDED     FORMATION) TO
                                                         DEC. 31, 2000   DEC. 31, 1999   DEC. 31, 1998
                                                         -------------   -------------   -------------
                                                                    (AMOUNTS IN THOUSANDS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under repurchase agreements...............    $      --       $ 406,884       $ 274,328
  Repayments of repurchase agreements..................     (104,314)       (484,081)       (171,639)
  Borrowings under notes payable.......................           --         143,361         234,156
  Repayments of notes payable..........................         (541)       (252,776)             --
  Issuance of CBO bonds payable........................           --         422,396              --
  Issuance of other bonds payable......................           --         411,192              --
  Repayment of other bonds payable.....................      (17,899)        (12,655)             --
  Draws under credit facility..........................       74,000              --              --
  Repayments of credit facility........................      (41,000)             --              --
  Issuance of common stock.............................           --              --         388,254
  Redemption of common stock...........................      (32,226)             --              --
  Redemption of redeemable preferred stock.............      (27,000)             --              --
  Minority interest contributions (distributions)......       (1,485)          3,065           4,034
  Dividends paid.......................................      (28,893)        (38,488)         (5,229)
  Payment of deferred financing costs..................         (867)        (23,859)         (2,234)
  Settlement of hedges of anticipated financings.......           --          13,563              --
  Purchase of non-hedge derivatives....................           --          (3,022)             --
  Sale of non-hedge derivatives........................           --           3,755              --
                                                           ---------       ---------       ---------
          Net cash provided by (used in) financing
            activities:................................     (180,225)        589,335         721,670
                                                           ---------       ---------       ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...       (3,770)        (61,251)         75,596
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.........       14,345          75,596              --
                                                           ---------       ---------       ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...............    $  10,575       $  14,345       $  75,596
                                                           =========       =========       =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for interest expense.........    $  66,141       $  45,772       $  10,726
                                                           =========       =========       =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
Transfer of foreclosed real estate and loans to
  unconsolidated subsidiary............................    $      --       $      --       $ (47,633)
                                                           =========       =========       =========
Loan foreclosures......................................    $  (5,169)      $    (945)      $  (9,095)
                                                           =========       =========       =========
Common stock dividends declared but not paid...........    $      --       $  10,458       $   6,275
                                                           =========       =========       =========
Redeemable preferred stock dividends declared but not
  paid.................................................    $     149       $      --       $      --
                                                           =========       =========       =========
Fair value of stock options granted....................    $      --       $      --       $   3,600
                                                           =========       =========       =========
Deposits used in purchases of operating real estate....    $      --       $  11,105       $      --
                                                           =========       =========       =========
Issuance of redeemable preferred stock in exchange for
  common stock.........................................    $ (46,312)      $      --       $      --
                                                           =========       =========       =========
Repurchase agreements assumed..........................    $  94,776
                                                           =========       =========       =========
Transfer of interest in unconsolidated subsidiary......    $   5,169
                                                           =========       =========       =========

                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1.  ORGANIZATION

     Newcastle Investment Corp. (formerly Fortress Investment Corp.) ("Newcastle" or the "Company") is a Maryland corporation that invests in real estate-related assets on a global basis, focusing on undervalued and distressed assets. Its primary businesses are (1) investing in commercial properties leased to third parties, (2) investing in portfolios of distressed, sub-performing and performing residential and commercial mortgage loans and related properties acquired in foreclosure or by deed-in-lieu of foreclosure, (3) investing in marketable real estate-related debt securities, and (4) making short-term, secured loans to third-party owners of either real estate or portfolios of mortgage loans. See Note 6 for additional information regarding the Company's industry segments.

     The consolidated financial statements include the accounts of Newcastle and its controlled subsidiaries, which include Fortress Partners, L.P. (the "Operating Partnership"), its primary investment subsidiary, for the period from May 11, 1998 (date at formation) through December 31, 2000.

     Newcastle was incorporated on May 11, 1998 and was initially capitalized through the sale of 50 shares of common stock for $1,000. In June 1998, Newcastle completed a private offering for the sale of 20,353,400 shares of common stock (the "Private Offering"), subject to an over-allotment option granted to NationsBank Montgomery Securities LLC (the "Initial Purchaser"). The proceeds of the Private Offering, net of expenses, were approximately $374.1 million. In July 1998, the Initial Purchaser exercised its over-allotment option and purchased an additional 559,001 shares of common stock, resulting in additional proceeds of approximately $10.4 million. The Initial Purchaser was obligated to sell the common stock only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to accredited investors in accordance with Regulation D under the Securities Act. In addition, in July 1998, certain employees of Fortress Investment Group LLC (the "Manager") purchased 4,288 shares of common stock resulting in additional proceeds of approximately $0.1 million. In 2000, Newcastle repurchased 4,416,974 shares of common stock for $32.2 million of cash and $46.3 million of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred"). At December 31, 2000, Newcastle had 16,499,765 common shares issued and outstanding.

     The Series A Preferred has a $20 liquidation preference and pays dividends of $2.00 per share for one year, $2.50 per share in the second year, and $3.00 per share each year thereafter. The Series A Preferred is convertible after two years at a price of $17 per common share and can also be redeemed by the holder at the liquidation preference amount at that time. Newcastle can redeem the Series A Preferred at such price at any time. Approximately $20.2 million of the Series A Preferred remained outstanding at December 31, 2000.

     Newcastle has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 (the "Code"). As such, Newcastle will generally not be subject to federal income tax on that portion of its income that is distributed to shareholders if it distributes at least 95% (90% effective 2001) of its REIT taxable income to its shareholders by the due date of its federal income tax return and complies with various other requirements.

     The Company has entered into a management agreement (the "Management Agreement," further described in Note 12) with the Manager under which the Manager advises the Company on various aspects of its business and manages its day-to-day operations, subject to the supervision of the Company's board of directors. For its services, the Manager receives an annual management fee, as defined in the Management Agreement.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     BASIS OF ACCOUNTING -- The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and include the accounts of Newcastle, the Operating Partnership, and their consolidated subsidiaries. All significant intercompany transactions and balances have been eliminated. The Company consolidates those entities in which it has an investment of 50% or more and has control over significant operating, financial and investing decisions of the entity. For entities in which the Company has an investment of less than 50%, or over which it does not exercise significant control, it uses the equity method of accounting. Minority interest represents the ownership in certain consolidated subsidiaries held by entities other than the Company.


     Certain prior year amounts have been reclassified to conform to the current year presentation.

     RISKS AND UNCERTAINTIES -- In the normal course of business, the Company encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on the Company's loans, leases, and securities that results from a borrower's, lessee's or derivative counterparty's inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of investments in loans and real estate or in hedging instruments due to changes in interest rates or other market factors, including the value of the collateral underlying loans and the valuation of real estate held by the Company. Concentrations of risks include the leasing of a substantial portion of the Company's operating real estate to two tenants as described in Note 4. Management believes that the carrying values of its investments are reasonable taking into consideration these risks along with estimated collateral values, payment histories, and other borrower information.

     The Company also invests in real estate, or mortgage loans secured by real estate, located outside of the United States. The Company's international operations are subject to the same risks associated with its United States operations as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, potential adverse tax consequences and the burden of complying with a wide variety of foreign laws.

     Additionally, the Company is subject to significant tax risks. If Newcastle were to fail to qualify as a REIT in any taxable year, Newcastle would be subject to federal income tax on its taxable income at regular corporate rates, which could be material. Unless entitled to relief under certain provisions of the Code, Newcastle could also be disqualified from taxation as a REIT for the four taxable years following the year during which it failed to qualify as a REIT.

     USE OF ESTIMATES -- The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     FEDERAL INCOME TAXES -- Newcastle expects to qualify as a REIT under the Code. A REIT will generally not be subject to federal income taxation on that portion of its income that is distributed to shareholders if it distributes at least 95% (90% effective 2001) of its REIT taxable income by the due date of its federal income tax return and complies with certain other requirements. Since the Company distributed 100% of its 2000, 1999 and 1998 taxable income, no provision has been made for federal income taxes in the accompanying consolidated financial statements.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Taxable distributions relating to 1998, 1999 and 2000 were taxable as follows:

                                                     DIVIDENDS   ORDINARY
                                                     PER SHARE    INCOME    RETURN OF CAPITAL
                                                     ---------   --------   -----------------
1998...............................................    $0.59      100.00%            --%
1999...............................................    $1.50       48.56%         51.44%
2000...............................................    $1.50       61.93%         38.07%

     CASH AND CASH EQUIVALENTS AND RESTRICTED CASH -- The Company considers all highly liquid short-term investments with maturities of 90 days or less when purchased to be cash equivalents. Restricted cash consisted of amounts held by third parties in margin accounts of $1.5 million and $0.8 million at December 31, 2000 and 1999, respectively, related to certain derivative hedge agreements, restricted property operating accounts of $8.4 million and $11.5 million at December 31, 2000 and 1999, respectively, and cash held by trustees related to certain of the Company's investments of $2.6 million and $1.1 million at December 31, 2000 and 1999, respectively. Certain amounts on deposit with major financial institutions exceed insured limits.

     INVESTMENT IN MARKETABLE SECURITIES -- The Company has classified its investment in marketable securities as available for sale. Securities available for sale are carried at market value with the net unrealized gains or losses reported as a separate component of accumulated other comprehensive income. At disposition, the net realized gain or loss is determined on the basis of the cost of the specific investments and is included in earnings. Unrealized losses on securities are charged to earnings if they reflect a decline in value that is other than temporary.

     The Company held the following investments classified as marketable securities available for sale:

                                                                                 UNREALIZED HOLDING
                                         COST BASIS            FAIR VALUE              LOSSES
                                     -------------------   -------------------   -------------------
TYPE                                 12/31/00   12/31/99   12/31/00   12/31/99   12/31/00   12/31/99
----                                 --------   --------   --------   --------   --------   --------
REIT #1 common equity
  securities(a)....................  $ 3,035    $ 4,641    $ 2,080    $ 2,727      $955      $1,914
REIT #2 common equity
  securities(b)....................       --      4,103         --      3,687        --         416
REIT #2 preferred equity
  securities(b)....................       --     12,075         --     12,075        --          --
REIT #3 preferred equity
  securities(c)....................       --     51,221         --     51,221        --          --
CMBS #1(d).........................    4,787         --      4,787         --        --          --
CMBS #2(d).........................    6,504         --      6,504         --        --          --
CMBS #3(d).........................   27,120         --     27,120         --        --          --
                                     -------    -------    -------    -------      ----      ------
                                     $41,446    $72,040    $40,491    $69,710      $955      $2,330
                                     =======    =======    =======    =======      ====      ======

---------------

(a) In June 1999, the Company sold 215,400 shares of REIT #1 for net proceeds of approximately $6.0 million, at a loss of approximately $1.1 million. During 2000, the Company sold 55,900 shares of REIT #1 for net proceeds of approximately $1.1 million at a loss of approximately $0.5 million. In January 2001, the Company sold the remaining 105,675 shares of REIT #1 for net proceeds of approximately $2.1 million at a loss of approximately $1.0 million.

(b) See Note 6 regarding the Company's tender offer for the REIT #2 common equity securities.

(c) The REIT #3 preferred equity securities were transferred to the Fund (Note
    13) in January 2000 at market value, which approximated their book value.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(d) Acquired from ICH (Note 6). CMBS #1 is encumbered by a $1.7 million repurchase agreement at December 31, 2000. CMBS #1 has a maturity of November 2007, CMBS #2 has a maturity of August 2025, and CMBS #3 has a maturity of June 2008.

     LOANS AND MORTGAGE POOLS RECEIVABLE AND CBO COLLATERAL -- The Company invests in performing, sub-performing, and non-performing individual loans, loan portfolios, and securities secured by loans or loan portfolios for prices generally at or below face value. Loans and mortgage pools receivable are presented in the consolidated balance sheet net of any unamortized discount and an allowance for loan losses. Discounts are accreted into interest income based upon a comparison of actual collections and expected collections. Income is not accrued on non-performing loans; cash received on such loans is treated as income to the extent of interest previously accrued. Interest income with respect to non-discounted loans is recognized on an accrual basis. Deferred fees and costs are recognized as interest income over the terms of the loans using a method that approximates the interest method. Upon settlement of loans, the excess (or deficiency) of proceeds over the net carrying value of the loan is recognized as a gain (or loss) in the period of settlement.

     ALLOWANCE FOR LOAN AND MORTGAGE POOL LOSSES -- The Company periodically evaluates loans for impairment. Commercial and residential real estate loans are considered to be impaired, for financial reporting purposes, when it is probable that the Company will be unable to collect all principal or interest when due according to the contractual terms of the original loan agreements, or for loans purchased at a discount for credit losses, when the Company determines that it is probable that it would be unable to collect as anticipated. Upon determination of impairment, the Company establishes specific valuation allowances, through provisions for losses, based on the estimated fair value of the underlying real estate collateral using a discounted cash flow analysis (see
Note 7). The allowance for each loan pool is maintained at a level believed adequate by management to absorb probable losses. It is the Company's policy to establish an allowance for uncollectible interest on performing loans that are past due more than 90 days or sooner when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. Upon such a determination, those loans are placed on non-accrual status and deemed to be non-performing. Actual losses may differ from the Company's estimates.

     RENTAL AND ESCALATION INCOME -- Contractual minimum rental income is recognized on a straight-line basis over the terms of the related operating leases. The excess of straight-line rents above contractual amounts was $2.5 million, $2.8 million and $0.8 million during 2000, 1999 and 1998, respectively. Expense recoveries are included in rental and escalation income.

     INVESTMENT IN REAL ESTATE -- Investment in real estate is recorded at cost less accumulated depreciation. Depreciation is computed on a straight-line basis. Buildings are depreciated over 40 years. Major improvements are capitalized and depreciated over their estimated useful lives. Fees and costs incurred in the successful negotiation of leases are deferred and amortized on a straight-line basis over the terms of the respective leases. Expenditures for repairs and maintenance are expensed as incurred. Foreclosed real estate, held for sale, is recorded in Receivables and Other Assets at the lower of its cost or fair value less cost to sell and is not depreciated. The Company reviews its real estate assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. No material impairment was recorded during 2000, 1999 or 1998.

     DEFERRED COSTS -- Deferred costs consist primarily of costs incurred in obtaining financing (amortized over the term of such financing using the interest method) and external costs related to probable acquisitions. During 2000, 1999 and 1998, approximately $2.5 million, $0.9 million and $0.3 million of financing costs were amortized into interest expense, respectively.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     NET INCOME PER COMMON SHARE -- Net income per common share is calculated using net income available for common shareholders, on the basis of the weighted average number of common shares outstanding plus the additional dilutive effect of common stock equivalents during each period. The Company did not have any dilutive common stock equivalents during 2000, 1999 or 1998. Net income available for common shareholders is equal to net income less preferred dividends and accretion of the discount on the Series A Preferred.

     STOCK OPTIONS -- The Company accounts for stock options granted to non-employees in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The fair value of the options issued as compensation to the Manager for its efforts in raising capital for the Company was recorded in 1998 as an increase in stockholders' equity with an offsetting reduction of capital proceeds received. No options were issued in 2000 or 1999.

     DERIVATIVES AND HEDGING ACTIVITIES -- Derivative transactions are entered into solely for risk-management purposes (hedging). The decision of whether or not a given transaction/position (or portion thereof) is hedged is made on a case-by-case basis, based on the risks involved and other factors as determined by senior management, including restrictions imposed by the Internal Revenue Code among others. In determining whether to hedge a risk, the Company may consider whether other assets, liabilities, firm commitments and anticipated transactions already offset or reduce the risk. All transactions undertaken as hedges are entered into with a view towards minimizing the potential for economic losses that could be incurred by the Company. Generally, all derivatives entered into are intended to qualify as hedges under GAAP, unless specifically stated otherwise. To this end, terms of hedges are matched closely to the terms of hedged items.

  DESCRIPTION OF THE RISKS BEING HEDGED:

     (1) Interest rate risk, existing positions -- The Company generally hedges the aggregate risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. The Company generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

        In order to reduce such risks, the Company may enter into swap agreements whereby the Company would receive floating rate payments in exchange for fixed rate payments, effectively converting the borrowing to fixed rate. The Company may also enter into cap agreements whereby, in exchange for a fee, the Company would be reimbursed for interest paid in excess of a certain cap rate.

     (2) Interest rate risk, anticipated transactions -- The Company may hedge the aggregate risk of interest rate fluctuations with respect to anticipated transactions, primarily anticipated borrowings. The primary risk involved in an anticipated borrowing is that interest rates may increase between the date the transaction becomes probable and the date of consummation. The Company generally intends to hedge only the risk related to changes in the benchmark interest rate (LIBOR or a Treasury rate).

        In order to "lock in" the rate on the date of forecast, the Company may enter into swap agreements whereby the Company would receive fixed rate payments in exchange for floating rate payments. The value of such a swap should vary inversely with the expected proceeds of a given fixed rate borrowing in the future, assuming the terms of the swap and borrowing are properly matched. At the date the borrowing occurs, the swap is unwound at a gain or loss which should equal the change in expected proceeds between the date of forecast and the date of consummation which result from changes in market interest rates, effectively hedging such changes.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     (3) Foreign currency rate risk, net investments -- The Company may hedge the aggregate risk of fluctuations in the exchange rate between a foreign currency, in which the Company has made a net investment, and the U.S. dollar.

        In order to reduce the risk, the Company may maintain a short position in the applicable foreign currency. The amount of the position would be equal to the anticipated net equity in the foreign investment at a forward date, as denominated in the foreign currency. This effectively locks in the current exchange rate on the Company's net equity position for the period of such position.

     The Company has employed interest rate swaps primarily in four ways: (i) to hedge fluctuations in the fair value of the fixed lease payments underlying its revenue-producing real estate in Canada, (ii) to hedge the anticipated GSA Securitization (Note 10), which occurred in May 1999, (iii) to hedge the anticipated securitization of the CBO Collateral (Note 10), which occurred in July 1999, and (iv) to hedge its exposure to changes in market interest rates with respect to its floating rate debt.

     To qualify for cash flow hedge accounting, the interest rate swaps must meet certain criteria, including (1) the items to be hedged expose the Company to interest rate risk, (2) the interest rate swaps reduce the Company's exposure to interest rate risk, and (3) with respect to an anticipated transaction, such transaction is probable. Correlation and effectiveness are periodically assessed based upon a comparison of the relative changes in the fair values of the interest rate swaps and the items being hedged.

     With respect to interest rate swaps which were designated as hedges of the fair value of lease payments, periodic net payments and any gain or loss from fluctuations in the fair value of the interest rate swaps were capitalized as adjustments to deferred rent and are being recognized over the term of the leases as adjustments to rental income. The Company's hedge of such payments was terminated in 1999. As of December 31, 2000 and 1999, $1.9 million and $2.2 million of such losses were deferred, net of amortization, respectively.

     With respect to interest rate swaps which have been designated as hedges of anticipated refinancings, periodic net payments were recognized currently as adjustments to interest expense; any gain or loss from fluctuations in the fair value of the interest rate swaps was recorded as a deferred hedging gain or loss and treated as a component of the anticipated transaction at the time of such transaction. In the event the anticipated refinancing failed to occur as expected, the deferred hedging credit or charge was recognized currently in income. The Company's hedges of such refinancings were terminated upon the consummation of such refinancings. As of December 31, 2000 and 1999, $13.7 million and $18.9 million of such gains were deferred, net of amortization, respectively.

     With respect to interest rate swaps which have been designated as hedges of the Company's exposure to changes in market interest rates with respect to its floating rate debt, periodic net payments are recognized currently as adjustments to interest expense ($0.9 million decrease and $2.9 million increase in 2000 and 1999, respectively); any unrealized gain or loss from fluctuations in the fair value of such swaps is disclosed in Note 7.

     With respect to interest rate swaps which have not been designated as hedges, any net payments under, or fluctuations in the fair value of, such swaps has been recognized currently in income.

     The Company also uses interest rate cap agreements to hedge its exposure to changes in market interest rates with respect to certain floating rate borrowings. Payments under and changes in the fair value of these agreements are treated similarly to the swaps described above. Premiums paid are capitalized and amortized into interest expense using the interest method over the life of the cap.

     FOREIGN CURRENCY OPERATIONS -- Assets and liabilities relating to foreign operations are translated using exchange rates as of the end of each reporting period. The results of the Company's foreign operations are

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in other comprehensive income.

     Foreign exchange contracts are, from time to time, used to hedge the Company's net investments in its foreign operations. Gains and losses on foreign exchange contracts which qualify as hedges of net investments in foreign operations as well as changes in the market value of these instruments are included in accumulated other comprehensive income. Upon sale or liquidation of its investment in a foreign operation, the related amount in accumulated other comprehensive income is reclassified to transaction gain or loss in the period of such liquidation.

     Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency, except those transactions which qualify as a hedge of an identifiable foreign currency commitment, or as a hedge of a foreign currency investment position, are included currently in income.

     COMPREHENSIVE INCOME -- SFAS No. 130 "Reporting Comprehensive Income" requires the inclusion of comprehensive income in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For the Company's purposes, comprehensive income represents net income, as presented in the statements of operations, adjusted for net foreign currency translation adjustments and unrealized gains or losses on marketable securities held for sale. Accumulated other comprehensive income at December 31, 2000 represented $2.4 million of net foreign currency translation loss adjustments and $1.0 million of net unrealized gains on marketable securities.

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES -- In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that the Company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to variable cash flows of a forecasted transaction or of a net investment in a foreign operation. The accounting for changes in the fair value of a derivative (whether through earnings or outside earnings, through comprehensive income) depends on the intended use of the derivative and the resulting designation. Derivatives that do not qualify as hedges are marked through current earnings. Derivatives that qualify as cash flow hedges or hedges of foreign currency exposures in a net investment in a foreign operation are marked through a comprehensive income and recognized in earnings during the same period as the hedged item to the extent they are effective. The ineffective portion of the mark on, or cash flows from, any hedge is recognized currently in earnings.

     The Company has adopted SFAS 133, as amended, as of January 1, 2001 and, therefore, its effects are not yet reflected in the Company's consolidated financial statements. The Company expects that all of the derivatives it is a party to at December 31, 2000 which are designated as hedges will continue to qualify as cash flow hedges under SFAS 133. Such derivatives are comprised of interest rate swaps and caps used to reduce the Company's exposure to changes in market interest rates, primarily LIBOR, with respect to its floating rate debt. The Company has entered into four derivatives that are not designated as hedges, as part of the negotiated sale of a portion of the CBO Securitization (Note 10). Changes in the value of these

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

instruments have been, and will continue to be recorded currently in earnings. SFAS 133 is expected to have the following effects on the Company:

     (1) Increased documentation of hedge relationships is required. This documentation has been completed by the Company and updated through January 1, 2001. It will continue to be updated on a quarterly basis or upon the occurrence of each hedging transaction.

     (2) More rigorous criteria for "effectiveness" must be met in order for a derivative to qualify for hedge accounting. In addition, any ineffectiveness in a qualified hedging relationship must be recorded currently in earnings. While the Company believes its derivatives currently treated as hedges will continue to qualify as hedges under SFAS 133, this requirement will result in some increased volatility in earnings which is not expected to be material. Effectiveness is required to be re-evaluated on a periodic basis.

     (3) A change in the method of accounting for interest rate cap hedges is required. Previously, the Company capitalized premiums related to such caps and amortized them into expense. Under SFAS 133, such caps will be marked to market. The value of such caps includes an intrinsic value component and a time value component. Changes in intrinsic value, to the extent they are effective as hedges, will be marked through comprehensive income. Changes in time value are ineffective as hedges and will be marked directly to earnings. This will result in increased volatility in both earnings and comprehensive income to the Company over the life of the respective caps. Such volatility will, in all likelihood, be material. The net impact on earnings and comprehensive income over the lives of the respective caps, assuming that they continue to be effective as hedges and are held to maturity, will be unchanged from the Company's prior accounting policies. See Note 7 regarding the fair value of such caps at December 31, 2000.

     (4) A change in the method of accounting for interest rate swap hedges is required. Prospectively, the Company must mark its swaps which qualify as hedges through comprehensive income; these swaps were not previously required to be marked. This will result in increased volatility in comprehensive income to the Company over the lives of the respective swaps. Such volatility may be material. The net impact on comprehensive income over the lives of the respective swaps, assuming that they continue to be effective as hedges and are held to maturity, will be unchanged from the Company's prior accounting policies. See Note 7 regarding the fair value of such swaps at December 31, 2000.

     (5) The Company's future consolidated financial statements will contain increased disclosures regarding the Company's hedges, their effectiveness, amounts reported in earnings and comprehensive income based on the changes described above, and events which would trigger recognition in earnings of amounts recorded in comprehensive income.

     ORGANIZATION COSTS -- The AICPA has issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities." This SOP requires costs of start-up activities and organizational costs to be expensed as incurred and was effective for financial statements for fiscal years beginning after December 15, 1998. The initial application of this SOP has been recorded by the Company in 1999 as a cumulative effect of a change in accounting principle. The Company carried approximately $0.5 million of net deferred organizational costs on its books as of December 31, 1998 that were written off in 1999. Had these costs been written off in 1998, net income for the period would have been reduced by $0.5 million, or $0.02 per share.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3.  LOAN PORTFOLIO

     Loans and mortgage pools receivable consisted of the following at December 31, 2000 and 1999:

                                                                                      INDIVIDUAL
2000                                                           TOTAL     LOAN POOLS     LOANS
----                                                          --------   ----------   ----------
Residential real estate loans...............................  $ 48,596    $ 48,596     $    --
Commercial real estate loans................................    81,025       4,412      76,613
                                                              --------    --------     -------
Total mortgage loans........................................   129,621      53,008      76,613
Unaccreted discount.........................................    (1,095)     (1,095)         --
Allowance for loan losses (a)...............................   (21,569)    (21,404)       (165)
                                                              --------    --------     -------
Loans receivable, net.......................................  $106,957    $ 30,509     $76,448
                                                              ========    ========     =======

---------------

(a) During 2000, the Company recorded allowances on existing loan portfolios of approximately $1.2 million (which is included in Gain (Loss) on Settlement of Investments) and settled and foreclosed loans which had an aggregate allowance of approximately $5.0 million on the date of settlement. The total allowance also decreased $1.2 million as a result of foreign currency fluctuations.

                                                                                      INDIVIDUAL
1999                                                           TOTAL     LOAN POOLS     LOANS
----                                                          --------   ----------   ----------
Residential real estate loans...............................  $ 79,779    $ 63,400     $ 16,379
Commercial real estate loans................................   101,093      15,854       85,239
                                                              --------    --------     --------
Total mortgage loans........................................   180,872      79,254      101,618
Unaccreted discount.........................................    (1,787)     (1,787)          --
Allowance for loan losses (b)...............................   (26,371)    (26,371)          --
                                                              --------    --------     --------
Loans receivable, net.......................................  $152,714    $ 51,096     $101,618
                                                              ========    ========     ========

---------------

(b) During 1999, the Company recorded allowances on the acquisitions of certain non-performing loan portfolios of approximately $18.0 million, recorded allowances on existing loan portfolios of approximately $4.4 million (which is included in Gain (Loss) on Settlement of Investments), and settled and foreclosed loans which had an aggregate allowance of approximately $5.9 million on the date of settlement.

     The average net balance of the Company's mortgage pools was approximately $37.2 million during 2000 on which the Company earned approximately $5.7 million of gross revenues.

     The following table sets forth certain information regarding individual mortgage loans:

LOAN
#                           COLLATERAL           LOCATION     INTEREST RATE  FINAL MATURITY DATE    PAYMENT TERMS
----                   ---------------------  --------------  -------------  --------------------  ---------------
1....................       Residential       New York State  LIBOR + 4.1%   Repaid October 2000   Interest Only
                            Properties
2....................      Retail Stores        19 States     LIBOR + 4.0%      December 2004      Interest Only
3....................  Commercial Properties      Canada      LIBOR + 3.5%   Repaid February 2000  Interest Only
                         Under Development
4....................       Residential         California       10.75%          October 2026      Interest Only
                            Properties
5....................       Residential         Wisconsin        9.25%       Repaid February 2001  Interest Only
                            Properties

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         FACE AMOUNT         CARRYING AMOUNT     DELINQUENCY STATUS      ENCUMBRANCES
                                     -------------------   -------------------   ------------------   -------------------
LOAN #                 PRIOR LIENS   12/31/00   12/31/99   12/31/00   12/31/99        12/31/00        12/31/00   12/31/99
------                 -----------   --------   --------   --------   --------   ------------------   --------   --------
1....................     None       $    --    $16,379    $    --    $16,379           N/A              None       None
2....................     None       $75,391    $80,381    $75,391    $80,381         Current         $48,862    $52,337
3....................     None       $    --    $ 4,858    $    --    $ 4,858           N/A              None       None
4....................     None       $ 1,087    $    --    $   928    $    --    Past Due 90+days        None       None
5....................     None       $   135    $    --    $   129    $    --    Past Due 90+days        None       None

     The following table sets forth certain additional information regarding mortgage loan pools:

                                             12/31/2000
                        ----------------------------------------------------       CARRYING AMOUNT       PRINCIPAL AMOUNT
                                                                                         (A)               OVER 90 DAYS
                         RANGE OF LOAN    RANGE OF INTEREST   RANGE OF FINAL   -----------------------     PAST DUE AT
TYPE OF COLLATERAL         BALANCES             RATES           MATURITIES     12/31/2000   12/31/1999      12/31/2000
------------------      ---------------   -----------------   --------------   ----------   ----------   ----------------
Primarily Residential
  Portfolios..........   Under $100,000       0.00%-27.8%      0-30.4 years     $12,504      $19,044         $ 8,874
                              $100,000-       0.00%-16.0%      0-27.5 years       8,545       11,586           7,943
                               $200,000
                          Over $200,000       0.00%-12.0%      0-27.5 years       8,786        9,460          19,384
                                                                                -------      -------         -------
        Subtotal......                                                           29,835       40,090          36,201
                                                                                -------      -------         -------
Primarily Commercial
  Portfolios..........   Under $500,000      7.00%-11.00%       0-1.9 years         530        3,794             183
                              $500,000-                                              --          482              --
                             $1,000,000
                        Over $1,000,000     10.75%-13.50%                (B)        144        6,730           3,513
                                                                                -------      -------         -------
        Subtotal......                                                              674       11,006           3,696
                                                                                -------      -------         -------
        Total mortgage
          loan
          pools.......                                                          $30,509      $51,096         $39,897
                                                                                =======      =======         =======

---------------

(A) The primarily residential portfolios were encumbered by $14.5 million and $22.9 million of debt at December 31, 2000 and 1999, respectively. The primarily commercial portfolios where encumbered by $2.9 million of debt at December 31, 1999.

(B) These loans have passed their stated maturities and are considered non-performing loans.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

4.  OPERATING REAL ESTATE

     Investments in operating real estate consisted of the following commercial properties:

                                                              12/31/00   12/31/99
                                                              --------   --------
Land........................................................  $ 62,585   $ 63,817
U.S. properties.............................................   392,154    389,797
Canadian properties.........................................    49,015     50,076
Belgian properties..........................................    63,169     68,974
                                                              --------   --------
Total.......................................................   566,923    572,664
Accumulated depreciation....................................   (26,384)   (13,815)
                                                              --------   --------
Investment in real estate, net..............................  $540,539   $558,849
                                                              ========   ========

     The North American properties are primarily leased on a long-term basis to the General Services Administration of the U.S. Government ("GSA") (the "GSA Properties") and Bell Canada, a wholly-owned subsidiary of BCE, Inc. (the "Bell Canada Properties"). The Belgian properties (the "Belgian Properties") are leased to a variety of tenants. For 2000, approximately 67.9% of the Company's consolidated rental and escalation income was attributable to GSA and approximately 20.6% was attributable to Bell Canada. For 1999, approximately 66.8% of the Company's consolidated rental and escalation income was attributable to GSA and approximately 25.0% was attributable to Bell Canada. For 1998, approximately 88% of the Company's consolidated rental and escalation income was attributable to GSA. The GSA leases expire over various dates through the year 2018 and the Bell Canada leases expire over various dates through the year 2007. Each Bell Canada lease contains one five- year lease renewal option and provides for a significant payment due upon expiration of the lease. These terminal payments have been included in the calculation of straight-line rental income assuming that each lease is renewed once. The Belgian Properties and three of the GSA Properties were acquired in 1999.

     In addition to minimum rent, GSA leases generally include an annual rental escalation based on the increase in the Consumer Price Index ("CPI") applied to the portion of the base rent attributable to operating expenses, as well as a provision requiring GSA to pay all increases in taxes over the base year. The leases to Bell Canada provide for the reimbursement of substantially all operating expenses and property taxes plus an administrative fee. The leases on the Belgian Properties provide for annual increases in base rent based on the change in the Sante Index, as well as payment of increases in operating expenses and real estate taxes over base year amounts. The following is a schedule by year of the future minimum rental payments to be received under the non-cancelable operating leases:

2001........................................................   $ 58,109
2002........................................................     53,431
2003........................................................     49,535
2004........................................................     48,020
2005........................................................     45,305
Thereafter..................................................    203,141
                                                               --------
                                                               $457,541
                                                               ========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
The following table sets forth certain information concerning the operating real estate portfolio:

                                                                                            GROSS CARRYING AMOUNT AT
                                                INITIAL COSTS                                       12/31/00              12/31/2000
                                            ----------------------                       ------------------------------   --------
                                                       BLDG. AND     COSTS CAP SUBSEQ.             BLDG. AND
TYPE OF PROPERTY            LOCATION        LAND(A)   IMPROV'S.(A)     TO ACQ'S (A)       LAND     IMPROV'S    TOTAL(B)   ENCUMB.
----------------       ------------------   -------   ------------   -----------------   -------   ---------   --------   --------
Off. Bldg. ..........  Aurora, CO           $  720      $ 12,167          $  628         $   720   $ 12,795    $ 13,515   $  9,971
Warehouse............  Burlington, NJ        4,850        89,390             699           4,850     90,089      94,939     79,875
Off. Bldg. ..........  Philadelphia, PA      1,095        12,977              41           1,095     13,018      14,113     11,510
Off. Bldg. ..........  Concord, MA           2,100        14,175              28           2,100     14,203      16,303     14,841
Off. Bldg. ..........  Huntsville, AL          351        12,180           1,785             351     13,965      14,316     10,856
Off. Bldg. ..........  Norfolk, VA             318         5,044              67             318      5,111       5,429      4,260
Off. Bldg. ..........  Lakewood, CO            459         5,388              33             459      5,421       5,880      5,835
Off. Bldg. ..........  Providence, RI        1,630        16,824             145           1,630     16,969      18,599     16,913
Off. Bldg. ..........  Sacramento, CA        8,125        55,687             519           8,125     56,206      64,331     52,262
Off. Bldg. ..........  Suffolk, VA             924        36,450             330             924     36,780      37,704     29,071
Off. Bldg. ..........  Washington, DC        6,482        29,749              16           6,482     29,765      36,247     32,089
Off. Bldg. ..........  Houston, TX           2,800        11,092              85           2,800     11,177      13,977     10,848
Off. Bldg. ..........  San Diego, CA         1,600        25,254               5           1,600     25,259      26,859     22,131
Off. Bldg. ..........  Kansas City, KS       5,679        32,179              12           5,679     32,191      37,870     31,339
Off. Bldg. ..........  Kansas City, MO       5,152        29,202              --           5,152     29,202      34,354     24,800
Off. Bldg. ..........  Etobicoke, ON           367         8,999             557             367      9,556       9,923      5,616
Off. Bldg. ..........  London, ON              807        14,531             199             807     14,730      15,537      8,729
Off. Bldg. ..........  Hamilton, ON            487         3,593              --             487      3,593       4,080      2,362
Industrial...........  Toronto, ON           7,191        19,566             101           7,191     19,667      26,858     16,567
Off. Bldg. ..........  Kingston, ON            200         1,369             101             200      1,470       1,670        959
Off. Bldg. ..........  G. Bijgaarden, BEL    1,389         7,512             170           1,389      7,682       9,071      8,475
Off. Bldg. ..........  Brussels, BEL         3,740        20,778               5           3,740     20,783      24,523     22,910
Off. Bldg. ..........  Brussels, BEL           629         3,495             134             629      3,629       4,258      2,393
Off. Bldg. ..........  Brussels, BEL         1,603         8,920               7           1,603      8,927      10,530      9,839
Off. Bldg. ..........  Waterloo, BEL         1,027         5,728              12           1,027      5,740       6,767      4,562
Off. Bldg. ..........  Zaventem, BEL           919         5,124              33             919      5,157       6,076      4,873
Off. Bldg. ..........  Brussels, BEL           745         4,176              61             745      4,237       4,982      3,637
Warehouse............  Zaventem, BEL           508         2,833              --             508      2,833       3,341      1,513
Off. Bldg. ..........  Brussels, BEL           688         3,876             307             688      4,183       4,871      3,492
                                            -------     --------          ------         -------   --------    --------   --------
        TOTALS:                             $62,585     $498,258          $6,080         $62,585   $504,338    $566,923   $452,528
                                            =======     ========          ======         =======   ========    ========   ========

                                      UNAUDITED
                                 -------------------
                       12/31/2000
                       --------------
                       ACCUM.           NET RENTABLE
TYPE OF PROPERTY        DEPR.    OCC.     SQ. FT.      ACQ. DATE
----------------       -------   ----   ------------   ---------
Off. Bldg. ..........  $   776   100%      116,500        7/98
Warehouse............    5,551   100%    1,048,631        7/98
Off. Bldg. ..........      801   100%       93,552        7/98
Off. Bldg. ..........      872   100%      104,527        7/98
Off. Bldg. ..........      762   100%      118,040        7/98
Off. Bldg. ..........      320   100%       53,830        7/98
Off. Bldg. ..........      337    88%       82,845        7/98
Off. Bldg. ..........    1,070   100%      163,000        7/98
Off. Bldg. ..........    3,495    99%      323,456        7/98
Off. Bldg. ..........    2,287   100%      278,978        7/98
Off. Bldg. ..........    1,829   100%      162,038        7/98
Off. Bldg. ..........      693    98%      138,000        7/98
Off. Bldg. ..........    1,131   100%      144,327        3/99
Off. Bldg. ..........    1,173   100%      182,554        7/99
Off. Bldg. ..........      822   100%      204,607       11/99
Off. Bldg. ..........      499   100%      177,212       10/98
Off. Bldg. ..........      807    96%      326,733       10/98
Off. Bldg. ..........      198   100%      118,787       10/98
Industrial...........    1,081   100%      624,786       10/98
Off. Bldg. ..........       78   100%       45,691       10/98
Off. Bldg. ..........      233   100%       81,763       11/99
Off. Bldg. ..........      588   100%      119,781       11/99
Off. Bldg. ..........      112    72%       26,651       11/99
Off. Bldg. ..........      252   100%       47,038       11/99
Off. Bldg. ..........      163   100%       46,231       11/99
Off. Bldg. ..........      145    91%       65,175       11/99
Off. Bldg. ..........      121    46%       28,180       11/99
Warehouse............       80   100%       55,606       11/99
Off. Bldg. ..........      108     0%       32,206       11/99
                       -------   ---     ---------
        TOTALS:        $26,384    98%    5,010,725
                       =======   ===     =========

---------------

(A) Adjusted for changes in foreign currency exchange rates, which aggregated $7.3 million of losses and $2.3 million of gains between land, building and improvements in 2000 and 1999, respectively.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following is a reconciliation of operating real estate assets and accumulated depreciation:

                                                                 ACCUMULATED
                                                       GROSS     DEPRECIATION     NET
                                                      --------   ------------   --------
Balance at December 31, 1998........................  $386,770     $ (3,697)    $383,073
Purchases...........................................   181,356           --      181,356
Improvements........................................     2,271           --        2,271
Changes in foreign currency exchange rates..........     2,267         (191)       2,076
Depreciation........................................        --       (9,927)      (9,927)
                                                      --------     --------     --------
Balance at December 31, 1999........................   572,664      (13,815)     558,849
                                                      --------     --------     --------
Improvements........................................     1,520           --        1,520
Changes in foreign currency exchange rates..........    (7,261)          52       (7,209)
Depreciation........................................        --      (12,621)     (12,621)
                                                      --------     --------     --------
Balance at December 31, 2000........................  $566,923     $(26,384)    $540,539
                                                      ========     ========     ========

5.  REAL ESTATE DEBT SECURITIES

     During 1999, the Company purchased various commercial mortgage backed securities ("CMBS") and unsecured REIT loans (collectively, the "CBO Collateral"). The CBO Collateral is summarized as follows:

                                                                     RANGE OF     RANGE OF FINAL   DELINQUENCY
                         CARRYING AMOUNT      PRINCIPAL BALANCE    COUPON RATES     MATURITIES       STATUS
                       -------------------   -------------------   ------------   --------------   -----------
                       12/31/00   12/31/99   12/31/00   12/31/99     12/31/00        12/31/00       12/31/00
                       --------   --------   --------   --------   ------------   --------------   -----------
CMBS
  Fixed..............  $216,810   $213,447   $277,011   $277,011    5.50-10.80%     11/07-6/32       Current
  Floating...........    55,019     60,332     66,384     72,884     6.97-7.54%      4/12-9/33       Current
Unsecured REIT loans
  Fixed..............   228,050    220,940    234,815    228,465     6.70-8.88%      9/02-3/13       Current
  Floating...........     9,850      9,950      9,850      9,950   10.96-11.14%    12/02-12/02       Current
                       --------   --------   --------   --------
    Total............  $509,729   $504,669   $588,060   $588,310
                       ========   ========   ========   ========

     The CBO Collateral was initially financed pursuant to a repurchase agreement, which had a balance of $281.2 million immediately prior to the CBO securitization (Note 10). This agreement was satisfied with proceeds from the CBO Securitization.

     In May 2000, pursuant to SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities," as amended, the Company transferred the CBO Collateral from its securities held to maturity category to its securities available for sale category. As a result, the CBO Collateral was marked to market based on broker quotations, which did not result in a significant adjustment to its carrying amount.

6.  INFORMATION REGARDING BUSINESS SEGMENTS

     The Company conducts its business in four primary segments: revenue-producing real estate, real estate debt securities, loan pools and individual loans. Details of the Company's real estate debt securities are shown in Note 5. Details of the Company's real estate investments are shown in Note 4. Details of the Company's loan investments are shown in Note 3. The loan investments are secured by real estate or by loans that are in turn secured by real estate. The loan pool segment includes foreclosed property. The unallocated portion consists primarily of the Company's investment in Fortress Investment Fund LLC, a private equity fund (the "Fund"), interest income on short-term investments, dividends on equity investments and expenses for professional and management fees.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Summary financial data on the Company's segments is given below, together with reconciliation to the same data for the Company as a whole.

                                                       RE DEBT                       INDIV.
                                         REAL ESTATE    SEC'S     LOAN PORTFOLIOS    LOANS     UNALLOCATED     TOTAL
                                         -----------   --------   ---------------   --------   -----------   ----------
2000
Gross revenues.........................   $ 81,203     $46,222        $ 5,675       $  9,940    $ 25,759     $  168,799
Operating expenses.....................    (30,744)       (343)        (2,194)          (119)     (9,111)       (42,511)
                                          --------     --------       -------       --------    --------     ----------
Operating income.......................     50,459      45,879          3,481          9,821      16,648        126,288
Interest expense.......................    (30,505)    (29,663)        (1,899)        (4,684)     (1,766)       (68,517)
Depreciation and amortization..........    (12,668)         --             --             --        (515)       (13,183)
Equity in earnings of unconsolidated
  subsidiaries.........................         --          --             --             --        (980)          (980)
                                          --------     --------       -------       --------    --------     ----------
Income before minority interest........      7,286      16,216          1,582          5,137      13,387         43,608
Minority interest......................        (10)         --           (738)            --          --           (748)
                                          --------     --------       -------       --------    --------     ----------
Net Income.............................   $  7,276     $16,216        $   844       $  5,137    $ 13,387     $   42,860
                                          ========     ========       =======       ========    ========     ==========
Revenue derived from non-U.S. sources:
  Canada...............................   $ 16,742     $    --        $  (191)      $     88    $     --     $   16,639
                                          ========     ========       =======       ========    ========     ==========
  Belgium..............................   $  7,022     $    --        $    --       $     --    $     --     $    7,022
                                          ========     ========       =======       ========    ========     ==========
  Italy................................   $     --     $    --        $ 2,171       $     --    $     --     $    2,171
                                          ========     ========       =======       ========    ========     ==========
Total assets...........................   $576,728     $527,989       $33,603       $ 78,904    $114,190     $1,331,414
                                          ========     ========       =======       ========    ========     ==========
Long lived assets outside the U.S.:
  Canada...............................   $ 55,404     $    --        $    --       $     --    $     --     $   55,404
                                          ========     ========       =======       ========    ========     ==========
  Belgium..............................   $ 72,615     $    --        $    --       $     --    $     --     $   72,615
                                          ========     ========       =======       ========    ========     ==========
1999
Gross revenues.........................   $ 66,272     $28,277        $ 4,763       $ 11,516    $  3,746     $  114,574
Operating expenses.....................    (23,824)       (152)        (2,988)          (131)    (10,201)       (37,296)
                                          --------     --------       -------       --------    --------     ----------
Operating income.......................     42,448      28,125          1,775         11,385      (6,455)        77,278
Interest expense.......................    (23,568)    (17,342)        (2,300)        (3,568)         --        (46,778)
Depreciation and amortization..........    (10,003)         --             --            (10)       (461)       (10,474)
Equity in earnings of unconsolidated
  subsidiaries.........................         --          --         (3,259)            --        (356)        (3,615)
                                          --------     --------       -------       --------    --------     ----------
Income before minority interest........      8,877      10,783         (3,784)         7,807      (7,272)        16,411
Minority interest......................         --          --         (1,258)            --          --         (1,258)
Extraordinary item -- loss on debt
  extinguishment.......................     (2,341)         --             --             --          --         (2,341)
Cumulative effect of change in acct.
  principle............................         --          --             --             --        (513)          (513)
                                          --------     --------       -------       --------    --------     ----------
Net Income.............................   $  6,536     $10,783        $(5,042)      $  7,807    $ (7,785)    $   12,299
                                          ========     ========       =======       ========    ========     ==========
Revenue derived from non-U.S. sources:
  Canada...............................   $ 16,579     $    --        $(3,235)      $    791    $     20     $   14,155
                                          ========     ========       =======       ========    ========     ==========
  Belgium..............................   $    608     $    --        $    --       $     --    $     --     $      608
                                          ========     ========       =======       ========    ========     ==========
  Italy................................   $     --     $    --        $   313       $     --    $     --     $      313
                                          ========     ========       =======       ========    ========     ==========
Total assets...........................   $594,248     $523,660       $68,735       $104,255    $ 90,702     $1,381,600
                                          ========     ========       =======       ========    ========     ==========
Long lived assets outside the U.S.:
  Canada...............................   $ 57,954     $    --        $    --       $     --    $     --     $   57,954
                                          ========     ========       =======       ========    ========     ==========
  Belgium..............................   $ 80,835     $    --        $    --       $     --    $     --     $   80,835
                                          ========     ========       =======       ========    ========     ==========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       RE DEBT                       INDIV.
                                         REAL ESTATE    SEC'S     LOAN PORTFOLIOS    LOANS     UNALLOCATED     TOTAL
                                         -----------   --------   ---------------   --------   -----------   ----------
1998
Gross revenues.........................   $ 23,759     $    --        $ 9,668       $  7,896    $  4,448     $   45,771
Operating expenses.....................     (8,286)         --         (1,413)           (16)     (8,105)       (17,820)
                                          --------     --------       -------       --------    --------     ----------
Operating income.......................     15,473          --          8,255          7,880      (3,657)        27,951
Interest expense.......................     (6,537)         --         (2,598)        (3,558)         --        (12,693)
Depreciation and amortization..........     (3,792)         --           (241)           (27)       (105)        (4,165)
Equity in earnings of unconsolidated
  subsidiaries.........................         --          --            117             --          --            117
                                          --------     --------       -------       --------    --------     ----------
Income before minority interest........      5,144                      5,533          4,295      (3,762)        11,210
Minority interest......................         --          --           (570)            --          --           (570)
                                          --------     --------       -------       --------    --------     ----------
Net Income.............................   $  5,144     $    --        $ 4,963       $  4,295    $ (3,762)    $   10,640
                                          ========     ========       =======       ========    ========     ==========
Revenue derived from non-U.S. sources
  (primarily Canada)...................   $  3,457     $    --        $ 1,261       $  1,207    $     12     $    5,937
                                          ========     ========       =======       ========    ========     ==========
Total assets...........................   $424,558     $    --        $99,995       $137,327    $103,770     $  765,650
                                          ========     ========       =======       ========    ========     ==========
Long lived assets outside the U.S.
  (primarily Canada)...................   $ 55,422     $    --        $    --       $     --    $     --     $   55,422
                                          ========     ========       =======       ========    ========     ==========


     The Company (through its subsidiaries) and the Fund's managing member have committed to contribute approximately $91 million and $9 million, respectively, or approximately 11.5% (approximately 10.5% and 1.0%, respectively) of the Fund's total capital committed, along with other major institutional investors who, together with the Company (through its subsidiaries) and the Fund's managing member, have committed approximately $872.8 million to the Fund over the three years ending April 28, 2003. The percentage capital commitments of the Company (through its subsidiaries) and the managing member are equal to the percentage equity interests of each such entity in the Fund. In January 2000, the Company transferred, in exchange for cash, approximately $51.2 million of preferred equity securities, acquired in December 1999, to the Fund at their market value, which approximated their book value, resulting in no gain or loss being recorded. During 2000, the Company invested approximately $47.2 million in the Fund. The Company accounts for its investment in the Fund under the equity method. The Fund is managed by the Manager pursuant to the managing member's operating agreement and a management agreement between the Manager and the managing member. In accordance with those documents, (a) the Manager is entitled to 100% of the management fee payable by the Fund, (b) the Manager is entitled to 50% of the incentive return payable by the Fund (described in more detail below), (c) the Company is entitled to 50% of the incentive return payable by the Fund and (d) the Company is entitled to receive 100% of the investment returns attributable to the capital invested in the Fund by the managing member.



     The incentive return payable by the Fund to the managing member is generally equal to 20% of the Fund's returns, subject to a 10% preferred return payable to the Fund's investors. The incentive return is subject to clawback under certain circumstances, as described in more detail in Note 12.



     The Company consolidates the financial results of the managing member because the Company owns substantially all of the voting interest in the managing member. During 2000 and 1999, the Manager earned $9.2 million and $0.7 million of management and administrative fees from the Fund, respectively.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     Summarized financial information related to the Company's unconsolidated subsidiaries was as follows:

                                     INCLUDED IN LOAN PORTFOLIOS SEGMENT                 INCLUDED IN UNALLOCATED
                        --------------------------------------------------------------   -----------------------
                                                                                           FORTRESS INVESTMENT
                                  AUSTIN HOLDINGS                FIC MANAGEMENT INC.            FUND LLC
                        ------------------------------------   -----------------------   -----------------------
                        12/31/2000   12/31/1999   12/31/1998   12/31/2000   12/31/1999         12/31/2000
                        ----------   ----------   ----------   ----------   ----------   -----------------------
Assets................   $21,259      $ 31,370     $ 23,743      $  --        $5,941            $434,009
Liabilities...........    (7,207)      (17,482)     (11,140)        --            --                  --
Minority interest.....      (590)         (896)          --         --            --                  --
Equity................   $13,462      $ 12,992     $ 12,603      $  --        $5,941            $434,009
                         =======      ========     ========      =====        ======            ========
Equity held by
  Newcastle...........   $12,733      $ 12,327     $ 11,973      $  --        $5,643            $ 50,694
                         =======      ========     ========      =====        ======            ========
Revenues..............   $ 2,675      $  2,444     $    691      $ 234        $   --            $ 12,953
Expenses..............    (5,001)       (6,997)        (568)      (523)         (375)                 --
Minority interest.....       484         1,123           --         --            --                  --
                         -------      --------     --------      -----        ------            --------
Net income............   $(1,842)     $ (3,430)    $    123      $(289)       $ (375)           $ 12,953
                         =======      ========     ========      =====        ======            ========
Newcastle's equity in
  net income..........   $(1,749)     $ (3,259)    $    117      $(275)       $ (356)           $  1,044
                         =======      ========     ========      =====        ======            ========

     In 1998, the Company and Fortress Principal Investment Group LLC ("FPIG"), an affiliate of the Manager, formed Austin Holdings Corporation ("Austin"). FPIG contributed cash, and the Company contributed its interest in entities that owned certain assets, primarily non-performing loans and foreclosed real estate intended for sale, which were originally acquired as part of a loan pool acquisition. The assets the Company contributed and any income generated from them, are not well suited to be held by a REIT because of the following reasons. If the assets were treated as inventory held for sale in the ordinary course of business, any gain from the sale of these assets would be subject to a 100% excise tax in the hands of a REIT. By holding these assets indirectly through Austin, a corporate entity, the Company instead receives dividend income from the corporation, which is not subject to the 100% excise tax, and is treated as qualifying income for purposes of the REIT 95% income test. The Company holds non-voting preferred stock of Austin. The Company's preferred stock in Austin represents a 95% economic ownership interest in Austin, and has a liquidation preference over the common stockholders. The Company's interest in Austin is accounted for under the equity method. As of December 31, 2000, the Company has no outstanding obligations to Austin except as a contingent obligor on Austin's debt as described in Note 13 to the Company's audited financial statements at December 31, 2000. The Company acquired stock that is non-voting in order to comply with the rule that REITs generally may not hold more than 10% of the voting stock of any corporation. FPIG is the holder of all of the common stock which represents 100% of the vote and 5% of the economic ownership interest of Austin. Austin also owns 100% of the common stock of Ascend Residential Holdings, Inc. ("Ascend"). Ascend's primary business is the acquisition, rehabilitation and sale of single-family residential properties.

     In May 1999, the Company purchased from Impac Commercial Holdings, Inc. ("ICH"), a publicly traded mortgage REIT, approximately $12 million of non-voting Series B Convertible Preferred Stock with a coupon of 8.5%. The preferred stock was initially convertible into 1,683,635 shares of common stock of ICH. Subsequently, during 1999 and 2000, the Company purchased 832,400 shares of common stock of ICH. Additionally, FIC Management Inc. ("FICMI"), an unconsolidated subsidiary of Newcastle created for this purpose, purchased the management contract for ICH for $6 million and subcontracted the management of ICH to the Manager. FICMI was entitled to an incentive fee under the management agreement, as defined, if certain minimum returns were achieved. During the third quarter of 2000, FICMI recognized incentive fee income of $0.2 million based on ICH's achievement of such returns. During 2000 and 1999, ICH reimbursed

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

the Manager for approximately $0.7 million and $1.6 million of expenses pursuant to such contract, respectively, and reimbursed the Company for $0.4 million of such expenses in 2000. These investments were included in the "Unallocated" category. FICMI had substantially the same legal structure as Austin.

     In November 2000 a wholly-owned subsidiary of the Company completed a tender offer for all of the remaining outstanding common shares of ICH. The Company's basis in its investment in ICH was approximately $22.1 million at the date of acquisition. In addition, the Company incurred approximately $44.3 million in connection with its tender offer and assumed approximately $95.7 million of ICH's liabilities, resulting in total assets acquired of $162.1 million (including $12.1 million of cash), based on the "purchase" method of accounting. As part of the transaction, the Company acquired ICH's net operating loss carry-forwards, subject to applicable tax law limitations. Subsequent to the acquisition, the Company sold $108.9 million of the former ICH assets during 2000 for net proceeds of approximately $130.2 million at a gain of approximately $21.3 million, and repaid approximately $92.8 million of the former ICH liabilities. The Company's consolidated financial statements include ICH's results of operations for the period subsequent to the completion of the tender offer.

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     For the majority of the Company's financial instruments, principally loans, fair values are not readily available since there are no active trading markets as characterized by current exchanges between willing parties. Accordingly, fair values can only be derived or estimated using various valuation techniques, such as computing the present value of estimated future cash flows using discount rates commensurate with the risks involved. However, the determination of estimated future cash flows is inherently subjective and imprecise. It should be noted that minor changes in assumptions or estimation methodologies can have a material effect on these derived or estimated fair values, and that the fair values reflected below are indicative of the interest rate environments as of December 31, 2000 and do not take into consideration the effects of subsequent interest rate fluctuations.

     The carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2000 are as follows:

                                              CARRYING   PRINCIPAL BALANCE OR   ESTIMATED FAIR
                                               AMOUNT      NOTIONAL AMOUNT          VALUE
                                              --------   --------------------   --------------
Assets:
  Marketable securities, available for
     sale...................................  $ 40,491              N/A            $ 40,491
  CBO Collateral, net.......................   509,729        $ 588,060             509,729
  Loans and mortgage pools receivable,
     net....................................   106,957          129,621             107,472
  Interest rate caps, treated as hedges,
     net....................................    13,677          166,562               9,096
  Interest rate swaps, treated as hedges,
     net....................................        --          281,632              (3,167)

Liabilities:
  CBO bonds payable.........................   424,972          437,500             421,967
  Other bonds payable.......................   380,663          424,204             359,409
  Notes payable.............................   120,727          120,727             120,307
  Repurchase agreements.....................    16,294           16,294              16,294
  Credit facility...........................    33,000           33,000              33,000
  Non-hedge derivative obligations..........       740        See Below                 740

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The methodologies used and key assumptions made to estimate fair value are as follows:

     MARKETABLE SECURITIES AVAILABLE FOR SALE -- The fair value of marketable securities is generally based upon quoted market price. The related unrealized holding gain or loss is reflected in accumulated other comprehensive income. The fair value of certain securities acquired from ICH, for which quoted market prices are not readily available, is estimated by means of price/yield analyses based on the Company's expected disposition strategies for such assets. Such assets include the Company's interest in a securitization executed by ICH (the "CMO Asset"). The CMO Asset has an estimated value of $27.1 million at December 31, 2000 based on a discount rate of 17% and estimated credit losses of $6.0 million. Increasing such estimated discount rate and credit losses to 20% and $8.9 million, respectively, would decrease the estimated value by $2.5 million and $1.1 million, respectively. The gross securitized assets aggregate $294.3 million (of which $3.6 million is delinquent) at December 31, 2000, subject to $267.2 million of debt.

     CBO COLLATERAL, NET -- The fair value of the REIT unsecured loans and CMBS is estimated by obtaining broker quotations.

     LOANS AND MORTGAGE POOLS RECEIVABLE, NET -- The fair value of floating-rate loans is estimated at their face amount. The fair value of fixed-rate or impaired loans is estimated by means of a discounted cash flow analysis, utilizing expected cash flows and discount rates estimated by management to approximate those that a willing buyer and seller might use.

     INTEREST RATE CAP AND SWAP AGREEMENTS -- The fair value of these agreements is estimated using current broker quotations.

     CBO AND OTHER BONDS PAYABLE -- For those bonds bearing floating rates at spreads over market indices, representing approximately $340.1 million of the CBO Bonds Payable and $48.9 million of the Other Bonds Payable, management believes that for similar financial instruments with comparable credit risks, the effective rates at December 31, 2000 approximate market rates. Accordingly, the carrying amount outstanding on these bonds is believed to approximate fair value. For those bonds bearing fixed interest rates, values were obtained by discounting expected future payments by a rate calculated by inferring a spread over a market index on the date of borrowing.

     REPURCHASE AGREEMENTS, NOTES PAYABLE AND CREDIT FACILITY -- Management believes that for similar financial instruments with comparable credit risks, the stated interest rates at December 31, 2000 (all of which are floating rates at a spread over market indices) approximate market rates, with the exception of the Bell Canada Mortgage which bears interest at a fixed rate. Accordingly, the carrying amount outstanding is believed to approximate fair value except with respect to the Bell Canada Mortgage. The Bell Canada Mortgage was valued by discounting expected future payments by a rate calculated by inferring a spread over a market index on the date of borrowing.

     NON-HEDGE DERIVATIVE OBLIGATIONS -- These obligations are valued by reference to current broker quotations on similar instruments. These obligations represent two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million as of December 31, 2000.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8.  REPURCHASE AGREEMENTS

     The following table presents certain information regarding the Company's loan pools (including foreclosed real estate) sold under agreements to repurchase:

                                        ASSET CARRYING VALUE      REPURCHASE OBLIGATION
                                       -----------------------   -----------------------   CURRENT INTEREST
MATURITY               TYPE OF ASSET   12/31/2000   12/31/1999   12/31/2000   12/31/1999         RATE         CURRENT MATURITY
--------               --------------  ----------   ----------   ----------   ----------   ----------------   ----------------
30 to 90 Days........  Mortgage loans   $17,855      $19,346      $ 6,827      $11,911       LIBOR +3.0%      One-Month
Over 90 Days.........  Mortgage loans    11,575       19,671        9,467       13,921       LIBOR +2.0%      December 2001
                                        -------      -------      -------      -------
                                        $29,430      $39,017      $16,294      $25,832
                                        =======      =======      =======      =======

     The repurchase agreements bore interest at weighted average rates of 8.94% and 8.93% at December 31, 2000 and 1999, respectively.

9.  NOTES PAYABLE AND CREDIT FACILITY

     The following table presents certain information regarding the Company's notes payable and credit facility:

                                                   CARRYING AMOUNT
                                               -----------------------
NOTE                              MATURITY     12/31/2000   12/31/1999   INTEREST RATE
----                            -------------  ----------   ----------   -------------
Bell Canada Mortgage..........   April 2002     $ 34,233     $ 36,043       7.25%
Belgian Mortgage..............  November 2001     61,694       65,850         Euribor
                                                                               +0.80%
GSA Kansas City Mortgage......  November 2002     24,800       24,800    LIBOR +1.40%
Credit Facility...............    July 2003       33,000           --    LIBOR +4.25%
                                                --------     --------
                                                $153,727     $126,693
                                                ========     ========

     Two previously existing mortgages totaling approximately $252.8 million were repaid in May 1999 with proceeds from the GSA Securitization (Note 10) resulting in a loss on debt extinguishment of $2.3 million (comprised of a prepayment penalty of $0.8 million and the write off of deferred financing costs of $1.5 million) which is classified as an extraordinary item on the Company's consolidated statements of operations.

     In March 1999, the Company obtained debt financing (the "Bell Canada Mortgage") secured by the Bell Canada Properties. In November 1999, the Company obtained debt financing (the "Belgian Mortgage") secured by the Belgian Properties and a mortgage (the "GSA Kansas City Mortgage") secured by a newly acquired GSA Property. The Company has hedged its exposure to the risk of changes in market interest rates with respect to the Belgian Mortgage and the GSA Kansas City Mortgage by obtaining interest rate caps.

     In July 2000, the Company and Fortress Partners LP, its subsidiary, entered into a $40 million revolving credit agreement (the "Credit Facility"). The Company has hedged its exposure to the risk of changes in market interest rates with respect to the Credit Facility by entering into an interest rate swap.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10.  COLLATERALIZED BOND OBLIGATIONS ("CBO") AND BONDS PAYABLE

                                                                    OUTSTANDING CARRYING AMOUNT}
                                                                    ----------------------------
BOND ISSUE                                  FINAL STATED MATURITY    12/31/00         12/31/99
----------                                  ---------------------   -----------      -----------
CBO Securitization........................      July 2038            $424,972         $422,756

Other Bonds
GSA Securitization........................      May 2011             $331,801         $343,642
Loan Portfolio Securitization.............      December 2004          48,862           52,337
                                                                     --------         --------
Total Other Bonds.........................                           $380,663         $395,979
                                                                     ========         ========

     In July 1999, the Company completed a transaction (the "CBO Securitization") whereby the CBO Collateral (Note 5) was contributed to a consolidated subsidiary of the Company (the "CBO Trust") which issued $437.5 million of investment grade senior securities and $62.5 million of non-investment grade subordinated securities (collectively, the "CBO Securities") in a private placement. As a result of the CBO Securitization, the existing repurchase agreement on the CBO Collateral (Note 5) was repaid. At December 31, 2000, the subordinated securities were retained by the Company and the senior securities, which bore interest at a weighted average effective rate, including discount and cost amortization, of 8.09%, had an expected weighted average life of approximately 8.01 years. Two classes of the outstanding CBO Securities bear floating interest rates. The Company has obtained an interest rate swap and cap in order to hedge its exposure to the risk of changes in market interest rates with respect to these securities, at an initial cost of approximately $14.3 million. In addition, in connection with the sale of one class of the CBO Securities, the Company entered into two interest rate swaps and two interest rate cap agreements that do not qualify for hedge accounting. Changes in the values of these instruments have been recorded currently in income.

     In May 1999, the Company executed a securitization (the "GSA Securitization") to finance fourteen of the GSA Properties (Note 4) on a long-term basis. The securitization was a two-prong financing pursuant to which the Company caused the issuance and sale of the following classes of securities:
(1) $223.2 million of "AAA" rated certificates which pay current interest and principal, amortize over the life of the transaction and are secured by a portion of the lease cash flows on the properties and (2) $175.9 million of current interest paying certificates which have a bullet principal payment at maturity, ratings from "AA" to "BBB" and are secured primarily by the residual value of the properties. The securitization has a weighted average effective interest rate, including discount and cost amortization, of approximately 7.04%.

     In November 1999, the Company securitized a US commercial mortgage loan portfolio by issuing $55.6 million of bonds that bear interest at a weighted average stated rate of LIBOR +1.8%. The bonds are also secured by a $15.0 million letter of credit, bearing interest at LIBOR +2.5%, with a maturity date of December 2004, under which no amounts had been drawn as of December 31, 2000.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The Company's long-term debt, including its repurchase agreements, notes payable, credit facility, CBO and bonds payable, matures as follows (gross of discounts of $56.1 million):


2001........................................................  $   94,284
2002........................................................      80,948
2003........................................................      43,555
2004........................................................      67,979
2005........................................................      20,747
Thereafter..................................................     724,211
                                                              ----------
                                                              $1,031,724
                                                              ==========

11.  STOCK OPTION PLAN

     In June 1998, the Company (with the approval of the board of directors) adopted a non-qualified stock option plan (the "Option Plan") for non-employee directors and the Manager. The non-employee directors were granted options in 1998 to acquire an aggregate of 6,000 shares of common stock at a price of $20 per share, which were fully exercisable upon issuance. The fair value of such options was not material at the date of grant. For the purpose of compensating the Manager for its successful efforts in raising capital for the Company, the Manager was granted options in 1998 representing the right to acquire 2,091,673 shares of common stock (or, at the election of the Manager, units in the Operating Partnership) at an exercise price per share of common stock equal to $20.00 at December 31, 2000, with such price subject to adjustment as necessary to preserve the value of such options in connection with the occurrence of certain events (including capital dividends and capital distributions made by the Company). The 2,091,673 shares represented an amount equal to 10% of the shares of common stock and units of the Company outstanding after the Initial Purchaser's exercise of the over-allotment option and the purchase of stock by certain employees of the Manager in July 1998.

     The options granted to the Manager were fully vested upon issuance and were exercisable beginning on June 5, 1999. From and after such date, one thirtieth of the options become exercisable on the first day of each of the following thirty calendar months, or earlier upon the occurrence of certain events, such as a change in control of the Company or the termination of the Management Agreement. The options expire on June 5, 2008.

     The fair value of the options granted to the Manager at the date of grant was approximately $3.6 million. The Company estimated this value by reference to the volatility and dividend yields of the Morgan Stanley REIT Index that were approximately 15.4% and 7.1%, respectively, together with an expected life assumption of 5 years, and a risk-free rate assumption of 4.88%. Since the Company's common stock is not publicly traded and the Option Plan has characteristics significantly different from those of traded options, the actual value of the options could vary materially from management's estimate.

12.  MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

     The Company entered into the Management Agreement with the Manager in June 1998, which provides for an initial term of three years with automatic one-year extensions, subject to certain termination rights. After the initial three year term, the Manager's performance will be reviewed annually and the Management Agreement may be terminated by the Company by payment of a termination fee, as defined in the Management Agreement, upon the affirmative vote of at least two-thirds of the independent directors, or by a majority vote of the holders of common stock. Pursuant to the Management Agreement, the Manager, under the supervision of the Company's board of directors, will formulate investment strategies, arrange for the

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

acquisition of assets, arrange for financing, monitor the performance of the Company's assets and provide certain advisory, administrative and managerial services in connection with the operations of the Company. For performing these services, the Company will pay the Manager an annual management fee equal to 1.5% of the gross equity of the Company, as defined, provided, however, that during 1998 the Manager was to be paid no less than $6.0 million. The management fee incurred in 2000, 1999 and 1998 was $5.1 million, $5.6 million and $6.0 million, respectively.

     An affiliate of the Manager holds units for a nominal percentage of the Operating Partnership. To provide an incentive for the Manager to enhance the value of the common stock, the Manager's affiliate will be entitled to receive a quarterly incentive return (the "Preferred Incentive Return") on its units on a cumulative, but not compounding, basis in an amount equal to the product of (A) 25% of the dollar amount by which (1) (a) the Funds from Operations, as defined (before the Preferred Incentive Return) of the Company per share of common stock and per unit (based on the weighted average number of shares of common stock and units outstanding) plus (b) gains (or losses) from debt restructuring and gains (or losses) from sales of property and other assets per share of common stock and per unit (based on the weighted average number of shares of common stock and units outstanding), exceed (2) an amount equal to (a) the weighted average of the price per share of common stock and units in the initial offering, and in any subsequent offerings by the Company (adjusted for prior capital dividends or capital distributions) multiplied by (b) a simple interest rate of 10% per annum (divided by four to adjust for quarterly calculations) multiplied by (B) the weighted average number of shares of common stock and units outstanding. No incentive payments were incurred for 2000, 1999 or 1998.

     The Management Agreement provides that the Company will reimburse the Manager for various expenses incurred by the Manager or its officers, employees and agents on the Company's behalf, including costs of legal, accounting, tax, auditing, administrative and other similar services rendered for the Company by providers retained by the Manager or, if provided by the Manager's employees, in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's-length basis. The Company incurred $1.6 million, $1.8 million and $1.2 million in 2000, 1999 and 1998, respectively, of reimbursement to the Manager for eligible services provided by the Manager's employees on behalf of the Company.


     Fortress Investment Fund is managed by the Manager pursuant to the Fund's managing member's operating agreement and a management agreement between the Manager and the managing member. In accordance with those documents, (a) the Manager is entitled to 100% of the management fee payable by the Fund, (b) the Manager is entitled to 50% of the incentive return payable by the Fund (described in more detail below), (c) the Company is entitled to 50% of the incentive return payable by the Fund and (d) the Company is entitled to receive 100% of the investment returns attributable to the capital invested in the Fund by the managing member.



     The incentive return payable by the Fund to the managing member is generally equal to 20% of the Fund's returns, subject to a 10% preferred return payable to the Fund's investors. The incentive return is subject to clawback under certain circumstances. If upon liquidation of the Fund the aggregate amount paid to the managing member as incentive return exceeds the amount actually due to the managing member (that is, amounts that should instead have been paid to investors) after taking into account aggregate return to investors, the excess is required to be returned by the managing member (that is, "clawed back") to the Fund.



     The Company consolidates the financial results of the managing member because the Company owns substantially all of the voting interest in the managing member. As a result, the Company's financial statements reflect all of the incentive income payable to the managing member, including the 50% portion

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


payable to the manager. The Company's September 30, 2001 consolidated statement of income includes $28.8 million of incentive income and $14.4 million of minority interest for the amount payable to the Manager.



     During 2000, the Company invested $47.2 million in the Fund. During 2000 and 1999, the Manager earned $9.2 million and $0.7 million of management and administration fees from the Fund, respectively.


     At December 31, 2000, Due to Manager is comprised of $0.3 million of management fees and less than $0.1 million of expense reimbursements.

     HOLDINGS OF FORTRESS SECURITIES BY THE MANAGER -- The Manager holds options to purchase 2,091,673 shares of the common stock of the Company, as more fully described in Note 11. Additionally, an affiliate of the Manager owns 2,700,189 shares of the common stock of the Company. The principal owners and executive officers of the Manager also serve as directors and officers of the Company.

13.  COMMITMENTS AND CONTINGENCIES

     PRIVATE EQUITY FUND -- The Company and its affiliates have committed to contribute $100 million to the Fund (see Note 6), along with other major institutional investors who, together with Newcastle and its affiliates, have committed approximately $872.8 million to the Fund over the three years ending April 28, 2003. The portion of the expenses payable by the Company in connection with raising the Fund, including placement agent fees, printing costs and legal fees is approximately $10.1 million. Such amount will be recorded as an adjustment to the basis of the Company's investment in the Fund.

     STOCKHOLDER RIGHTS AGREEMENT -- The Company has adopted a stockholder rights agreement (the "Rights Agreement"). Pursuant to the terms of the Rights Agreement, the Company will attach to each share of common stock one preferred stock purchase right (a "Right"). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Junior Participation Preferred Stock, par value $0.01 per share, at a purchase price of $80 per unit. Initially, the Rights are not exercisable and are attached to and transfer and trade with the outstanding shares of common stock. The Rights will separate from the common stock and will become exercisable upon the acquisition or tender offer to acquire a 15% beneficial ownership interest by an acquiring person, as defined. The effect of the Rights Agreement will be to dilute the acquiring party's beneficial interest. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company.

     DEBT AT UNCONSOLIDATED SUBSIDIARY -- The Company is contingently liable on $6.7 million of repurchase agreements at December 31, 2000 relating to portions of certain mortgage pools that both the Company and Austin have invested in, as described in Note 6. The Company believes that Austin will be able to repay or refinance such agreements on maturity and therefore no liability has been accrued related to such agreements in the Company's consolidated financial statements.

     REGISTRATION RIGHTS AGREEMENT -- In connection with the Private Offering, the Company entered into a registration rights agreement which, among other things, requires the Company to (1) file a registration statement (the "Registration Statement") with respect to the resale of common stock issued in the Private Offering within 90 days following the First Closing Date, as defined, of the Private Offering, (2) use its best efforts to cause such Registration Statement to be declared effective by the Securities and Exchange Commission (the "Commission"), and (3) use its best efforts to cause such Registration Statement to remain continuously effective until the second anniversary of the First Closing Date. The Company filed a registration statement on Form S-11 in September 1998. In response to comments from the SEC, the Company filed Amendment No. 1 to the registration statement in April 1999. The SEC had comments to the amendment and the Company is currently evaluating another amendment.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                        DECEMBER 31, 2000, 1999 AND 1998
    (DOLLAR AMOUNTS IN TABLES SHOWN IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     PURCHASE AND SALE COMMITMENTS -- In the ordinary course of business, the Company enters into various commitments and letters of intent relating to the purchase and sale of loans and real estate. There can be no assurance that any of these transactions will ultimately be consummated. As of December 31, 2000, the Company was not subject to any such commitments.

     LITIGATION -- The Company is a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability, if any, arising from such actions which existed at December 31, 2000 will not materially affect the Company's consolidated results of operations or financial position.

     ENVIRONMENTAL COSTS -- As a commercial real estate owner, the Company is subject to potential environmental costs. At December 31, 2000, management of the Company is not aware of any environmental concerns that would have a material adverse effect on the Company's consolidated financial position or results of operations.

     DEBT COVENANTS -- The Company's long-term debt contains various customary loan covenants. Such covenants do not, in management's opinion, materially restrict the Company's investment strategy or ability to raise capital. The Company is in compliance with all of its loan covenants at December 31, 2000.

14.  EARNINGS PER SHARE

     The Company is required to present both basic and diluted earnings per share ("EPS") on the face of its statement of operations. Basic EPS is calculated by dividing net income after preferred dividends and amortization by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income after preferred dividends and amortization by the weighted average number of shares of common stock outstanding and the dilutive potential common shares related to outstanding stock options (Note 11). The option exercise price of $20.00 per share equals the initial issuance price and is subject to adjustment pursuant to such option agreements (Note 11). In the absence of an active trading market, the Company uses net book value per common share ($18.22 at December 31, 2000) to assess whether options are dilutive. Based upon the treasury stock method, the options are not dilutive for the periods ended December 31, 2000, 1999 or 1998.

15.  SUBSEQUENT EVENTS

     FUND CO-INVESTMENT PROGRAM -- In January 2001, an employee co-investment program was adopted whereby certain employees of the Manager and of Fortress Registered Investment Trust's ("FRIT") operating subsidiary will have the opportunity to invest in the Fund by purchasing part of Newcastle's investment. FRIT is the Fund's investment vehicle. The purpose of the program is to align the interests of FRIT's employees and the employees of the Manager with those of the Fund's Investors, including Newcastle, and to enable the Manager and FRIT to retain such employees and provide them with appropriate incentives and rewards for their performance. These employees are integral to the success of the Company and the Fund. Certain of the employees of the manager are officers of Newcastle and/or provide management services to Newcastle. No employees of the Fund are officers of Newcastle or provide management services to Newcastle. Newcastle has set aside $10.0 million of its commitment to the Fund for this program, of which $6.9 million has been allocated, and will finance approximately 80% of the employee investments via non-recourse loans, which are secured by such employees' interest in the Fund. The loans, which are included in Due from Affiliates in subsequent periods, bear interest at 10%, which is payable currently from distributions from the Fund, and mature upon liquidation of the Fund. The principal balance of, and any unpaid interest on, these loans is payable at maturity. The Manager will fund up to $0.1 million of the purchase price of these commitments on behalf of employees.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2001             2000
                                                              -------------    ------------
                                                               (UNAUDITED)
ASSETS
  Operating real estate, net                                   $  529,571       $  540,539
  CBO collateral, net                                             546,678          509,729
  Loans receivable, net                                            50,506           76,448
  Marketable securities, available for sale                         7,077           40,491
  Mortgage pools receivable, net                                    4,817           30,509
  Deferred costs, net                                              14,194           23,541
  Investments in unconsolidated subsidiaries                      111,328           63,427
  Cash and cash equivalents                                        12,127           10,575
  Restricted cash                                                  13,245           12,453
  Due from (to) affiliates                                            877             (328)
  Receivables and other assets                                     21,429           23,702
                                                               ----------       ----------
                                                               $1,311,849       $1,331,086
                                                               ==========       ==========
LIABILITIES, MINORITY INTEREST, REDEEMABLE PREFERRED STOCK
  AND STOCKHOLDERS' EQUITY

LIABILITIES
  CBO bonds payable                                            $  426,564       $  424,972
  Other bonds payable                                             347,596          380,663
  Notes payable                                                   116,181          120,727
  Repurchase agreements                                            10,454           16,294
  Credit facility                                                  10,000           33,000
  Deferred hedging liabilities                                     14,229           14,399
  Dividends payable                                                    --              149
  Accrued expenses and other liabilities                           13,737           12,134
                                                               ----------       ----------
                                                                  938,761        1,002,338
                                                               ----------       ----------
MINORITY INTEREST                                                  17,015            7,926
Redeemable preferred stock, $.01 par value, 100,000,000
  shares authorized, 1,020,517 shares issued and outstanding       20,410           20,167

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value, 500,000,000 shares
     authorized, 16,488,517 and 16,499,765 shares issued and
     outstanding at September 30, 2001 and December 31,
     2000, respectively                                               165              165
  Additional paid-in capital                                      309,356          309,551
  Retained earnings                                                 4,121           (7,666)
  Accumulated other comprehensive income (loss)                    22,021           (1,395)
                                                               ----------       ----------
                                                                  335,663          300,655
                                                               ----------       ----------
                                                               $1,311,849       $1,331,086
                                                               ==========       ==========


                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                 NINE MONTHS      NINE MONTHS
                                                                ENDED 9/30/01    ENDED 9/30/00
                                                                -------------    -------------
Revenues:
  Rental and escalation income                                   $    60,904      $    60,012
  Interest and dividend income                                        41,045           48,824
  Gain (loss) on settlement of investments                             9,388            1,126
  Equity in earnings (losses) of unconsolidated subsidiaries           1,885           (2,163)
  Incentive income                                                    28,846               --
  Other income                                                            47              821
                                                                 -----------      -----------
                                                                     142,115          108,620
                                                                 -----------      -----------
Expenses:
  Interest expense                                                    47,868           50,236
  Property operating expense                                          22,299           21,570
  Loan servicing and REO expense                                       1,109            2,169
  General and administrative expense                                   1,746            2,473
  Management fee                                                       5,943            5,300
  Depreciation and amortization                                       10,383            9,919
                                                                 -----------      -----------
     Total Expenses                                                   89,348           91,667
                                                                 -----------      -----------
  Income before minority interest                                     52,767           16,953
  Minority interest                                                  (14,334)            (519)
                                                                 -----------      -----------
Net Income                                                            38,433           16,434
                                                                 -----------      -----------
Preferred dividends and related accretion                             (1,902)            (981)
                                                                 -----------      -----------
Income available for common shareholders                         $    36,531      $    15,453
                                                                 ===========      ===========
Net Income Per Common Share, basic and diluted                   $      2.21      $      0.79
                                                                 ===========      ===========
Weighted Average Number of Common Shares Outstanding, basic
  and diluted                                                     16,494,120       19,503,789
                                                                 ===========      ===========


                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK
                                  (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000
                             (DOLLARS IN THOUSANDS)

                                                                                                           ACCUM.
                             REDEEMABLE PREFERRED STOCK       COMMON STOCK                                  OTHER    TOTAL STOCK-
                             ---------------------------   -------------------   ADDITIONAL    RETAINED     COMP.      HOLDERS'
                                SHARES         AMOUNT        SHARES     AMOUNT   PD. IN CAP.   EARNINGS    INCOME       EQUITY
                             -------------   -----------   ----------   ------   -----------   ---------   -------   ------------
STOCKHOLDERS'
  EQUITY -- DECEMBER 31,
  1999                                --      $     --     20,916,739    $209     $388,045     $(31,236)   $(2,345)    $354,673
Redemption of common shares           --            --     (1,510,000)    (15)     (22,691)          --         --      (22,706)
Exchange of redeemable
  preferred stock for
  common shares                2,370,516        46,312     (2,206,434)    (22)     (46,290)          --         --      (46,312)
Redemption of redeemable
  preferred stock             (1,349,999)      (26,999)            --      --           --           --         --           --
Dividends declared                    --            --             --      --           --       (9,326)        --       (9,326)
Accretion of redeemable
  preferred stock                     --           261             --      --           --         (261)        --         (261)
Comprehensive income:
  Net income                          --            --             --      --           --       16,434         --       16,434
  Unrealized loss on
    securities:
    reclassification
    adjustment                        --            --             --      --           --           --        509          509
  Unrealized loss on
    securities                        --            --             --      --           --           --      2,156        2,156
  Foreign currency
    translation                       --            --             --      --           --           --     (4,154)      (4,154)
                                                                                                                       --------
  Total comprehensive
    income                                                                                                               14,945
                              ----------      --------     ----------    ----     --------     --------    -------     --------
Stockholders'
  equity -- September 30,
  2000                         1,020,517      $ 19,574     17,200,305    $172     $319,064     $(24,389)   $(3,834)    $291,013
                              ==========      ========     ==========    ====     ========     ========    =======     ========
STOCKHOLDERS'
  EQUITY -- DECEMBER 31,
  2000                         1,020,517      $ 20,167     16,499,765    $165     $309,551     $ (7,666)   $(1,395)    $300,655
Redemption of common shares           --            --        (11,248)     --         (195)          --         --         (195)
Dividends declared                    --            --             --      --           --      (26,403)        --      (26,403)
Accretion of redeemable
  preferred stock                     --           243             --      --           --         (243)        --         (243)
Transition
  adjustment -- deferred
  hedge gains and losses              --            --             --      --           --           --      4,064        4,064
Comprehensive income:
  Net income                          --            --             --      --           --       38,433         --       38,433
  Unrealized gain on
    securities                        --            --             --      --           --           --     37,446       37,446
  Foreign currency
    translation                       --            --             --      --           --           --     (2,516)      (2,516)
  Unrealized (loss) on
    derivatives designated
    as cash flow hedges               --            --             --      --           --           --    (15,578)     (15,578)
                                                                                                                       --------
  Total comprehensive
    income                                                                                                               57,785
                              ----------      --------     ----------    ----     --------     --------    -------     --------
Stockholders'
  equity -- September 30,
  2001                         1,020,517      $ 20,410     16,488,517    $165     $309,356     $  4,121    $22,021     $335,663
                              ==========      ========     ==========    ====     ========     ========    =======     ========

                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                             (DOLLARS IN THOUSANDS)


                                                              NINE MONTHS ENDED   NINE MONTHS ENDED
                                                               SEPT. 30, 2001      SEPT. 30, 2000
                                                              -----------------   -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                       $38,433            $ 16,434
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization                                 10,383               9,919
      Accretion of discount and other amortization                  (2,515)             (2,391)
      Equity in (earnings) loss of unconsolidated
        subsidiaries                                                (1,885)              2,163
      Accrued incentive income                                     (28,846)                 --
      Minority interest                                             14,334                 519
      Deferred rent                                                 (1,523)             (1,941)
      (Gain)/loss on settlement of investments                      (9,388)             (1,608)
  Change in:
      Restricted cash                                                 (956)             (2,022)
      Receivables and other assets                                   1,571                 732
      Accrued expenses and other liabilities                         2,452              (3,818)
      Due from affiliates                                           (1,205)                589
                                                                   -------            --------
        Net cash provided by operating activities:                  20,855              18,576
                                                                   -------            --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase and improvement of operating real estate                 (3,826)               (519)
  Acquisitions of and advances on loans                                 --             (33,200)
  Repayments of loan principal                                      29,730              49,764
  Proceeds from settlement of loans and foreclosed real
    estate                                                          28,652              15,796
  Contributions to unconsolidated subsidiaries                     (22,588)            (40,540)
  Distributions from unconsolidated subsidiaries                    19,787               8,898
  Purchase of CBO collateral                                       (47,509)            (10,798)
  Proceeds from sale of CBO collateral                              67,531              10,543
  Payment of deferred transaction costs                             (4,174)               (918)
  Settlement of foreign exchange future contracts                       --                (137)
  Purchase of marketable securities                                     --                (696)
  Proceeds from sale of marketable securities                       10,052              52,310
                                                                   -------            --------
        Net cash provided by investing activities:                  77,655              50,503
                                                                   -------            --------
  CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under repurchase agreements                            10,000                  --
  Repayments of repurchase agreements                              (15,840)             (9,114)
  Repayments of notes payable                                         (771)               (331)
  Repayments of other bonds payable                                (35,156)            (12,214)
  Draws under credit facility                                       11,000              21,000
  Repayments of credit facility                                    (34,000)                 --
  Minority interest contributions (distributions)                   (5,078)               (390)
  Redemption of common stock                                          (195)            (22,706)
  Redemption of redeemable preferred stock                              --             (27,000)
  Dividends paid                                                   (26,552)            (19,273)
  Payment of deferred financing costs                                 (366)               (469)
                                                                   -------            --------
        Net cash (used in) financing activities                    (96,958)            (70,497)
                                                                   -------            --------
NET INCREASE (DECEASE) IN CASH AND CASH EQUIVALENTS                  1,552              (1,418)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                      10,575              14,345
                                                                   -------            --------
CASH AND CASH EQUIVALENTS, END OF PERIOD                           $12,127            $ 12,927
                                                                   =======            ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest expense                 $44,138            $ 46,936
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Loan foreclosures                                                $    --            $ (4,928)
  Issuance of redeemable preferred stock in exchange for
    common stock                                                   $    --            $(46,312)
  Redeemable preferred stock dividends declared but not paid       $    --            $    510


                 See notes to consolidated financial statements

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                          SEPTEMBER 30, 2001 AND 2000

1.  GENERAL

     Newcastle Investment Corp. (formerly Fortress Investment Corp.) ("Newcastle" or the "Company") is a Maryland corporation that invests in real estate-related assets on a global basis, focusing on undervalued and distressed assets. Its primary businesses are (1) investing in commercial properties leased to third parties, (2) investing in distressed, sub-performing and performing residential and commercial mortgage loans, or portfolios thereof, and related properties acquired in foreclosure or by deed-in-lieu of foreclosure, (3) investing in marketable real estate-related debt securities, and (4) investing in Fortress Investment Fund LLC (the "Fund").

     The consolidated financial statements include the accounts of Newcastle and its controlled subsidiaries, which include Fortress Partners, L.P. (the "Operating Partnership"), its primary investment subsidiary. Capitalized terms used herein, and not otherwise defined, are defined in the Company's December 31, 2000 financial statements.

     Newcastle was incorporated on May 11, 1998. During 1998, Newcastle sold 20,916,739 common shares for net proceeds of approximately $384.7 million, including 4,288 shares sold to certain employees of Fortress Investment Group LLC (the "Manager") for proceeds of approximately $0.1 million. In 2000 and 2001, Newcastle repurchased 4,428,222 shares of common stock for $32.4 million of cash and $46.3 million of Series A Cumulative Convertible Preferred Stock. At September 30, 2001, Newcastle had 16,488,517 common shares issued and outstanding.

     Newcastle has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 (the "Code"). As such, Newcastle will generally not be subject to federal income tax on that portion of its income that is distributed to shareholders if it distributes at least 90% of its REIT taxable income to its shareholders by the due date of its federal income tax return and complies with various other requirements.

     The Company has entered into a management agreement (the "Management Agreement") with the Manager under which the Manager advises the Company on various aspects of its business and manages its day-to-day operations, subject to the supervision of the Company's board of directors. For its services, the Manager receives an annual management fee, as defined in the Management Agreement. In addition, an affiliate of the Manager holds an equity interest in the Operating Partnership which provides for a Preferred Incentive Return.

     The accompanying consolidated financial statements and related notes of the Company have been prepared in accordance with accounting principles generally accepted in the United States for interim financial reporting. Accordingly, certain information and footnote disclosures normally included in financial statements prepared under accounting principles generally accepted in the United States have been condensed or omitted. In the opinion of management, all adjustments considered necessary for a fair presentation of the Company's financial position, results of operations and cash flows have been included and are of a normal and recurring nature. These financial statements should be read in conjunction with the Company's financial statements for the year ended December 31, 2000.

2.  INFORMATION REGARDING BUSINESS SEGMENTS

     The Company conducts its business in four primary segments: revenue-producing real estate, real estate debt securities, real estate loans, and its investment in the Fund. The Company has combined two of its previously reported segments, loan pools and individual loans, into one segment, real estate loans. The Company's investment in the Fund is now shown separately, whereas it was previously included in the unallocated caption. These changes have been made due to the settlement of a significant portion of the assets in the combined segments and the Company's increasing investment in the Fund.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          SEPTEMBER 30, 2001 AND 2000

     Summary financial data on the Company's segments is given below, together with reconciliation to the same data for the Company as a whole (in thousands):


                                                         REAL ESTATE
                                                            DEBT       REAL ESTATE
                                           REAL ESTATE   SECURITIES       LOANS        FUND     UNALLOCATED     TOTAL
                                           -----------   -----------   -----------   --------   -----------   ----------
September 30, 2001 and the Nine Months
  then Ended Gross revenues                 $ 61,274      $ 40,559      $  5,927     $ 29,363     $ 3,107     $  140,230
Operating expenses                           (23,199)         (181)       (1,177)          --      (6,540)       (31,097)
                                            --------      --------      --------     --------     -------     ----------
Operating income                              38,075        40,378         4,750       29,363      (3,433)       109,133
Interest expense                             (22,160)      (20,519)       (2,882)          --      (2,307)       (47,868)
Depreciation and amortization                 (9,646)           --            --         (395)       (342)       (10,383)
Equity in earnings of unconsolidated
  subsidiaries                                    --            --            --        3,540      (1,655)         1,885
                                            --------      --------      --------     --------     -------     ----------
Income before minority interest                6,269        19,859         1,868       32,508      (7,737)        52,767
Minority interest                                 --            --            89      (14,423)         --        (14,334)
                                            --------      --------      --------     --------     -------     ----------
Net Income                                  $  6,269      $ 19,859      $  1,957     $ 18,085     $(7,737)    $   38,433
                                            ========      ========      ========     ========     =======     ==========
Revenue derived from non-US sources:
  Canada                                    $ 12,034      $     --      $     81     $     --     $    --     $   12,115
                                            ========      ========      ========     ========     =======     ==========
  Belgium                                   $  5,447      $     --      $     --     $     --     $    --     $    5,447
                                            ========      ========      ========     ========     =======     ==========
  Italy                                     $     --      $     --      $    653     $     --     $    --     $      653
                                            ========      ========      ========     ========     =======     ==========
Total assets                                $563,638      $557,836      $ 60,415     $108,152     $21,808     $1,311,849
                                            ========      ========      ========     ========     =======     ==========
Long-lived assets outside the US:
  Canada                                    $ 58,048      $     --      $     --     $     --     $    --     $   58,048
                                            ========      ========      ========     ========     =======     ==========
  Belgium                                   $ 77,802      $     --      $     --     $     --     $    --     $   77,802
                                            ========      ========      ========     ========     =======     ==========
December 31, 2000
Total assets                                $576,728      $527,989      $112,507     $ 50,694     $63,168     $1,331,086
                                            ========      ========      ========     ========     =======     ==========
Long-lived assets outside the US:
  Canada                                    $ 55,404      $     --      $     --     $     --     $    --     $   55,404
                                            ========      ========      ========     ========     =======     ==========
  Belgium                                   $ 72,615      $     --      $     --     $     --     $    --     $   72,615
                                            ========      ========      ========     ========     =======     ==========
Nine months ended September 30, 2000
Gross revenues                              $ 60,406      $ 35,035      $ 12,676     $     --     $ 2,666     $  110,783
Operating expenses                           (22,268)         (272)       (1,988)          --      (6,984)       (31,512)
                                            --------      --------      --------     --------     -------     ----------
Operating income                              38,138        34,763        10,688           --      (4,318)        79,271
Interest expense                             (22,862)      (21,962)       (5,033)          --        (379)       (50,236)
Depreciation and amortization                 (9,566)           --            --          (22)       (331)        (9,919)
Equity in earnings of unconsolidated
  subsidiaries                                    --            --            --         (428)     (1,735)        (2,163)
                                            --------      --------      --------     --------     -------     ----------
Income before minority interest                5,710        12,801         5,655         (450)     (6,763)        16,953
Minority interest                                 --            --          (519)          --          --           (519)
                                            --------      --------      --------     --------     -------     ----------
Net Income                                  $  5,710      $ 12,801      $  5,136     $   (450)    $(6,763)    $   16,434
                                            ========      ========      ========     ========     =======     ==========
Revenue derived from non-US sources:
  Canada                                    $ 12,536      $     --      $    142     $     --     $    --     $   12,678
                                            ========      ========      ========     ========     =======     ==========
  Belgium                                   $  5,361      $     --      $     --     $     --     $    --     $    5,361
                                            ========      ========      ========     ========     =======     ==========
  Italy                                     $     --      $     --      $  1,503     $     --     $    --     $    1,503
                                            ========      ========      ========     ========     =======     ==========

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          SEPTEMBER 30, 2001 AND 2000

     Summarized financial information related to the Company's unconsolidated subsidiaries was as follows (in thousands):


                                 INCLUDED IN REAL ESTATE LOANS SEGMENT
                         -----------------------------------------------------   FORTRESS INVESTMENT FUND
                              AUSTIN HOLDINGS           FIC MANAGEMENT INC.              LLC (A)
                         -------------------------   -------------------------   ------------------------
                           9/30/01      12/31/00       9/30/01      12/31/00       9/30/01      12/31/00
                         -----------   -----------   -----------   -----------   ------------   ---------
Assets                     $ 8,807       $21,259         $--          $  --        $665,672     $434,009
Liabilities                 (2,412)       (7,207)        --              --              --           --
Minority interest              471          (590)        --              --              --           --
                           -------       -------         --           -----        --------     --------
Equity                     $ 6,866       $13,462         $--          $  --        $665,672     $434,009
                           =======       =======         ==           =====        ========     ========
Equity held by
  Newcastle                $ 6,523       $12,733         $--          $  --        $104,805     $ 50,694
                           =======       =======         ==           =====        ========     ========


                       NINE MONTHS   NINE MONTHS   NINE MONTHS   NINE MONTHS   NINE MONTHS   NINE MONTHS
                          ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                         9/30/01       9/30/00       9/30/01       9/30/00       9/30/01       9/30/00
                       -----------   -----------   -----------   -----------   -----------   -----------
Revenues                 $  (506)      $ 2,044         $--          $  --       $126,223       $(8,510)
Expenses                  (1,234)       (3,905)        --            (473)            --            --
Minority interest             (3)          507         --              --             --            --
                         -------       -------         --           -----       --------       -------
Net income               $(1,743)      $(1,354)        $--          $(473)      $126,223       $(8,510)
                         =======       =======         ==           =====       ========       =======
Newcastle's equity in
  net income             $(1,655)      $(1,286)        $--          $(449)      $  3,540       $  (428)
                         =======       =======         ==           =====       ========       =======

---------------

(A) Fortress Investment Fund LLC's summary financial information is presented on a fair value basis, consistent with its internal basis of accounting, while Newcastle's equity is presented on a GAAP basis. Newcastle's equity in net income excludes its incentive income (Note 3).

3.  RECENT ACTIVITIES

     In January 2001, an employee co-investment program was adopted whereby certain employees of the Manager and of Fortress Registered Investment Trust's ("FRIT") operating subsidiary will have the opportunity to invest in the Fund by purchasing part of Newcastle's investment. FRIT is the Fund's investment vehicle. The purpose of the program is to align the interests of FRIT's employees and the employees of the Manager with those of the Fund's Investors, including Newcastle, and to enable the Manager and FRIT to retain such employees and provide them with appropriate incentives and rewards for their performance. These employees are integral to the success of the Company and the Fund. Certain of the employees of the manager are officers of Newcastle and/or provide management services to Newcastle. No employees of the Fund are officers of Newcastle or provide management services to Newcastle. Newcastle has set aside $10.0 million of its commitment to the Fund for this program, of which $6.4 million has been allocated, and will finance approximately 80% of the employee investments via non-recourse loans through a subsidiary, which are secured by such employees' interest in the Fund. The loans, which are included in Due from Affiliates, bear interest at 10%, which is payable currently from distributions from the Fund, and mature upon liquidation of the Fund. The principal balance of, and any unpaid interest on, these loans is payable at maturity. At September 30, 2001, such subsidiary was owed $3.3 million of principal and $0.3 million of interest in connection with this financing. Such interest was fully paid by December 31, 2001. The Manager will fund up to $0.1 million of the purchase price of these commitments on behalf of employees.

     In January 2001, the Company borrowed $10.0 million in a repurchase agreement related to a loan receivable. The agreement bears interest at LIBOR +2.0% and is due in August 2001.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          SEPTEMBER 30, 2001 AND 2000

     In March 2001, the Company paid $4.0 million of its approximately $9.8 million portion of costs payable in connection with raising the Fund. Such costs are being amortized over the expected life of the Fund.

     In March and April 2001, the Company sold primarily all of its investment in two residential loan portfolios with a basis of approximately $21.9 million for gross proceeds of approximately $22.8 million, and repaid two related repurchase agreements aggregating $12.7 million. The remaining assets are considered held for sale and have been recorded at the lesser of cost or fair value.

     In March and April 2001, the Company traded out of 5 collateral positions in its CBO securitization with an aggregate basis of approximately $64.5 million, in exchange for approximately $23.7 million of privately issued commercial mortgage backed securities ("CMBS") from a subsidiary of the Company, $25.0 million of publicly issued CMBS, and approximately $12.7 million of unsecured REIT debt securities. As a result of the trade, the Company received gross proceeds of approximately $71.1 million and recorded a gain on the sale of approximately $6.4 million.


     The Fund is managed by the Manager pursuant to the managing member's operating agreement and a management agreement between the Manager and the managing member. In accordance with those documents, (a) the Manager is entitled to 100% of the management fee payable by the Fund, (b) the Manager is entitled to 50% of the incentive return payable by the Fund (described in more detail below), (c) the Company is entitled to 50% of the incentive return payable by the Fund and (d) the Company is entitled to receive 100% of the investment returns attributable to the capital invested in the Fund by the managing member.



     We consolidate the financial results of the managing member because the Company owns substantially all of the voting interest in the managing member. As a result, our financial statements reflect all of the incentive income payable to the managing member, including the 50% portion payable to the Manager.



     The incentive return payable by the Fund to the managing member is generally equal to 20% of the Fund's returns. The incentive return is subject to: 1) a 10% preferred return payable to the Fund's investors and 2) a clawback provision which requires amounts previously distributed as incentive return to be returned to the Fund if, in such liquidation of the Fund, the amounts ultimately distributed to each member of the Fund do not meet a 10% preferred return to investors. The incentive return is payable on an asset-by-asset basis, as realized. Accordingly, an incentive return may be paid to the managing member in connection with a particular Fund investment if and when such investment generates proceeds to the Fund in excess of the capital called with respect to such investment, plus a 10% preferred return thereon. If upon liquidation of the Fund the aggregate amount paid to the managing member as incentive return exceeds the amount actually due to the managing member (that is, amounts that should instead have been paid to investors) after taking into account aggregate return to investors, the excess is required to be returned by the managing member (that is, "clawed back") to the Fund.



     The Company has adopted Method 2 of D-96 which specifies that companies with management arrangements that contain a performance based incentive return that is not finalized until the end of a period of time specified in the contract may record such return as revenue in the amount that would be due under the formula at any point in time as if the incentive return arrangement was terminated at that date.



     The Company records as incentive income the amount that would be due based on the fair value of the assets in the Fund exceeding the required return at a specific point in time as if the management arrangement was terminated on that date. Based on this methodology, our net income in each reporting period will reflect changes in the fair value of the assets in the Fund which may be significant. As such, the Company has accrued $28.8 million of incentive income through September 30, 2001. This amount has been recorded in Incentive Income and Investments in Unconsolidated Subsidiaries. The Manager is entitled to 50% of this income which the Company records as a Minority Interest in its financial statements. In December 2001, the

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          SEPTEMBER 30, 2001 AND 2000


Company received $5.3 million of such income in cash, of which $2.64 million was paid to the Manager reflecting its 50% interest.


     An affiliate of the Company's Manager is entitled to the Preferred Incentive Return whereby it is entitled to receive 25% of the amount by which the Company's funds from operations exceed a threshold, as defined. During the nine months ended September 30, 2001, a Preferred Incentive Return of approximately $1.7 million was accrued. This amount is included in Management Fee expense and Due To Affiliates.

     In October 2001, we entered into an agreement with a major investment bank whereby we have the right to purchase up to $400 million of commercial mortgage backed securities, unsecured REIT debt and asset backed securities (the "CBO II Collateral"), which are specifically designated a securitization transaction (the "CBO II Transaction"). Should we choose not to purchase the CBO II Collateral, our liability would be limited to the market decline in the CBO II Collateral, net of any gains on swaps entered into by the investment bank, to the extent of our deposit. We plan to finance the purchase of the CBO II Collateral with a securitization.

     In November 2001, the Company sold, through its wholly-owned subsidiary, the retained subordinated $17.5 million Class E Note (the "Note") issued by Fortress CBO Investments I, Ltd. for approximately $16.2 million. The Note bears interest at a fixed rate of 9.0% and has a stated maturity of June 2038. The sale of the Note represents an issuance of debt and will be recorded as additional CBO Bonds Payable.

     In November 2001, the Company extended the term on the financing of its Belgian properties through November 2016. The face amount was reduced to $56.5 million and the new blended rate is EURIBOR +1.49%.

     In August 2001, SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" was issued, and will be effective in 2002. The Company does not expect the adoption of SFAS No. 144 to have a material effect on its financial position or results of operations.

4.  ACCOUNTING FOR DERIVATIVE INSTRUMENTS

     In January 2001, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities". SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. Specifically, SFAS No. 133 requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and to measure those instruments at fair value. Additionally, the fair value adjustments will affect either stockholders' equity or net income depending on whether the derivative instrument qualifies as a hedge for accounting purposes and, if so, the nature of the hedging activity.

     For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as either a cash flow hedge, fair value hedge or a hedge of a net investment in a foreign operation.

     For derivative instruments that are designated and qualify as a cash flow hedge (i.e. hedging the exposure to variability in expected future cash flows that is attributable to a particular risk), the effective portion of the gain or loss, and net payments received or made, on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, is recognized in current earnings during the period of change. No material ineffectiveness was recorded during the nine months ended September 30, 2001.

                  NEWCASTLE INVESTMENT CORP. AND SUBSIDIARIES

                          SEPTEMBER 30, 2001 AND 2000

     Among other effects more fully discussed in the Company's December 31, 2000 financial statements, SFAS No. 133 has resulted in a change in the Company's method of accounting for interest rate caps and swaps used as hedges. As a result of this change, the Company recorded a transition gain adjustment to other comprehensive income of approximately $4.1 million on January 1, 2001. During the nine months ended September 30, 2001, the Company recorded an aggregate $15.6 million of loss to other comprehensive income related to such hedges. The Company expects to reclassify approximately $0.6 million of net gains on derivative instruments from accumulated other comprehensive income to earnings during the next twelve months due to differences in the present value of net interest payments associated with interest rate swaps and to changes in fair value associated with interest rate caps.

     The Company generally hedges the aggregate risk of interest rate fluctuations with respect to its borrowings, regardless of the form of such borrowings, which require payments based on a variable interest rate index. In order to reduce such risks, the Company has entered into interest rate swap agreements whereby the Company receives floating rate payments, thus reducing the impact of interest rate changes on future interest expense. Approximately $258.8 million of the Company's outstanding bonds payable and credit facility were designated as the hedged items to interest rate swap agreements at September 30, 2001. The Company also entered into interest rate cap agreements whereby, in exchange for a fee, the Company would be reimbursed for interest paid in excess of a certain cap rate. Approximately $207.3 million of the Company's outstanding bonds payable and notes payable were designated as the hedged items to interest rate cap agreements at September 30, 2001.

     With respect to interest rate caps and swaps, which have not been designated as hedges, the Company records the fluctuation of the market value in earnings.

     The following table summarizes the notional amounts and fair (carrying) values of the Company's derivative financial instruments as of September 30, 2001 (amounts in thousands).

                                                     NOTIONAL AMOUNT   FAIR VALUE   LONGEST MATURITY
                                                     ---------------   ----------   ----------------
Interest rate caps treated as hedges, net (A)           $207,320       $   7,018        July 2005
Interest rate swaps, treated as hedges, net (B)         $258,819       $ (13,385)      March 2009
Non-hedge derivative obligations                             (C)       $    (716)       July 2038

---------------

(A) Included in Deferred Costs, Net.

(B) Included in Deferred Hedging Liabilities.

(C) Represents two essentially offsetting interest rate caps and two essentially offsetting interest rate swaps, each with notional amounts of $32.5 million as of September 30, 2001.

     The Company's derivative financial instruments contain credit risk to the extent that its bank counterparties may be unable to meet the terms of the agreements. The Company minimizes such risk by limiting its counterparties to major financial institutions with good credit ratings. In addition, the potential risk of loss with any one party resulting from this type of credit risk is monitored. Management does not expect any material losses as a result of default by other parties. The Company does not require collateral.

             ------------------------------------------------------
             ------------------------------------------------------

Prospective investors may rely only on the information contained in this Prospectus. Neither Newcastle, nor any underwriter has authorized anyone to provide prospective investors with different or additional information. This Prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this Prospectus in any such jurisdiction. Persons who come into possession of this Prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this Prospectus.

                       ---------------------------------

                               TABLE OF CONTENTS
                       ---------------------------------


                                     PAGE
                                     ----
Prospectus Summary.................    1
Risk Factors.......................    9
Cautionary Statement Regarding
  Forward-Looking Statements.......   20
Use of Proceeds....................   21
Distribution Policy................   22
Capitalization.....................   26
Dilution...........................   27
Selected Historical Consolidated
  Financial Information............   28
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........   31
Newcastle Investment Corp. ........   42
Our Manager and the Management
  Agreement........................   60
Management.........................   68
Certain Relationships and Related
  Party Transactions...............   72
Security Ownership of Certain
  Beneficial Owners and
  Management.......................   73
Description of Capital Stock.......   74
Shares Eligible for Future Sale....   80
Important Provisions of Maryland
  Law and of our Charter and
  Bylaws...........................   82
Federal Income Tax
  Considerations...................   85
ERISA Considerations...............  100
Underwriting.......................  103
Legal Matters......................  105
Experts............................  105
Where You Can Find More
  Information......................  106
Index to Financial Statements......  F-1


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                       [NEWCASTLE INVESTMENT CORP. LOGO]

                                   NEWCASTLE
                                INVESTMENT CORP.
                                4,400,000 SHARES

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------
                            BEAR, STEARNS & CO. INC.

                                LEHMAN BROTHERS

                         BANC OF AMERICA SECURITIES LLC

                           U.S. BANCORP PIPER JAFFRAY
                                          , 2002
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered.

Securities and Exchange Commission registration fee.........  $   28,750
National Association of Securities Dealers, Inc. and Blue
  Sky Registration Fees.....................................      12,500
Printing and engraving expenses.............................     125,000
Legal Fees and Expenses.....................................   1,200,000
Accounting Fees and Expenses................................     600,000
Miscellaneous...............................................      33,750
                                                              ----------
          Total.............................................  $2,000,000
                                                              ==========

ITEM 32.  SALES TO SPECIAL PARTIES.

     See Item 33.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES

     On June 30, 2000, we issued 2,370,516 shares of Series A Cumulative Convertible Preferred Stock to certain of our existing stockholders in exchange for an aggregate of 2,206,434 shares of our common stock. The exchange was exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

     In May 1999, we, through a special purpose subsidiary, Government Lease Trust (formed by Fortress GSA Securities L.L.C.), issued approximately $400 million face amount of securities in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

     In July 1999, we, through special purpose subsidiaries, Fortress CBO Investments I, Limited, and Fortress CBO Investments I Corp., issued approximately $500 million of collateralized bond obligations in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A and Regulation S thereunder to qualified institutional buyers and persons outside the United States.

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Company's Charter contains such a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

     The Charter authorizes the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Bylaws obligate the Company, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of the Company and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company.

     Maryland law requires a corporation (unless its charter provides otherwise, which the Company's charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

     Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

     (a) The following financial statements are being filed as part of this Registration Statement:

        Newcastle Investment Corp. (formerly Fortress Investment Corp.) and Subsidiaries Consolidated Financial Statements for the Years Ended December 31, 2000 and 1999, the period from May 11, 1998 (Date of Formation) to December 31, 1998, and the nine months period ended September 30, 2001.

     (b) The following is a list of exhibits filed as part of this Registration Statement.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
   1.1    Form of Underwriting Agreement*
   3.1    Amended Articles of Incorporation of the Registrant*
   3.2    Amended By-laws of the Registrant*
   4.1    Form of Certificate for common stock*
   4.2    Rights Agreement between the Registrant and American Stock
          Transfer & Trust Company, as Rights Agent*
   5.1    Opinion of Piper Marbury Rudnick & Wolfe LLP relating to the legality of the common stock*
   8.1    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  10.1    Amended and Restated Management and Advisory Agreement,
          dated as of June 10, 1998, as amended and restated as of
          February   , 2002 by and among the Registrant, Fortress
          Partners, L.P. and Fortress Investment Group LLC*
  10.2    Amended and Restated Agreement of Limited Partnership of
          Fortress Partners L.P.*
  10.3    Limited Liability Company Agreement of Fortress Investment
          Group LLC, dated February 6, 1998*
  10.4    Investment Guidelines*
  10.5    Newcastle Investment Corp. Nonqualified Stock Option and
          Incentive Award Plan*
  10.6    Subscription Agreement dated as of November 23, 1999,
          between the Registrant and Fortress Investment Fund LLC*
  10.7    Form of Stock Option Agreement*
  21.1    Subsidiaries of the Registrant*
  23.1    Consent of Deloitte & Touche LLP
  23.2    Consent of Ernst & Young LLP
  23.3    Consent of Piper Marbury Rudnick & Wolfe LLP (contained in
          Exhibit 5.1)
  23.4    Consent of Skadden, Arps, Slate, Meagher & Flom LLP
          (contained in Exhibit 8.1)
  24.1    Power of Attorney*


---------------

* Previously filed.

ITEM 37.  UNDERTAKINGS.

          (a) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes that:

             (i) The undersigned registrant hereby undertakes that:

                (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                (2) For the purposes determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 15, 2002.


                                  NEWCASTLE INVESTMENT CORP.

                                  By:             /s/ WESLEY R. EDENS
                                       -----------------------------------------
                                       Name:  Wesley R. Edens
                                       Title: Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                    SIGNATURE                                     TITLE                       DATE
                    ---------                                     -----                       ----

               /s/ WESLEY R. EDENS                     Chief Executive Officer and      February 15, 2002
 ------------------------------------------------         Chairman of the Board
                 Wesley R. Edens


               /s/ KENNETH M. RIIS                              President               February 15, 2002
 ------------------------------------------------
                 Kenneth M. Riis


              /s/ GREGORY F. HUGHES                      Chief Financial Officer        February 15, 2002
 ------------------------------------------------        (Principal Financial and
                Gregory F. Hughes                          Accounting Officer)


                        *                                        Director               February 15, 2002
 ------------------------------------------------
                  Mark H. Burton


                        *                                        Director               February 15, 2002
 ------------------------------------------------
               Stuart A. McFarland


                                                                 Director
 ------------------------------------------------
                  David J. Grain


            *By:/s/ RANDAL A. NARDONE                                                   February 15, 2002
 ------------------------------------------------
                 Attorney-in-Fact